Exhibit 10.18

AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT

Dated as of July 26, 2013,

among

BELFAST OPERATIONS, LLC; FARMINGTON OPERATIONS, LLC; FALMOUTH OPERATIONS, LLC; WESTBROOK OPERATIONS, LLC; SKOWHEGAN SNF OPERATIONS, LLC; LEWISTON OPERATIONS, LLC; WATERVILLE SNF OPERATIONS LLC; KENNEBUNK OPERATIONS, LLC; CAMDEN OPERATIONS, LLC; ORONO OPERATIONS, LLC; SCARBOROUGH OPERATIONS, LLC; GENESIS HEALTHCARE OF MAINE, LLC, ONE PRICE DRIVE OPERATIONS LLC, and the other entities listed on Annex A collectively, as Borrowers

GENESIS HEALTHCARE LLC, GHC HOLDINGS LLC, SUNBRIDGE HEALTHCARE, LLC, SUN HEALTHCARE GROUP, INC., and GHC HOLDINGS II LLC, collectively,

as Guarantors

and

THE LENDERS PARTY HERETO

and

GENERAL ELECTRIC CAPITAL CORPORATION,
as Administrative Agent and Collateral Agent

i

Annexes

Annex I	Borrowers
Annex II	Organizational Chart

Exhibits

Exhibit A	Assignment Agreement
Exhibit B	Note
Exhibit C	Notice of Borrowing
Exhibit D	[Reserved]
Exhibit E	[Reserved]
Exhibit F	Notice of Conversion
Exhibit G	Compliance Certificate
Exhibit H	Guaranty Agreement
Exhibit I	Borrowing Base Certificate
Exhibit J	[Reserved]
Exhibit K	[Reserved]
Exhibit L	Non-U.S. Lender Tax Statement
Exhibit M	Intercompany Promissory Note

Schedules

Schedule I	Revolving Credit Commitments
Schedule 1.1A	Approved Insurers
Schedule 4.1	Corporate Existence, Compliance with Law, Licensing Matters
Schedule 4.1(e)	Violations, Deficiencies, Enforcement Actions and Proceedings by Governmental Authorities
Schedule 4.2	Required Permits, Notices or Consents

v

Schedule 4.7	Litigation
Schedule 4.8	Taxes
Schedule 4.12	Collective Bargaining Agreements
Schedule 4.13(a)	ERISA
Schedule 4.13(b)	Foreign Pension Plans
Schedule 4.16	Title; Real Property; Facility Type
Schedule 4.21	Insurance
Schedule 4.23	Security Documents
Schedule 7.2	Provider Payment and Reimbursements Programs; Licenses
Schedule 7.9	Post-Closing Obligations
Schedule 7.10	Non-Borrower Subsidiaries
Schedule 7.11	Deposit Accounts
Schedule 8.1	Permitted Indebtedness
Schedule 8.2	Permitted Liens
Schedule 8.4	Permitted Existing Investments
Schedule 8.9	Agreement with Affiliates

THIS AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT, dated as of July 26, 2013, is entered into by and among, each of BELFAST OPERATIONS, LLC, a Maine limited liability company, FARMINGTON OPERATIONS, LLC, a Maine limited liability company, FALMOUTH OPERATIONS, LLC, a Maine limited liability company, WESTBROOK OPERATIONS, LLC, a Maine limited liability company, SKOWHEGAN SNF OPERATIONS, LLC, a Maine limited liability company, LEWISTON OPERATIONS, LLC, a Maine limited liability company, WATERVILLE SNF OPERATIONS LLC, a Maine limited liability company, KENNEBUNK OPERATIONS, LLC, a Maine limited liability company, CAMDEN OPERATIONS, LLC, a Maine limited liability company, ORONO OPERATIONS, LLC, a Maine limited liability company, SCARBOROUGH OPERATIONS, LLC, a Maine limited liability company, GENESIS HEALTHCARE OF MAINE, LLC, a Maine limited liability company (each an “Existing Borrower” and, collectively, “Existing Borrowers”), the other entities listed on Annex I (each a “New Borrower” and, collectively, “New Borrowers”) and each Person becoming a party hereto in accordance with Section 7.10 (together with Existing Borrowers and New Borrowers, each a “Borrower” and, collectively, “Borrowers”), GENESIS HEALTHCARE LLC, and GHC HOLDINGS LLC (each an “Existing Guarantor” and, collectively, “Existing Guarantors”), SUNBRIDGE HEALTHCARE, LLC, a New Mexico limited liability company (“SunBridge Healthcare”), SUN HEALTHCARE GROUP, INC., a Delaware corporation (“Sun”), GHC HOLDINGS II LLC, a Delaware limited liability company (“GHCH II”) (each of SunBridge, Sun and GHCH II, a “New Guarantor” and, collectively, “New Guarantors”) and each Person, if any, becoming a party hereto as a guarantor (together with Existing Guarantors and the New Guarantors, each a “Guarantor” and, collectively, “Guarantors”), certain financial institutions from time to time party hereto (as defined below, collectively, “Lenders”) and GENERAL ELECTRIC CAPITAL CORPORATION (“GECC”), as Administrative Agent and Collateral Agent for the Lenders (in such capacity, and together with its successors and permitted assigns, “Administrative Agent”).

WHEREAS, Existing Borrowers, Existing Guarantors, GECC, and Administrative Agent are parties to that certain Revolving Credit Agreement, dated as of March 29, 2012, the “Original Credit Agreement”), pursuant to which Administrative Agent and Lenders agreed to make certain advances and other financial accommodations to Borrowers;

WHEREAS, certain Affiliates of Borrowers are parties to that certain Second Amended and Restated Credit Agreement, dated as of December 3, 2012, by and among Genesis HealthCare LLC and certain of its direct and indirect subsidiaries party thereto, as borrowers, certain guarantors party thereto, GECC, as administrative agent and collateral agent, and GECC and other financial institutions party thereto, as lenders, and certain other entities party thereto as L/C Issuers (as defined therein), as such may be amended, restated, replaced or otherwise modified from time to time (the “ABL Credit Agreement”);

WHEREAS, in connection with the continued working capital and other needs of Existing Borrowers, New Borrowers and the other Borrowers from time to time party hereto, Borrowers and the other Loan Parties have requested, among other things, that Administrative Agent and Lenders increase the Revolving Credit Commitment and amend certain other covenants and provisions of the Original Credit Agreement; and

WHEREAS, Administrative Agent and Lenders have agreed to the requests of Borrowers and the other Loan Parties on the terms and conditions set forth herein and in the other Loan Documents.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1
DEFINITIONS, INTERPRETATION AND ACCOUNTING TERMS

Section 1.1                                    Defined Terms.  As used in this Agreement, the following terms have the following meanings:

“ABL Credit Agreement” has the meaning specified in the recitals to this Agreement.

“Account” means any right to payment of a monetary obligation, whether or not earned by performance, including, but not limited to, the right to payment for goods sold or leased or for services rendered, whether or not such right is evidenced by an Instrument or Chattel Paper, and right to payment of management fees.  Without limiting the generality of the foregoing, the term “Account” shall further include all “accounts” (as that term is defined in the UCC), all accounts receivable, all “health-care-insurance receivables” (as that term is defined in the UCC), all “payment intangibles” (as that term is defined in the UCC) and all other rights to payment of every kind and description, whether or not earned by performance.

“Account Debtor” means any Person obligated on any Account of any Borrower, including an Account Debtor that is Medicaid, Medicare or TRICARE.

“Administrative Agent” has the meaning specified in the preamble to this Agreement.

“Administrative Loan Party” means GHLLC.

“Affected Lender” has the meaning specified in Section 2.18(a).

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person.  No Secured Party shall be an Affiliate of any Borrower nor shall any Secured Party be deemed to be an “Affiliate” of any Loan Party solely by virtue of being a “Lender” or “Secured Party” under this Agreement.  For purpose of this definition, “control” means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Agent Collection Account” has the meaning specified in Section 7.12(b).

“Agreement” means this Amended and Restated Revolving Credit Agreement, as it may be amended, restated, replaced or otherwise modified from time to time.

“Allocable Share” means, with respect to each Borrower, the percentage obtained by multiplying (i) the aggregate Revolving Credit Commitments as of any date of determination by (ii) the ratio of the revenue attributable to such Borrower to Consolidated revenue.

“Anti-Terrorism Laws” has the meaning specified in Section 4.18.

“Applicable Indebtedness” has the meaning specified in the definition of “Weighted Average Life to Maturity”.

“Applicable Margin” means either the Applicable Margin — Base Rate Loan or the Applicable Margin — Revolving Credit LIBOR Loan.

“Applicable Margin — Base Rate Loan” means, with respect to each Loan that is a Base Rate Loan, 3.0% per annum.

“Applicable Margin — Revolving Credit LIBOR Loan” means, with respect to Revolving Credit Loan that is a LIBOR Rate Loan:

Revolving Credit Outstandings	Applicable Margin
Greater than 75% of Revolving Credit Commitment	3.25%
Less than or equal to 75% of Revolving Credit Commitment and greater than 50% of Revolving Credit Commitment	3.0%
Less than or equal to 50% of Revolving Credit Commitment	2.75%

“Approved Fund” means any Person (other than a natural Person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) (i) an entity or an Affiliate of an entity that administers or manages a Lender or (ii) an entity or an Affiliate of an entity that is the investment advisor to a Lender.

“Approved Insurer” means each Person identified on Schedule 1.1A and any Insurer (other than Medicaid, Medicare or TRICARE) as may be approved by Administrative Agent from time to time in its sole discretion.

“Assignment” means an assignment agreement entered into by a Lender, as assignor, and any Person, as assignee, pursuant to the terms and provisions of Section 11.2 (with the consent of any party whose consent is required by Section 11.2), accepted by Administrative Agent, in substantially the form of Exhibit A, or any other form approved by Administrative Agent.

“Bankruptcy Code” means the Federal Bankruptcy Reform Act of 1978 (11 U.S.C. §101, et seq.), as amended and in effect from time to time and the regulations issued from time to time thereunder.

“Base Rate” means, for any day, a rate per annum equal to the highest of (a) the rate last quoted by The Wall Street Journal as the “Prime Rate” in the United States or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by Administrative Agent) or any similar release by the Federal Reserve Board (as determined by Administrative Agent), (b) the sum of 3.0% per annum and the Federal Funds Rate, and (c) the sum of (x) the LIBOR Rate, as defined herein, calculated for each such day based on an Interest Period of one (1) month determined two (2) Business Days prior to such day, plus (y) the excess of the Applicable Margin — Revolving Credit LIBOR Loan over the Applicable Margin — Base Rate Loan, in each instance, as of such day.  Any change in the Base Rate due to a change in any of the foregoing shall be effective on the effective date of such change in the “Prime Rate”, the “bank prime loan” rate, the Federal Funds Rate, or the LIBOR Rate for an Interest Period of one (1) month.

“Base Rate Loan” means any Loan that bears interest based on the Base Rate.

“Benefit Plan” means any employee benefit plan as defined in Section 3(3) of ERISA (whether governed by the laws of the United States or otherwise), other than a Foreign Pension Plan or Multiemployer Plan, to which any Loan Party incurs or otherwise has any obligation or liability, contingent or otherwise.

“Borrowers” has the meaning specified in the preamble to this Agreement.

“Borrowing” means a borrowing consisting of Loans made in the Revolving Credit Facility on the same day by the Lenders according to their respective Revolving Credit Commitments under the Revolving Credit Facility.

“Borrowing Availability” means as of any date of determination the lesser of (i) the aggregate Revolving Credit Commitment of all Lenders and (ii) the Borrowing Base, in each case, less the sum of the Revolving Credit Outstandings.

“Borrowing Base” means, as of any date of calculation, 85% of the Eligible Accounts; provided, however, based on the analysis of facts or events first occurring or discovered by Administrative Agent after the Closing Date, Administrative Agent, in its reasonable credit judgment consistent with its underwriting and general business practices, may from time to time (i) adjust the Borrowing Base by applying percentages (known as “liquidity factors”) to Eligible Accounts by payor class based upon Borrowers’ actual recent collection history for each such payor class (i.e., Medicaid, Medicare, commercial insurance, etc.) in a manner consistent with Administrative Agent’s underwriting practices and procedures and (ii) further reduce the Borrowing Base by such reserves as Administrative Agent deems reasonably appropriate, including reserves for potential future exposure under Secured Hedge Agreements and to reflect historically recurring declines, or projected declines, in the amount of Eligible Accounts, and reserves with respect to all recoupments and overpayments; provided, further, that the Borrowing Base shall not include Eligible Accounts related to any Loan Party (i) that became a Borrower pursuant to Section 7.10 and which the Administrative Agent has determined in its sole discretion to exclude from the calculation of the Borrowing Base or (ii) against which a case or proceeding referred to in Section 9.1(g) or (h) have been instituted.  In the event of any occurrence requiring notice under clause (e) of Section 6.2, Administrative Agent may immediately require the establishment of reserves that, in its sole credit judgment, are necessary to offset any loss of Eligible Accounts related to such closing in respect of such Facility.  Any such change shall become immediately effective following notice of such change; provided, however, to the extent that the establishment of such reserve will result in an Overadvance, Administrative Agent shall not establish such reserve without at least ten (10) Business Days prior notice to Borrowers.

“Borrowing Base Certificate” means a certificate substantially in the form of Exhibit I.

“Business” means the business and any services, activities or businesses incidental or directly related or similar or complementary to any business or line of business engaged in by the Borrowers or any business or business activity that is a reasonable extension, development or expansion thereof or ancillary thereto.

“Business Day” means any day of the year that is not a Saturday, Sunday or a day on which banks are required or authorized to close in New York City and, when determined in connection with notices and determinations in respect of any LIBOR Rate or LIBOR Rate Loan or any funding, conversion, continuation, Interest Period or payment of any LIBOR Rate Loan, that is also a day on which dealings in Dollar deposits are carried on in the London interbank market.

“Capital Expenditures” means, with respect to any Person for any period, the additions to property, plant and equipment and other capital expenditures of such Person that are (or should be) set forth in a Consolidated statement of cash flows of HUD Consolidated Group for such period prepared in accordance with GAAP, but excluding (i) any such expenditure made to restore, replace or rebuild property to the condition of such property immediately prior to any damage, loss, destruction or condemnation of such property, to the extent such expenditure is made with insurance proceeds, condemnation awards or damage recovery proceeds relating to any such damage, loss, destruction or condemnation, (ii) any such expenditure to the extent that proceeds of asset sales, debt financings or lease financings are used to make such expenditure, (iii) the purchase price of assets purchased during such period to the extent the consideration therefor consists of any combination of (A) assets traded in at the time of such purchase and (B) the proceeds of a concurrent sale of assets, in each case in the ordinary course of business, (iv) cash expenditures which constitute consideration paid in connection with an acquisition, as approved by the Administrative Agent in its sole discretion, consummated during such period, (v) any such expenditures made with the proceeds of any Excluded Issuance or the incurrence of any Indebtedness permitted under this Agreement, (vi) expenditures constituting interest capitalized during such period, and (vii) expenditures that are accounted for as capital expenditures of such Person and that actually are paid for by a third-party and for which no Loan Party has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such third-party or any other Person.

“Capital Lease Obligations” means, at any time, as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or tangible personal property, or a combination thereof, to the extent such obligations are required to be classified and accounted for as capital leases or similar lease financing obligations on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP; provided that, notwithstanding the foregoing, in no event will any lease that would have been categorized as an operating lease as determined in accordance with GAAP as of the Closing Date, be considered a capital lease for purposes of this definition as a result of any changes in GAAP subsequent to the Closing Date.

“Cash Collateral Account” means a deposit account or securities account (including Controlled Deposit Accounts and Controlled Securities Accounts) in the name of a Borrower and under the sole control (as defined in the applicable UCC) of Administrative Agent and (a) in the case of a deposit account, from which such Borrower may not make withdrawals except as permitted by Administrative Agent and (b) in the case of a securities account, with respect to which Administrative Agent shall be the entitlement holder and the only Person authorized to give entitlement orders with respect thereto.

“Cash Equivalents” means (a) any readily-marketable securities (i) issued by, or directly, unconditionally and fully guaranteed or insured by the United States federal government or (ii) issued by any agency or instrumentality of the United States federal government the obligations of which are fully backed by the full faith and credit of the United States federal government, (b) any readily-marketable direct obligations issued by any other agency of the United States federal government, any state of the United States or any political subdivision of any such state or any public instrumentality thereof, in each case having a rating of at least “A-2” from S&P or at least “P-2” from Moody’s, (c) any commercial paper rated at least “A-2” by S&P or “P-2” by Moody’s and issued by any Person organized under the laws of any state of the United States, (d) any Dollar-denominated time deposit, insured certificate of deposit, overnight bank deposit or bankers’ acceptance issued or accepted by (i) any Lender or (ii) any commercial bank that is (A) organized under the laws of the United States, any state thereof or the District of Columbia, (B) “adequately capitalized” (as defined in the regulations of its primary federal banking regulators) and (C) has Tier 1 capital (as defined in such regulations) in excess of $250,000,000 and (e) shares of any United States money market fund that (i) has substantially all of its assets invested continuously in the types of investments referred to in clause (a), (b), (c) or (d) above with maturities as set forth in the proviso below, (ii) has net assets in excess of $500,000,000 and (iii) has obtained from either S&P or Moody’s the highest rating obtainable for money market funds in the United States; provided, however, that the maturities of all obligations specified in any of clauses (a), (b), (c) and (d) above shall not exceed 365 days.

“Cash Management Document” means any certificate, agreement or other document executed by the Borrowers in respect of the Cash Management Obligations of the Borrowers.

“Cash Management Obligation” means, with respect to the Borrowers, any direct or indirect liability, contingent or otherwise, of any such Person in respect of cash management services (including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements) provided by the Administrative Agent, any Lender or any Affiliate of any of them, including obligations for the payment of fees, interest, charges, expenses, attorneys’ fees and disbursements in connection therewith.

“Change of Control” means that (i) GHLLC shall cease to own, directly or indirectly, 100% of the Equity Interests of GHC Holdings LLC, (ii) GHLLC shall cease to own, directly or indirectly, 100% of the Equity Interests of Borrowers; (iii) the Equity Interests of any Borrower shall ceased to be 100% directly owned by a Guarantor or (iv) a “change of control” or similar concept under the ABL Credit Agreement or any Master Lease shall have occurred.

“Closing Date” means July 26, 2013.

“CMS Bulletin” has the meaning specified in Section 7.12(a)(iii).

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Collateral” has the meaning specified therefor in the Security Agreement.

“Compliance Certificate” means a certificate substantially in the form of Exhibit G.

“Concentration Account” has the meaning specified in Section 7.12(a)(i)(B).

“Concentration Account Collecting Bank” has the meaning specified in Section 7.12(a)(i)(B).

“Consolidated” and “Consolidated Basis” means, with respect to any Person, the accounts or results of such Person and its Subsidiaries, consolidated in accordance with GAAP, excluding the revenues, expenses, assets and liabilities of variable interest entities having indebtedness that is non-recourse to such Person.

“Consolidated Cash Interest Expense” means, for any period, the Consolidated Interest Expense for such period minus the sum of, in each case to the extent included in the definition of Consolidated Interest Expense, (a) the amortized amount of debt discount and debt issuance costs (including, without limitation, amortization of financing fees and expenses paid in connection with the transactions contemplated by the Loan Documents), (b) interest payable in evidences of Indebtedness or by addition to the principal of the related Indebtedness and (c) other non-cash interest.

“Consolidated EBITDA” means, with respect to any Person, for any measurement period, Consolidated Net Income for such period plus without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of (i) Consolidated Interest Expense for such period, plus (ii) Consolidated income tax expense for such period, plus (iii) all amounts attributable to the amount of the provision for depreciation and amortization, plus (iv) the amount of any non-cash charges (other than the write-down of current assets), plus (v) the amount of any loss from unusual or extraordinary items in excess of $100,000, including any related management incentive or stay-pay plans in place as of the Closing Date, any restructuring charges and any other non-recurring loss not to exceed $500,000 in the aggregate for this clause (v) for any period.

“Consolidated EBITDAR” means, with respect to any Person, for any measurement period, Consolidated EBITDA for such period plus, to the extent deducted in determining Consolidated EBITDA such period, without duplication, Consolidated Rental Expense.

“Consolidated Fixed Charge Coverage Ratio” means, with respect to any Person for any measurement period, the ratio of Consolidated EBITDAR for such period to Consolidated Fixed Charges for the four Fiscal Quarter periods ending on such date calculated on a Pro Forma Basis.

“Consolidated Fixed Charges” means, with respect to any Person, for any measurement period, the sum, without duplication, of Consolidated Cash Interest Expense and Consolidated Rental Expense for such period.

“Consolidated Interest Expense” means, with respect to any Person, for any measurement period, the sum, determined on a Consolidated Basis without duplication, of (a) the interest expense (including imputed interest expense in respect of Capital Lease Obligations (other than Real Property Financing Obligations)) of such Person and its Subsidiaries for such period, plus (b) any interest accrued during such period in respect of Indebtedness of such Person and its Subsidiaries that is required to be capitalized rather than included in Consolidated Interest Expense for such period in accordance with GAAP; provided that Consolidated Interest Expense for any period ending on any day prior to the first anniversary of the Closing Date shall be deemed equal to the product of (i) Consolidated Interest Expense computed in accordance with the requirements of this definition for the period from and including the Closing Date to and including such day by (ii) a fraction, the numerator of which is the number of days from and including the Closing Date to and including such day and the denominator of which is 365.

“Consolidated Net Income” means, with respect to any Person, for any measurement period, the Net Income or loss of such Person and its Subsidiaries for such period determined on a Consolidated Basis; provided that there shall be excluded, without duplication, (a) the income of such Person and its Subsidiaries to the extent that the declaration or payment of dividends or similar distributions by such Person and its Subsidiaries of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, statute, rule or governmental regulation applicable to such Person and its Subsidiaries), (b) the income or loss of such Person and its Subsidiaries accrued prior to the date such Person becomes a Borrower or is merged into or consolidated with any of the Borrowers or the date that such Person’s assets are acquired by any of the Borrowers, (c) any gains or losses attributable to sales of assets outside of the ordinary course of business, (d) earnings (or losses) resulting from any reappraisal, revaluation or write-up (or write-down) of assets (other than current assets), (e) unrealized gains and losses with respect to Hedge Agreements or other derivative instruments for such period, and (f) any gains or losses relating to discontinued operations; provided further that the Net Income of any Person in which any other Person (other than the Borrowers or any director or foreign national holding qualifying shares in accordance with applicable law) has a joint interest shall be included in Consolidated Net Income only to the extent of the percentage interest of such Person owned by the Loan Parties.  In addition, to the extent not already included in Consolidated Net Income, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall include (i) any expenses and charges that are reimbursed by indemnification or other reimbursement provisions in connection with any

Investment or any Transfer permitted hereunder and (ii) to the extent covered by insurance and actually reimbursed, expenses with respect to liability or casualty events or business interruption.

“Consolidated Rental Expense” means, with respect to any Person, for any measurement period, the total rental expense for operating leases and Real Property Financing Obligations of such Person and its Subsidiaries (regardless of the accounting treatment thereof), determined on a Consolidated Basis for such period and adjusted, for avoidance of doubt, to exclude the non-cash impact resulting from the straight-lining of rents.

“Constituent Documents” means, with respect to any Person, collectively and, in each case, together with any modification of any term thereof, (a) the articles of incorporation, certificate of incorporation, constitution or certificate of formation of such Person, (b) the bylaws, operating agreement or joint venture agreement of such Person, (c) any other constitutive, organizational or governing document of such Person, whether or not equivalent, and (d) any other document setting forth the manner of election or duties of the directors, officers or managing members of such Person or the designation, amount or relative rights, limitations and preferences of any Equity Interests of such Person.

“Contractual Obligation” means, with respect to any Person, any provision of any Security issued by such Person or of any agreement, instrument or other undertaking (other than a Loan Document) to which such Person is a party or by which it or any of its Property is bound.

“Control Agreement” means, with respect to any deposit account, any securities account, commodity account, securities entitlement or commodity contract, an agreement, in form and substance satisfactory to Administrative Agent, among Administrative Agent, the financial institution or other Person at which such account is maintained or with which such entitlement or contract is carried and the Loan Party maintaining such account, effective to grant “control” (as defined under the applicable UCC) over such account to Administrative Agent.

“Controlled Deposit Account” means each deposit account (including all funds on deposit therein) that is the subject of an effective Control Agreement and that is maintained by any Loan Party with a financial institution approved by Administrative Agent.

“Controlled Securities Account” means each securities account or commodity account (including all financial assets held therein and all certificates and instruments, if any, representing or evidencing such financial assets) that is the subject of an effective Control Agreement and that is maintained by any Loan Party with a securities intermediary or commodity intermediary approved by Administrative Agent.

“Curable Period” has the meaning specified in Section 5.6(a).

“Cure Amount” has the meaning specified in Section 5.6(a).

“Cure Right” has the meaning specified in Section 5.6(a).

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any Event of Default and any event that, with the passing of time or the giving of notice or both, would become an Event of Default.

“Defaulting Borrower” has the meaning specified in Section 2.19(b).

“Defaulting Lender” means, subject to Section 2.22(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and Administrative Loan Party in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) has notified the Administrative Agent and Administrative Loan Party in writing that it does not intend to comply with such Lender’s funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lenders’ obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or Administrative Loan Party, to confirm in writing to the Administrative Agent and Administrative Loan Party that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and Administrative Loan Party), or (d) after the Closing Date, has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other federal or state regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in such Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.22(b)) upon delivery of written notice of such determination to Administrative Loan Party and each Lender.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is the subject of any Sanction.

“Disbursement Operating Account Collecting Bank” has the meaning specified in Section 7.12(a)(i)(C).

“Disbursement Operating Account” has the meaning specified in Section 7.12(a)(i)(C).

“Disclosure Documents” means, collectively, (a) all confidential information memoranda and related materials prepared in connection with the syndication of the Revolving Credit Facilities and approved by Borrower, which approval shall not be unreasonably withheld, conditioned or delayed, and (b) all other documents filed by any Loan Party with the SEC.

“Disqualified Capital Stock” means any Equity Interest or Equity Equivalent that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable (other than solely for Equity Interests or Equity Equivalents that do not qualify as “Disqualified Capital Stock”), pursuant to a sinking fund obligation or otherwise (except as the result of a Change of Control or asset sale so long as any rights of the holders thereof upon the occurrence of a Change of Control or asset sale event shall be subject to the prior repayment in full of the Loans and all Obligations that are accrued and payable and the termination of the Revolving Credit Commitments), or is redeemable at the option of the holder thereof, in whole or in part (other than solely for Equity Interests or Equity Equivalents that do not qualify as “Disqualified Capital Stock”), or requires the payment of any cash dividend or any other scheduled payment constituting a return of capital, in each case at any time on or prior to the date that is 91 days after the Scheduled Revolving Credit Termination Date, or (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Equity Interest or Equity Equivalent referred to in clause (a) above, in each case at any time prior to the date that is 91 days after the Scheduled Revolving Credit Termination Date; provided that if such Equity Interest or Equity Equivalent is issued to any plan for the benefit of employees of the Loan Parties or by any such plan to such employees, such Equity Interest or Equity Equivalent shall not constitute Disqualified Capital Stock solely because it may be required to be repurchased by the Loan Parties in order to satisfy applicable statutory or regulatory obligations; provided, further, that any Equity Interest or Equity Equivalent held by any present or former officers, consultants, directors or employees (and their spouses, former spouses, heirs, estates and assigns) of the Loan Parties upon the death, disability, engaging in competitive activity or termination of employment of such officer, director, consultant or employee or pursuant to any equity subscription, shareholder, employment or other agreement shall not constitute Disqualified Capital Stock solely because it may be required to be repurchased by the Loan Parties.

“Dollars” and the sign “$” each mean the lawful money of the United States of America.

“Electronic Transmission” means each document, instruction, authorization, file, information and any other communication transmitted, posted or otherwise made or communicated by e-mail or E-Fax, or otherwise to or from an E-System or other equivalent service.

“Eligible Account” means an Account of any Borrower generated in the ordinary course of such Borrower’s business from the sale of goods or rendering of Medical Services to a Patient, that is due in its entirety by an Account Debtor that is Medicaid, Medicare, TRICARE or an Approved Insurer under a Third Party Payor Program or certain individuals and that Administrative Agent, in its reasonable credit judgment, deems to be an Eligible Account.  Without limiting the generality of the foregoing, no Account shall be an Eligible Account if:

(i)                                     the Account or any portion of the Account is payable by an individual beneficiary, recipient or subscriber individually and not directly to a Borrower by an Account Debtor that is Medicaid, Medicare, TRICARE or an Approved Insurer under a Third Party Payor Program;

(ii)                                  the Account remains unpaid (A) with respect to Accounts for which Medicaid approval is being sought, but for which Medicaid has not finally approved coverage, more than 90 days past the claim or invoice date (but in no event more than 105 days after the applicable Medical Services have been rendered), or (B) with respect to all other Accounts, more than 150 days past the claim or invoice date (but in no event more than 165 days after the applicable Medical Services have been rendered);

(iii)                               the Account is subject to any defense, set-off (in respect of a liquidated amount), counterclaim, deduction, discount, credit, chargeback, freight claim, allowance, right of recoupment, or adjustment of any kind but only to the extent thereof;

(iv)                              if the Account arises from the performance of Medical Services, the Medical Services have not actually been performed, the Medical Services were undertaken in violation of any law, or the Medical Services were performed at a Facility (A) where outstanding Medicare or Medicaid survey deficiencies at Level G, H, I, J, K, L or worse have been outstanding for a period of greater than six (6) months or have resulted in the imposition by Centers for Medicare & Medicaid Services or the applicable state survey agency of sanctions in the form of a program termination, temporary management, denial of payment for new admissions as a result of Medicare or Medicaid survey deficiencies, (B) where any Primary License related to such Facility has been and remains revoked, or (C) which has been, or is expected to be within 30 days of the date on which the relevant Borrowing Base Certificate is to be delivered, closed;

(v)                                 the Account is subject to a Lien (other than Liens in favor of the Administrative Agent or Liens that have been expressly subordinated to the Liens of the Administrative Agent);

(vi)                              the applicable Borrowers know or should have known of the bankruptcy, receivership, reorganization, or insolvency of the Account Debtor;

(vii)                           the Account is evidenced by chattel paper or an instrument of any kind, or has been reduced to judgment;

(viii)                        the Account Debtor has its principal place of business or executive office outside the United States or the Account is payable in a currency other than U.S. dollars;

(ix)                              the Account Debtor is an employee, agent, Affiliate or Subsidiary of a Borrower;

(x)                                 more than 10% of the aggregate balance of all Accounts owing from the Account Debtor obligated on the Account are outstanding more than 150 days past the invoice date;

(xi)                              50% or more of the aggregate unpaid Accounts from any single Account Debtor are not deemed Eligible Accounts under this Agreement;

(xii)                           any covenant, representation or warranty contained in the Loan Documents with respect to such Account has been breached (it being understood that, for purposes of this definition, the words “to the best of Borrowers’ knowledge” shall be deemed excised);

(xiii)                        the Account is not paid directly to or collected directly or indirectly in the Concentration Account;

(xiv)                       the Account is not subject to a valid and perfected first priority Lien in favor of Administrative Agent for the benefit of the Secured Parties;

(xv)                          the applicable Borrower is not able to bring suit or otherwise enforce its remedies against the Account Debtor with respect to the Account through the judicial process in the Account Debtor’s jurisdiction due to failure of such Borrower to be qualified to conduct business in such jurisdiction, failure to file any notice of business of activities report or otherwise;

(xvi)                       Accounts for which an invoice has not been sent to the applicable Account Debtor in respect of such Account, in the form otherwise required by such Account Debtor;

(xvii)                    [Reserved;] or

(xviii)                 the Account fails to meet such other reasonable specifications and requirements which may from time to time be established by Administrative Agent consistent with its reasonable credit judgment and consistent with its underwriting and general business practices following Administrative Agent’s analysis or audit; provided, that Administrative Agent shall provide notice to Borrowers of any such other specifications and requirements prior to implementation thereof, and such change shall not be effective until the date of delivery of the next Borrowing Base Certificate due after such notice.

“Environmental Claims” means any and all actions, suits, orders, decrees, demands, demand letters, claims, liens, notices of noncompliance, violation or potential responsibility or investigation (other than internal reports prepared by any of the Loan Parties (a) in the ordinary course of such Person’s business or (b) as required in connection with a financing transaction or an acquisition or Transfer of real estate) or proceedings pursuant to or in connection with any Environmental Law or any permit issued, or any approval given, under any such Environmental Law (hereinafter, “Claims”), including, without limitation, (i) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, (ii) any and all Claims by any third-party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief relating to the presence, release or threatened release of Hazardous Materials or arising from alleged injury or threat of injury to health or safety (to the extent relating to human exposure to Hazardous Materials) or the environment including, without limitation, ambient air, surface water, groundwater, land surface and subsurface strata and natural resources such as wetlands, and (iii) any and all Claims by any third-party regarding environmental liabilities or obligations assumed or assigned by contract or operation of law.

“Environmental Indemnity” means that certain Amended and Restated Environmental Indemnity Agreement, dated as of the Closing Date, as it may be further supplemented, amended, restated, replaced or otherwise modified from time to time in connection with this Agreement, pursuant to which Loan Parties indemnify Administrative Agent and Lenders for any Environmental Liability.

“Environmental Laws” means each applicable federal, state, foreign or local statute, law, rule, regulation, ordinance, code and rule of common law now or hereafter in effect and in each case as amended, and any binding judicial or administrative interpretation thereof, including any binding judicial or administrative order, consent decree or judgment, relating to pollution, the protection of the environment, including, without limitation, ambient air, surface water, groundwater, land surface and subsurface strata and natural resources such as wetlands, or human health or safety (to the extent relating to human exposure to Hazardous Materials).

“Environmental Liabilities” means all Liabilities (including costs of Remedial Actions, natural resource damages and costs and expenses of investigation and feasibility studies) that may be imposed on, incurred by or asserted against any Borrower as a result of, or related to, any Environmental Claim and resulting from the ownership, lease, sublease or other operation or occupation of property by any Borrower, whether on, prior or after the Closing Date.

“Equity Equivalents” means all securities convertible into or exchangeable for Equity Interests or any other Equity Equivalent and all warrants, options or other rights to purchase, subscribe for or otherwise acquire any Equity Interests or any other Equity Equivalent, whether or not presently convertible, exchangeable or exercisable.

“Equity Interests” means all shares of capital stock (whether denominated as common stock or preferred stock), equity interests, beneficial, partnership or membership interests, joint venture interests, participations or other ownership or profit interests in or equivalents (regardless of how designated) of or in a Person (other than an individual), whether voting or non-voting.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means, collectively, any Loan Party, and any Person under common control, or treated as a single employer, with any Loan Party, within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“ERISA Event” means any of the following:  (a) a reportable event described in Section 4043(b) of ERISA or Section 4043(c) with respect to a Title IV Plan, other than an event for which the notice requirement has been duly waived under the applicable regulations, (b) the withdrawal of any ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA, (c) the complete or partial withdrawal of any ERISA Affiliate from any Multiemployer Plan, (d) with respect to any Multiemployer Plan, the filing of a notice of reorganization, insolvency or termination (or treatment of a plan amendment as termination) under Section 4041A of ERISA, (e) the filing of a notice of intent to terminate a Title IV Plan (or treatment of a plan amendment as termination) under Section 4041 of ERISA, (f) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC, (g) the failure to make any required contribution to any Title IV Plan or Multiemployer Plan when due, (h) the imposition of a lien under Section 412 of the Code or Section 302 or 4068 of ERISA on any property (or rights to property, whether real or personal) of any ERISA Affiliate, (i) the failure of a Multiemployer Plan, Benefit Plan or any trust thereunder intended to qualify for tax exempt status under Section 401 or 501 of the Code or other Requirements of Law to qualify thereunder, (j) any other event or condition that might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or for the imposition of any liability upon any ERISA Affiliate under Title IV of ERISA other than for PBGC premiums due but not delinquent and (k) the occurrence of a Foreign Benefit Event.

“E-Fax” means any system used to receive or transmit faxes electronically.

“E-Signature” means the process of attaching to or logically associating with an Electronic Transmission an electronic symbol, encryption, digital signature or process (including the name or an abbreviation of the name of the party transmitting the Electronic Transmission) with the intent to sign, authenticate or accept such Electronic Transmission.

“E-System” means any electronic system, including Intralinks® and CleraPar® and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by Administrative Agent, any of its Related Persons or any other Person, providing for access to data protected by passcodes or other security system.

“Event of Default” has the meaning specified in Section 9.1.

“Excluded Taxes” has the meaning specified in Section 2.17(a).

“Excluded Issuance” means a Qualified Equity Issuance (other than Qualified Equity Issuances utilized in connection with an exercise of the Borrowers’ Cure Right under Section 5.6(a)) to the extent the Net Cash Proceeds thereof shall be contributed, directly or indirectly, to the Borrowers; provided that the Net Cash Proceeds therefrom shall be reduced to the extent previously expended pursuant to clause (v) of the definition of “Capital Expenditures”, Section 8.4(k) and/or Section 8.9(b).

“Existing Borrowers” has the meaning specified in the recitals hereto.

“Facilities” means, collectively, each hospital, clinic, skilled nursing facility, assisted living facility, independent living facility or mental health facility (or state equivalent of such licensure categories) or other healthcare facility owned, leased or managed by the Borrowers or any of their Subsidiaries, as listed on Schedule 4.16 hereto.

“Facility Depository Banks” has the meaning specified in Section 7.12(a)(i)(A).

“Facility Lockbox Account” has the meaning specified in Section 7.12(a)(i)(A).

“Facility Lockbox Agreement” has the meaning specified in Section 7.12(a)(v)(B).

“FATCA” means Sections 1471 through 1474 of the Code (effective as of the Closing Date) (or any amended or successor version that is substantially comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight federal funds transactions with members of the United States Federal Reserve System arranged by federal funds brokers, as determined by Administrative Agent in its sole discretion.

“Federal Reserve Board” means the Board of Governors of the United States Federal Reserve System and any successor thereto.

“Fee Letter” means the letter agreement, dated as of the Closing Date, among Administrative Agent and the Borrowers; and each other letter agreement executed from time to time, as each may be amended, restated, revised, supplemented, replaced or otherwise modified from time to time, with respect to certain fees to be paid from time to time to Administrative Agent and its Related Persons.

“FHA Mortgagee” means a lender approved by the Federal Housing Administration to provide loans under HUD’s Section 232 program.

“Financial Condition Covenants” means the covenants set forth in Sections 5.1 and 5.2.

“Financial Cure Covenant” has the meaning specified in Section 5.6(a).

“Financial Statement” means each financial statement delivered pursuant to Section 6.1.

“Fiscal Quarter” means each three (3) fiscal month period ending on March 31, June 30, September 30 or December 31.

“Fiscal Year” means each 12 month period ending on December 31.

“Foreign Benefit Event” means with respect to any Foreign Pension Plan, (a) the failure of any such Foreign Pension Plan or any trust thereunder intended to qualify for tax exempt status under any Requirements of Law, (b) the existence of unfunded liabilities in excess of the amount permitted under any applicable law, (c) the failure to make the required contributions or payments under any applicable law on or before the due date for such contributions or payments, (d) the receipt of a notice by a Governmental Authority relating to its intention to terminate any such Foreign Pension Plan or to appoint a trustee or similar official to administer any such Foreign Pension Plan, or alleging the insolvency of any such Foreign Pension Plan, (e) the incurrence of any liability in excess of $1,000,000 by any Loan Party under applicable law on account of the complete or partial termination of such Foreign Pension Plan or the complete or partial withdrawal of any participating employer therein, or (f) the occurrence of any transaction that is prohibited under any applicable law and that could reasonably be expected to result in the incurrence of any liability by any Loan Party, or the imposition on any Loan Party of any fine, excise tax or penalty resulting from any noncompliance with any applicable law, in each case in excess of $1,000,000.

“Foreign Pension Plan” means any pension plan maintained outside the jurisdiction of the United States that under applicable law is required to be funded through a trust or other funding vehicle other than a trust or funding vehicle maintained exclusively by a Governmental Authority to which any Loan Party incurs or otherwise has any obligation or liability, contingent or otherwise.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time, set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants, in the statements and pronouncements of the Financial Accounting Standards Board and in such other statements by such other entity as may be in general use by significant segments of the accounting profession that are applicable to the circumstances as of the date of determination.  Subject to Section 1.3, all references to “GAAP” shall be to GAAP applied consistently with the principles used in the preparation of the Financial Statements.

“GECC” has the meaning specified in the preamble to this Agreement.

“Genesis Healthcare of Maine” means Genesis Healthcare of Maine, LLC.

“GHLLC” means Genesis Healthcare LLC.

“Government Receivables Deposit Account” means any deposit account into which payments from Medicaid, Medicare, TRICARE or other state or federal healthcare payor programs are deposited, or in which funds are deposited to provide credit support, ACH support or other reserves for Borrowers, which accounts shall include the following:

Account Name	Account Number	Depository Bank
Orono Operations LLC Govt Receipts	359681324745	KeyBank
Belfast Operations, LLC Govt. Receipts	359681324737	KeyBank
Farmington Operations LLC Govt. Receipts	359681324752	KeyBank
Falmouth Operations, LLC Govt. Receipts	359681324760	KeyBank
Westbrook	359681324778	KeyBank

Operations, LLC Govt. Receipts
Skowhegan SNF Operations LLC Govt. Receipts	359681324786	KeyBank
Lewiston Operations LLC Govt. Receipts	359681324794	KeyBank
Waterville SNF Operations LLC Govt. Receipts	359681324802	KeyBank
Kennebunk Operations LLC Govt. Receipts	359681324810	KeyBank
Camden Operations LLC Govt. Receipts	359681324828	KeyBank
Scarborough Operations LLC Govt. Receipts	359681324836	KeyBank
Genesis Healthcare of Maine, LLC Government Receipts Concentration	359681324711	KeyBank
One Price Drive Operations LLC Government Receipts Depository	9860581033	M&T Bank

“Governmental Authority” means any nation or government, any state, province or other political subdivision thereof and any governmental entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and, as to any Lender, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).

“Guarantee Obligation” as to any Person (the “guaranteeing person”), any obligation of the guaranteeing person guaranteeing or by which such Person becomes contingently liable for any Indebtedness, net worth, working capital earnings, leases, dividends or other distributions upon the stock or equity interests (other than Real Property Financing Obligations) (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any Property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase Property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or Transfer of assets or any Investment permitted under this Agreement.  The amount of any

Guarantee Obligation of any guaranteeing Person shall be deemed to be such guaranteeing Person’s maximum reasonably anticipated liability in respect thereof as determined by Borrowers in good faith.

“Guarantors” has the meaning specified in the preamble to this Agreement.

“Guaranty Agreement” means an amended and restated guaranty agreement, in substantially the form of Exhibit H, among Administrative Agent, Borrowers and Guarantors, if any, from time to time party thereto, as such may be amended, restated, replaced or otherwise modified from time to time.

“Hazardous Material” means (a) any petroleum or petroleum products, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, radon gas and medical waste; (b) any chemicals, wastes, materials or substances defined as or included in the definition of “hazardous substances”, “hazardous waste”, “hazardous materials”, “extremely hazardous waste”, “restricted hazardous waste”, “toxic substances”, “toxic pollutants”, “contaminants”, or “pollutants”, or words of similar import, under any applicable Environmental Law; and (c) any other chemical, waste, material or substance which is prohibited, limited or regulated by or with respect to which liability is imposed under any Environmental Law.

“Healthcare Laws” means all federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions or agreements, in each case, pertaining to or concerned with the establishment, construction, ownership, operation, use or occupancy of a Facility or any part thereof and all material Permits and Primary Licenses, including those relating to the quality and adequacy of care, equipment, personnel, operating policies, additions to facilities and services, medical care, distribution of pharmaceuticals, rate setting, kickbacks, fee splitting, patient healthcare and/or patient healthcare information, including the Health Insurance Portability and Accountability Act of 1996, as amended, and the rules and regulations promulgated thereunder, and as amended by the Health Information Technology for Economic and Clinical Health Act provisions of the American Recovery and Reinvestment Act of 2009, and the rules and regulations promulgated thereunder (collectively “HIPAA”).

“Hedge Agreements” means all Interest Rate Contracts, foreign exchange, swap, option or forward contract, spot, cap, floor or collar transaction, any other derivative instrument and any other similar speculative transaction and any other similar agreement or arrangement designed to alter the risks of any Person arising from fluctuations in any underlying variable.

“Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to any Lender that are presently in effect or, to the extent allowed by law, under such applicable laws that may hereafter be in effect and that allow a higher maximum nonusurious interest rate than applicable laws now allow.

“HIPAA” has the meaning specified in the definition of “Healthcare Laws”.

“HUD” means the U.S. Department of Housing and Urban Development.

“HUD Consolidated Group” means the Borrowers, taken together on a consolidated basis.

“HUD Intercreditor Agreement (Maine)” means that certain Intercreditor Agreement, dated as of March 29, 2012, among Administrative Agent on behalf of the Lenders, Cambridge Realty Capital Ltd. of Illinois, and the Existing Borrowers, together with that certain Rider to Intercreditor Agreement, dated as of March 29, 2012, among Administrative Agent on behalf of the Lenders, Cambridge Realty Capital Ltd. of Illinois, and the Existing Borrowers.

“HUD Master Lease (Maine)” means that certain HUD Facilities Master Lease, dated as of March 29, 2012, among Cedar Ridge Nursing Care Center Associates, L.P., Harbor Hill Realty, LLC, Marshwood Realty, Inc., Oak Grove Realty, LLC, Brown Trout Acquisition, LLC, Pine Point Realty, Inc., RiverRidge Associates, Wilson Stream Realty, Inc., Sedgewood Realty, LLC, Springbrook Realty, LLC and Winward Gardens Realty LLC, collectively as landlord and Genesis HealthCare of Maine, LLC, as tenant.

“Indebtedness” of any Person means at any date, without duplication, any of the following, whether or not matured:  (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of Property or services (other than (i) trade payables, accrued expenses, current accounts and similar obligations incurred in the ordinary course of such Person’s business, (ii) deferred compensation accrued in the ordinary course of business and (iii) earn-outs and other contingent payments in respect of acquisitions except as and to the extent that the liability on account of any such earn-out or contingent payment appears in the liabilities section of the balance sheet of such Person in accordance with GAAP), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to Property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such Property, in which case only the lesser of the amount of such obligation and the fair market value of such Property shall constitute Indebtedness), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under acceptance, letter of credit or similar facilities, (g) all obligations of such Person in respect of Disqualified Capital Stock valued at, in the case of redeemable preferred Equity Interests, the greater of the voluntary liquidation preference and the involuntary liquidation preference of such Equity Interests plus accrued and unpaid dividends, (h) all payments that would be required to be made in respect of any Hedge Agreement with a counterparty other than the Administrative Agent in the event of a termination (including an early termination) on the date of determination, and (i) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (h) above.

“Indemnified Matter” has the meaning specified in Section 11.4(a).

“Indemnitee” has the meaning specified in Section 11.4(a).

“Insurance Captive” means Liberty Health Corporation, Ltd., a Bermuda company, or any other insurance captive or other self-insurance program established by a Borrower.

“Insurer” means a Person that insures a Patient against certain of the costs incurred in the receipt by such Patient of Medical Services, or that has an agreement with any Borrower to compensate such Borrower for providing such goods or services to a Patient, including but not limited to Medicaid,  Medicare and TRICARE.

“Intellectual Property” means the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including, without limitation, copyrights and copyright applications, domain names, patents and patent applications, trademarks and trademark applications, trade names, rights in technology, trade secrets, know-how and processes.

“Interest Period” means with respect to any Revolving Loan that is a LIBOR Rate Loan, the period commencing on the date such LIBOR Rate Loan is made or converted to a LIBOR Rate Loan or, if such loan is continued, on the last day of the immediately preceding Interest Period therefor and, in each case, ending one (1), two (2), three (3) or six (6) months thereafter, as selected by Borrower pursuant hereto; provided, however, that (a) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless the result of such extension would be to extend such Interest Period into another such Business Day that falls in the next calendar month, in which case such Interest Period shall end on the immediately preceding Business Day, (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month, (c) Borrower may not select any Interest Period ending after the Scheduled Revolving Credit Termination Date, (d) Borrower may not select any Interest Period in respect of Loans having an aggregate principal amount of less than $1,000,000 and (e) there shall be outstanding at any one time no more than 10 Interest Periods.

“Interest Rate Contracts” means all interest rate swap agreements, interest rate cap agreements, interest rate collar agreements and interest rate insurance.

“Investment” has the meaning specified in Section 8.4.

“IPO” means the initial offering by LLC Parent (or a replacement entity for LLC Parent) of its Equity Interests to the public by means of an offering registered with the SEC or any comparable foreign Governmental Authority.

“IRS” means the Internal Revenue Service of the United States and any successor thereto.

“Leases” means all leases and subleases or any similar document affecting the use, enjoyment or occupancy of the real property, including resident care agreements and service agreements that include an occupancy agreement, whether now existing or hereafter arising.

“Lender” means, collectively, each Revolving Credit Lender and any other financial institution or other Person that (a) is listed on the signature pages hereof as a “Lender”, or (b) from time to time becomes a party hereto by execution of an Assignment, in each case together with its successors.

“Liabilities” means all claims, actions, suits, judgments, damages, losses, liability, obligations, responsibilities, fines, penalties, sanctions, costs, fees, taxes, commissions, charges, disbursements and expenses, in each case of any kind or nature (including interest accrued thereon or as a result thereto and fees, charges and disbursements of financial, legal and other advisors and consultants), whether joint or several, whether or not indirect, contingent, consequential, actual, punitive, treble or otherwise.

“LIBOR — Revolving Loan” means, with respect to any Interest Period for any Revolving Loan that is a LIBOR Rate Loan,  the rate, as determined by Administrative Agent, for deposits in Dollars for the one (1), two (2), three (3) or six (6) month period (corresponding to the applicable Interest Period) appearing on the Reuters Screen LIBOR01 page as of 11:00 a.m. (London time) on the second full Business Day next preceding the first day of each Interest Period.  In the event that such rate does not appear on the Reuters Screen LIBOR01 page at such time, the “LIBOR” shall be determined by reference to such other comparable publicly available service for displaying the offered rate for deposit in Dollars in the London interbank market as may be selected by Administrative Agent and, in the absence of availability, such other method to determine such offered rate as may be selected by Administrative Agent in its sole discretion.

“LIBOR Rate” means, with respect to any Interest Period and for any LIBOR Rate Loan, an interest rate per annum determined as the ratio of (a) LIBOR — Revolving Loan to (b) the difference between the number one and the Reserve Requirements with respect to such Interest Period and for such LIBOR - Revolving Loan.

“LIBOR Rate Loan” means any Loan that bears interest based on the LIBOR Rate.

“Lien” means any mortgage, pledge, hypothecation, collateral assignment, encumbrance, lien (statutory or other), charge or other security interest or any other security agreement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“Liquidity” means, with respect to any Person, the sum of (a) unrestricted cash and Cash Equivalents, plus (b) Borrowing Availability.

“LLC Parent” means FC-GEN Operations Investment, LLC.

“Loan” means any loan made or deemed made by any Lender hereunder.

“Loan Documents” means, collectively, this Agreement, any Notes, the Guaranty Agreement, the Security Documents (including the Master Lease Intercreditor Agreements and the Control Agreements), the Secured Hedge Agreements and, when executed, each document executed by a Loan Party and delivered to Administrative Agent or any Lender in connection with or pursuant to any of the foregoing or the Obligations, including Cash Management Documents, together with any modification of any term, or any waiver with respect to, any of the foregoing; provided, however, that the Loan Documents shall not include any Environmental Indemnity.

“Loan Parties” means, collectively, Borrowers and Guarantors.  The relationships among the Loan Parties are shown on the organizational chart attached hereto as Annex II.

“Loan Parties’ Accountants” means KPMG, LLP or other nationally-recognized independent registered certified public accountants acceptable to Administrative Agent.

“Majority Controlled Affiliate” means, with respect to any Person, each officer, director, general partner or joint-venturer of such Person and any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person; provided, however, that no Secured Party shall be a Majority Controlled Affiliate of Borrower.  For purpose of this definition, “control” means the possession of either (a) the power to vote, or the beneficial ownership of, 51% or more of the Voting Stock of such Person or (b) the power to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Master Lease” means each of the HUD Master Lease (Maine) and each other facility lease or master lease agreement entered into by the Borrowers after the Closing Date.

“Master Lease Intercreditor Agreement” means the collective reference to the HUD Intercreditor Agreement (Maine), and any other intercreditor or similar agreement, including any riders attached thereto, entered into as of the Closing Date or pursuant to Section 7.15.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations property or financial condition of the Borrowers and their direct and indirect Subsidiaries, taken as a whole, or (b) the validity or enforceability of the Loan Documents or the material rights and remedies of the Administrative Agent and the Lenders thereunder, in each case, taken as a whole.

“Material Indebtedness” means Indebtedness (other than the Loans and Real Property Financing Obligations), or obligations in respect of one or more Hedge Agreements, of any one or more of the Borrowers in an aggregate principal amount exceeding $2,000,000. For purposes of determining Material

Indebtedness for all Sections, the “principal amount” of the obligations of any of the Borrowers in respect of any Hedge Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that any of the Borrowers would be required to pay if such Hedge Agreement were terminated at such time.

“Medicaid” means (a) the United States of America acting under Title XIX of the Social Security Act, (b) any state or the District of Columbia acting pursuant to a health plan adopted pursuant to Title XIX of the Social Security Act, or (c) any agent, carrier, administrator or intermediary for any of the foregoing.

“Medicare” means (a) the United States of America acting under the Medicare program established pursuant to Title XVIII of the Social Security Act, or (b) any agent, carrier, administrator or intermediary for any of the foregoing.

“Medical Services” means medical and health care services, performed or provided by any Borrower to a Patient, which services include, general medical and health care services, physician services, nurse and therapist services, dental services, hospital services, skilled nursing facility services, assisted living facility services, independent senior housing services, Alzheimer’s services, comprehensive inpatient and outpatient rehabilitation services, home health care services, hospice services, residential and outpatient behavioral healthcare services, and medical or health care equipment provided for a necessary or specifically requested valid and proper medical or health purpose and any other service approved by Administrative Agent in its sole discretion.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Mortgage” means any mortgage, deed of trust, hypothec or other similar document made by any Loan Party in favor of, or for the benefit of, the Administrative Agent for the benefit of the Secured Parties, in form and substance reasonably satisfactory to the Administrative Agent and the Borrowers (taking into account the law of the jurisdiction in which such mortgage, deed of trust, hypothec or similar document is to be recorded).

“Multiemployer Plan” means a pension plan that is a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) subject to Title IV of ERISA to which any ERISA Affiliate incurs or otherwise has any obligation or liability, contingent or otherwise.

“Net Cash Proceeds” (a) in connection with any Transfer or any Property Loss Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received) of such Transfer or Property Loss Event received by any Loan Party, net of broker’s fees and commissions, attorneys’ fees, accountants’ fees, investment banking fees, consulting fees, amounts (including premiums or penalties, if any) required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset which is the subject of such Transfer or Property Loss Event (other than any Lien pursuant to a Security Document) and other reasonable fees and expenses (including legal fees and expenses) actually incurred by any Loan Party in connection therewith and net of Taxes paid or reasonably estimated to be payable by such Loan Party as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and any escrow or reserve for any adjustment in respect of the sale price of such asset or assets and indemnification payments (fixed or contingent) attributable to seller’s indemnities and representations and warranties to purchaser in respect of the applicable Transfer undertaken by a Loan Party or other liabilities in connection with such Transfer (provided that upon release of any such escrow or reserve, the amount released shall be considered Net Cash Proceeds) and (b) in connection with any (i) Qualified Equity Issuance or (ii) issuance or sale of debt securities or instruments or the incurrence of Indebtedness, in each case, the cash proceeds received from such issuance or incurrence, net of transaction costs, attorneys’ fees, investment banking fees, accountants’ fees, consulting fees, underwriting discounts and commissions, placement fees and other reasonable fees and expenses (including legal fees and expenses) actually incurred in connection therewith.

“Net Income” has the meaning under and shall be determined in accordance with GAAP.

“New Borrowers” has the meaning specified in the recitals hereto.

“Non-Excluded Taxes” has the meaning specified in Section 2.17(a).

“Non-U.S. Lender Party” has the meaning specified in Section 2.17(d).

“Note” means a promissory note of Borrower, in substantially the form of Exhibit B, payable to the order of a Lender in a maximum principal amount equal to the amount of such Lender’s Revolving Credit Commitment.

“Notice of Borrowing” has the meaning specified in Section 2.2(a).

“Notice of Conversion” has the meaning specified in Section 2.10(b).

“Notice of Intent to Cure” has the meaning specified in Section 5.6(b).

“Obligations” means, with respect to any Loan Party, all amounts, obligations, liabilities, covenants and duties of every type and description owing by such Loan Party to Administrative Agent, any Lender, any other Indemnitee, any participant, any SPV or any Secured Hedging Counterparty, other than any Environmental Indemnity, arising out of, under, or in connection with, any Loan Document, whether direct or indirect (regardless of whether acquired by assignment), absolute or contingent, due or to become due, whether liquidated or not, now existing or hereafter arising and however acquired, and whether or not evidenced by any instrument or for the payment of money, including, without duplication, (a) if such Loan Party is a Borrower, all Loans, (b) all interest, whether or not accruing after the filing of any petition in bankruptcy or after the commencement of any insolvency, reorganization or similar proceeding, and whether or not a claim for post-filing or post-petition interest is allowed in any such proceeding, (c) all obligations under Secured Hedge Agreements, (d) all Cash Management Obligations, and (e) all other fees, expenses (including fees, charges and disbursement of counsel), interest, commissions, charges, costs, disbursements, indemnities and reimbursement of amounts paid and other sums chargeable to such Loan Party under any Loan Document.

“OFAC” means the Officer of Foreign Assets Control of the United States Department of the Treasury.

“Operations I” means GEN Operations I, LLC.

“Operations II” means GEN Operations II, LLC.

“Original Credit Agreement” has the meaning set forth in the recitals hereto.

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery,

performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document.

“Overadvance” has the meaning specified in Section 2.1(a).

“Overpaying Borrower” has the meaning specified in Section 2.19(a).

“Parent Company” means, collectively, LLC Parent, Operations I and Operations II.

“Patient” means any Person receiving Medical Services from any Borrower and all Persons legally liable to pay a Borrower for such Medical Services other than Insurers.

“Patriot Act” has the meaning specified in Section 4.18(a).

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Permit” means, with respect to any Person, any permit, approval, authorization, license, registration, certificate (including certificates of occupancy), concession, grant, franchise, variance or permission from any Governmental Authority, in each case whether or not having the force of law and applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Permitted Indebtedness” means any Indebtedness of any Loan Party that is not prohibited by Section 8.1 or any other provision of any Loan Document.

“Permitted Investor” means, collectively, (i) any Person that is a member of LLC Parent as of the Closing Date to the extent such Person, directly or indirectly, owns or controls 10% or more of LLC Parent as of the Closing Date and to the extent such Person has satisfied the requirements regarding OFAC, Anti-Terrorism Laws, SEC, Healthcare Laws, and other similar regulations, (ii) GEN Management LLC or GEN Management Investors, LLC, and to the extent such entity has satisfied the requirements regarding OFAC, Anti-Terrorism Laws, SEC Healthcare Laws, and other similar regulations), or (iii) any successor of the foregoing pursuant to a Permitted Investor Transfer (which successors, to the extent such successors will, directly or indirectly, own or control 10% or more of any Loan Party, must satisfy requirements regarding OFAC, Anti-Terrorism Laws, SEC, Healthcare Laws, and other similar regulations).

“Permitted Investor Transfer” means one or more of the following, and, in the case of clauses (ii) and (iii) below, with the prior consent of Administrative Agent, which consent shall not be unreasonably withheld, conditioned or delayed (provided that Borrowers provide timely information reasonably requested by Administrative Agent with respect to such proposed transferee which approval shall consider criteria including, but not limited to, Administrative Agent’s standards with respect to (x) previous relationships between the Administrative Agent, Lenders and the proposed transferee and its principals, (y) the reputation for integrity, honesty and veracity of the proposed transferee and its principals, owners, officers and directors, and (z) OFAC, Anti-Terrorism Laws, SEC, Healthcare Laws and regulations, and other similar regulations and activities):

(i)                                     any Transfer by a Permitted Investor to another Permitted Investor;

(ii)                                  any Transfer of a direct or indirect interest in GHLLC by a Permitted Investor to a family trust for estate planning purposes; provided that such Permitted

Investor does not Transfer the power to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise;

(iii)                               any Transfer from any Permitted Investor of any direct or indirect interest in GHLLC to a Majority Controlled Affiliate, or the admission of a new member into a Permitted Investor, provided the Persons that had the power to direct or cause the direction of the management and policies of such Permitted Investor on the Closing Date retain such power over such Permitted Investor; or

“Permitted Lien” means any Lien on or with respect to the property of any Loan Party that is not prohibited by Section 8.2 or any other provision of any Loan Document.

“Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, renewal or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed or extended except by an amount equal to any interest capitalized in connection with, any premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal or extension and by an amount equal to any existing commitments unutilized and undrawn letters of credit thereunder or as otherwise permitted pursuant to Section 8.1, (b) such modification, refinancing, refunding, renewal or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or longer than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed or extended, (c) if the Indebtedness being modified, refinanced, refunded, renewed or extended is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal or extension is subordinated in right of payment to the Obligations on terms at least as favorable on the whole to the Lenders as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed or extended, (d) solely with respect to any Master Lease, the financial covenants and events of default of any such modified, refinanced, refunded, renewed or extended Indebtedness are not, taken as a whole, materially more restrictive to the Loan Parties than the financial covenants and events of default of the Indebtedness being modified, refinanced, refunded, renewed or extended and (e) none of the Borrowers shall be an obligor or guarantor of the Indebtedness being modified, refinanced, refunded, renewed or extended except to the extent that such Person was such an obligor or guarantor in respect of the Indebtedness being modified, refinanced, refunded, renewed or extended.

“Permitted Reinvestment” means, with respect to the Net Cash Proceeds of any Transfer or Property Loss Event, to acquire (or make Capital Expenditures to finance the acquisition, repair, improvement or construction of), to the extent otherwise permitted hereunder, property useful in the business of a Borrower or any of its Subsidiaries or, if such Property Loss Event involves loss or damage to property, to repair such loss or damage.

“Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Primary License” means, with respect to any Facility or Person operating such Facility, as the case may be, the certificate of need, Permit or license to operate as an assisted living, skilled nursing or independent living facility.

“Pro Forma Basis” means, for any period, with respect to any proposed acquisition, investment, distribution or any other action which requires compliance with any test or covenant hereunder, compliance as of the transaction date will be determined giving the following pro forma effect to such proposed acquisition investment, distribution or any such other action: (a) pro forma effect will be given to any Indebtedness incurred during or after the relevant period to the extent the Indebtedness is outstanding or is to be incurred on the transaction date as if the Indebtedness had been incurred on the first day of the relevant period; (b) pro forma calculations of interest on Indebtedness bearing a floating interest rate will be made as if the rate in effect on the transaction date (taking into account any Hedge Agreement applicable to the Indebtedness if the Hedge Agreement has a remaining term of at least 12 months) had been the applicable rate for the entire relevant period; (c) Consolidated Interest Expense related to any Indebtedness no longer outstanding or to be repaid or redeemed on the transaction date, except for Consolidated Interest Expense accrued during the relevant period under this Agreement to the extent of the Loans in effect on the transaction date, will be excluded; and (d) pro forma effect will be given to (i) the joinder or release of Loan Parties, and (ii) the acquisition or Transfer of companies, divisions or lines of businesses by the Borrowers, including any acquisition or Transfer of a company, division or line of business since the beginning of the relevant period by a Person that became a Borrower after the beginning of the relevant period that have occurred since the beginning of the relevant period as if such events had occurred, and, in the case of any Transfer, the proceeds thereof applied, on the first day of the relevant period. For purposes of determining Consolidated Interest Expense, Consolidated Rental Expense, Consolidated EBITDA, Consolidated EBITDAR and Consolidated Net Income, any discontinuation of discontinued operations as defined under Financial Accounting Standards Board Accounting Standards Codification 205-20 occurring during the relevant period shall be given effect in accordance with that standard.  To the extent that pro forma effect is to be given to an acquisition or Transfer of a company, division or line of business, the pro forma calculation will be based upon the most recent four full Fiscal Quarters for which the relevant financial information is available (including cost savings to the extent such cost savings would be consistent with the definition of “Consolidated EBITDA”).

“Pro Forma Transaction” means any transaction consummated in accordance with this Agreement together with each other transaction relating thereto and consummated in connection therewith, including any incurrence or repayment of Indebtedness.

“Pro Rata Outstandings”, with respect to any Lender at any time, means the outstanding principal amount of Revolving Loans owing to such Lender.

“Pro Rata Share” means, with respect to any Lender at any time, the percentage obtained by dividing (a) the sum of the Revolving Credit Commitments (or, if such Revolving Credit Commitments are terminated, the Pro Rata Outstandings hereunder) of such Lender then in effect by (b) the sum of the Revolving Credit Commitments (or, if such Revolving Credit Commitments are terminated, the Pro Rata Outstandings hereunder) of all Lenders then in effect; provided, however, that, if there are no Revolving Credit Commitments and no Pro Rata Outstandings hereunder, such Lender’s Pro Rata Share shall be determined based on the Pro Rata Share most recently in effect, after giving effect to any subsequent assignment and any subsequent non-pro rata payments of any Lender pursuant to Section 2.18.

“Projections” means any document delivered pursuant to Section 6.1(g)

“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Equity Interests or Equity Equivalents.

“Property Loss Event” means, with respect to any property, any loss of or damage to such property or any taking of such property or condemnation thereof.

“Protective Advance” has the meaning specified in Section 11.10.

“Purchase Money Indebtedness” has the meaning specified in Section 8.1(d).

“Qualified Capital Stock” means any Equity Interest that is not Disqualified Capital Stock.

“Qualified Equity Issuance” means any issuance by LLC Parent of its Equity Interests in a public or private offering or contribution to its capital (in each case, other than in the form of Disqualified Capital Stock) which has been contributed in cash as common equity to the Borrowers.

“Real Property” means the real property (including improvements thereon) subject to, and described in, a Master Lease, the Third-Party Leases or owned by a Borrower.

“Real Property Financing Obligations” means, with respect to any Person, financing obligations and Capital Lease Obligations of such Person, to the extent such financing obligations or Capital Lease Obligations are related to real property.

“Refinancing” has the meaning specified in the recitals to this Agreement.

“Register” has the meaning specified in Section 2.14(b).

“Reinvestment Prepayment Amount” means, with respect to any Net Cash Proceeds on the Reinvestment Prepayment Date therefor, the amount of such Net Cash Proceeds less any amount paid or required to be paid by any Loan Party to make Permitted Reinvestments with such Net Cash Proceeds pursuant to a Contractual Obligation entered into prior to such Reinvestment Prepayment Date with any Person that is not an Affiliate of the Borrower.

“Reinvestment Prepayment Date” means, with respect to any portion of any Net Cash Proceeds of any Transfer or Property Loss Event, the earliest of (a) one (1) year following the completion of the portion of such Transfer or Property Loss Event corresponding to such Net Cash Proceeds, (b) the date that is five (5) Business Days after the date on which the Borrower shall have notified the Administrative Agent of the Borrower’s determination not to make Permitted Reinvestments with such Net Cash Proceeds, (c) the occurrence of any Event of Default set forth in Section 9.1(f)(iii), and (d) five (5) Business Days after the delivery of a notice by the Administrative Agent or the Required Lenders to the Borrower during the continuance of any other Event of Default.

“Related Documents” means, collectively, (i) each Master Lease, and (ii) each Master Lease Intercreditor Agreement, and (iii) the HUD Loan Documents (as defined in the applicable Master Lease Intercreditor Agreement).

“Related Person” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, attorneys-in-fact, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Release” means any release, threatened release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Material into or through the environment.

“Remedial Action” means all actions required to (a) clean up, remove, treat or in any other way address any Hazardous Material Released into the indoor or outdoor environment, (b) prevent or minimize any Release so that a Hazardous Material does not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment or (c) perform pre-remedial studies and investigations and post-remedial monitoring and care with respect to any Hazardous Material.

“Required Lenders” means, at any time, Lenders having at such time in excess of 50% of the aggregate Revolving Credit Commitments (or, if such Revolving Credit Commitments are terminated, the amounts of the Pro Rata Outstandings in the Revolving Credit Facility) then in effect, ignoring, in such calculation, the amounts held by any Restricted Person; provided, however, at any time when there are two or more unaffiliated Lenders under this Agreement, “Required Lenders” shall include at least two unaffiliated Lenders.  Notwithstanding the foregoing, no Restricted Person shall be entitled to vote as a “Required Lender”.

“Requirement of Law” means, with respect to any Person, the Constituent Documents of such Person, and any law, treaty, rule or regulation or determination of a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reserve Requirements” means, with respect to any Interest Period and for any LIBOR Rate Loan, a rate per annum equal to the aggregate, without duplication, of the maximum rates (expressed as a decimal number) of reserve requirements in effect two (2) Business Days prior to the first day of such Interest Period (including basic, supplemental, marginal and emergency reserves) under any regulations of the Federal Reserve Board or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “eurocurrency liabilities” in Regulation D of the Federal Reserve Board) maintained by a member bank of the United States Federal Reserve System.

“Resignation Effective Date” has the meaning specified in Section 10.9(a).

“Responsible Officer” means, with respect to any Person, any of the chief executive officer, president, senior vice president, chief financial officer (or similar title), chief operating officer, controller or treasurer (or similar title), managing member or general partner of such Person but, in any event, with respect to financial matters, the chief financial officer (or similar title) or treasurer (or similar title) of LLC Parent.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property (other than Qualified Capital Stock)) with respect to any Equity Interests or Equity Equivalents of Borrowers, or any payment (whether in cash, securities or other property (other than Qualified Capital Stock)), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests or Equity Equivalents in any Loan Party.

“Restricted Person” means (i) any Defaulting Lender, (ii) any Borrower, (iii) any Loan Party, (iv) any Permitted Investor, and (v) any officer, director or Affiliate of any of the foregoing.

“Revolving Credit Commitment” means, with respect to each Revolving Credit Lender, the commitment of such Lender to make Revolving Loans and acquire interests in other Revolving Credit Outstandings, which commitment is in the amount set forth opposite such Lender’s name on Schedule I under the caption “Revolving Credit Commitment” as it may be amended to reflect Assignments or reduced pursuant to this Agreement.

“Revolving Credit Facility” means the Revolving Credit Commitments and the provisions herein related to the Revolving Loans.

“Revolving Credit Lender” means each Lender that has a Revolving Credit Commitment, holds a Revolving Loan.

“Revolving Credit Outstandings” means, at any time, to the extent outstanding at such time, the aggregate principal amount of the Revolving Loans.

“Revolving Credit Termination Date” means the earliest of (a) Scheduled Revolving Credit Termination Date, (b) the date of termination of the Revolving Credit Commitments pursuant to Section 2.5 or Section 9.2 and (c) the date on which the Obligations become due and payable pursuant to Section 9.2.

“Revolving Loan” has the meaning specified in Section 2.1(a).

“Sanctions” means any international economic sanction administered or enforced by OFAC, the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority.

“S&P” means Standard & Poor’s Rating Services.

“Scheduled Revolving Credit Termination Date” means December 3, 2017.

“SEC” means the United States Securities and Exchange Commission.

“Secondary Market Investors” has the meaning specified in Section 11.2(f).

“Secondary Market Transaction” has the meaning specified in Section 11.2(f).

“Secured Hedge Agreement” means any Hedge Agreement in respect of the Obligations that (a) has been entered into with a Secured Hedging Counterparty, (b) in the case of a Hedge Agreement not entered into with or provided or arranged by Administrative Agent or an Affiliate of Administrative Agent, is expressly identified as being a “Secured Hedge Agreement” hereunder in a joint notice from such Loan Party and such Person delivered to Administrative Agent reasonably promptly after the execution of such Hedge Agreement and (c) meets the requirements of Section 8.4(f).

“Secured Hedging Counterparty” means (a) a Person who has entered into a Hedge Agreement with a Loan Party if such Hedge Agreement was provided or arranged by Administrative Agent or an Affiliate of Administrative Agent, and any assignee of such Person or (b) a Lender or an Affiliate of a Lender who has entered into a Hedge Agreement with a Loan Party (or a Person who was a Lender or an Affiliate of a Lender at the time of execution and delivery of the Hedge Agreement).

“Secured Parties” means the Lenders, the Administrative Agent, any Secured Hedging Counterparty, each other Indemnitee and any other holder of any Obligation of any Loan Party.

“Security” means all Equity Interests, Equity Equivalents, voting trust certificates, bonds, debentures, instruments and other evidence of Indebtedness, whether or not secured, convertible or subordinated, all certificates of interest, share or participation in, all certificates for the acquisition of, and all warrants, options and other rights to acquire, any Security.

“Security Agreement” means that certain Amended and Restated Security Agreement, dated as of the Closing Date, among Loan Parties and Administrative Agent and the other entities from time to time party thereto, as it may be amended, restated, replaced or otherwise modified from time to time

“Security Documents” means the collective reference to the Security Agreement, each Master Lease Intercreditor Agreement and all other security documents hereafter delivered to the Administrative Agent purporting to grant or specify the priority of a Lien on any Property of any Loan Party to secure the Obligations.

“Solvent” means, with respect to any Person, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business and (d) such Person will be able to pay its debts as they mature.  For purposes of this definition, (i) “debt” means liability on a “claim”, (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured and (iii) except as otherwise provided by applicable law, the amount of “contingent liabilities” at any time shall be the amount thereof which, in light of all the facts and circumstances existing at such time, can reasonably be expected to become actual or matured liabilities.

“Sponsor” means Formation Capital LLC.

“SPV” means any special purpose funding vehicle identified as such in a writing by any Lender to Administrative Agent.

“Subordinated Debt” means any Indebtedness that is subordinated to the payment in full of the Obligations on terms and conditions reasonably satisfactory to Administrative Agent.

“Subsidiary” means, with respect to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, directly or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a direct or indirect Subsidiary or Subsidiaries of the Borrowers; provided that in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a director’s “qualifying share” of the former Person shall be deemed to be outstanding.

“Substitute Lender” has the meaning specified in Section 2.18(a).

“SunBridge Healthcare” means SunBridge Healthcare, LLC.

“Supermajority Lenders” means, at any time, Lenders having at such time in excess of 66 2/3% of the aggregate Revolving Credit Commitments (or, if such Revolving Credit Commitments are terminated, the principal amount of the Pro Rata Outstandings in the Revolving Credit Facility) then in effect, ignoring, in such calculation, the amounts held by any Restricted Person and, at any time when there are more than three (3) unaffiliated Lenders under this Agreement, “Supermajority Lenders” shall include at least three (3) unaffiliated Lenders, and at any time when there are two (2) or three (3) unaffiliated Lenders under this Agreement, “Supermajority Lenders” shall include at least two (2) unaffiliated Lenders  Notwithstanding the foregoing, no Restricted Person shall be entitled to vote as a “Supermajority Lender”.

“Sweep Event” means the occurrence of any of the following events, whether or not declared by Administrative Agent as an Event of Default:

(i)                                     an Event of Default;

(ii)                                  Borrowers’ failure to comply with any financial covenant pursuant to Article 5 (without giving effect to any cure period applicable thereto);

(iii)                               Borrowers shall have (A) failed to maintain the Concentration Account, or any Facility Lockbox Account or Control Agreements or other similar agreements related thereto or (B) received, transferred, or applied payments of Account Debtors, in either case in contravention of Section 7.12; or

(iv)                              Administrative Agent or any Lender shall have commenced foreclosure or execution on any of the Collateral as permitted under any Loan Document.

“Tax Affiliate” means (a) Borrowers and (b) any Affiliate of any Borrower with which such Borrower files or is eligible to file consolidated, combined or unitary Tax Returns.

“Tax Returns” has the meaning specified in Section 4.8.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Fee” means the fee payable upon prepayment of the Revolving Credit Facility pursuant to Sections 2.7 and 9.2 in an amount equal to (i) if such prepayment is made prior to the first anniversary of the Closing Date, 1% of the Revolving Credit Commitment terminated and (ii) on or after the first anniversary of the Closing Date but prior to the second anniversary of the Closing Date, 0.5% of the Revolving Credit Commitment terminated; provided, that following a refinancing of the Obligations in connection with which GECC serves as the administrative agent and a lender, GECC’s Pro Rata Share of the Termination Fee shall be waived.

“Third-Party Leases” means, collectively, leases, other than the Master Leases, of long term care facilities, nursing homes, assisted living facilities, independent living facilities, hospice facilities or other healthcare facilities, but not including rehabilitation facilities or medical office buildings, leased and operated by any Borrower, including but not limited to those listed on Schedule 4.16 hereto.

“Third-Party Payor Programs” means Medicare, Medicaid, TRICARE, Blue Cross/Blue Shield or any other public program or private commercial insurance, managed care, or employee assistance program providing reimbursement or coverage for Medical Services and with which a Borrower or any of its Subsidiaries has entered into a participation agreement, provider agreement, or similar arrangement for coverage of eligible Patients.

“Title IV Plan” means a pension plan subject to Title IV of ERISA, other than a Multiemployer Plan, to which any ERISA Affiliate incurs or otherwise has any obligation or liability, contingent or otherwise.

“Transfer” means, with respect to any Property, any sale, sale and leaseback, assignment, conveyance, transfer or other effectively complete disposition thereof.

“TRICARE” means (a) the United States of America acting under TRICARE, or (b) any agent, carrier, administrator or intermediary for any of the foregoing.

“UCC” means the Uniform Commercial Code of any applicable jurisdiction as now or hereafter in effect and, if the applicable jurisdiction shall not have any Uniform Commercial Code, the Uniform Commercial Code as now or hereafter in effect in the State of New York.

“United States” means the United States of America.

“Unused Daily Balance” has the meaning specified in Section 2.11(a).

“U.S. Lender Party” has the meaning specified in Section 2.17(e).

“Voting Stock” means Equity Interests of any Person having ordinary power to vote in the election of members of the board of directors, managers, trustees or other controlling Persons, of such Person (irrespective of whether, at the time, Equity Interests of any other class or classes of such entity shall have or might have voting power by reason of the occurrence of any contingency).

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (b) the then outstanding principal amount of such Indebtedness; provided that for purposes of determining the Weighted Average Life to Maturity of any Indebtedness being refinanced or any Indebtedness that is being modified, refinanced, refunded, renewed, replaced or extended (the “Applicable Indebtedness”), the effects of any amortization or prepayments made on such Applicable Indebtedness prior to the date of the applicable modification, refinancing, refunding, renewal, replacement or extension shall be disregarded.

“Withdrawal Liability” means, at any time, any liability incurred (whether or not assessed) by any ERISA Affiliate and not yet satisfied or paid in full at such time with respect to any Multiemployer Plan pursuant to Section 4201 of ERISA.

Section 1.2                                    UCC Terms.  The following terms have the meanings given to them in the applicable UCC:  “commodity account”, “commodity contract”, “commodity intermediary”, “deposit account”, “depository bank”, “entitlement holder”, “entitlement order”, “equipment”, “financial asset”, “general intangible”, “goods”, “instruments”, “inventory”, “securities account”, “securities intermediary” and “security entitlement”.

Section 1.3                                    Accounting Terms and Principles.

(a)                                 GAAP.  All accounting determinations required to be made pursuant hereto shall, unless expressly otherwise provided herein, be made in accordance with GAAP.  No change in the accounting principles used in the preparation of any Financial Statement hereafter adopted by the HUD Consolidated Group or any other Loan Party shall be given effect if such change would affect a calculation that measures compliance with any provision of Article 5 or Article 8 unless Borrowers, Administrative Agent and the Required Lenders agree to modify such provisions to reflect such changes in GAAP and, unless such provisions are modified, all Financial Statements, Compliance Certificates and similar documents provided hereunder shall be provided together with a reconciliation between the calculations and amounts set forth therein before and after giving effect to such change in GAAP.  Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to in Article 5 or Article 8 shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of any Loan Party or any Subsidiary of any Loan Party at “fair value.”

(b)                                 Pro Forma.  All components of financial calculations made to determine compliance with Article 5 and calculation of Borrowing Base or other similar components, shall be adjusted on a Pro Forma Basis to include or exclude, as the case may be, without duplication, such components of such calculations attributable to any Pro Forma Transaction consummated after the first day of the applicable period of determination and prior to the end of such period, as determined in good faith by Borrowers based on assumptions expressed therein and that were reasonable based on the information available to Borrowers at the time of preparation of the Compliance Certificate setting forth such calculations.

Section 1.4                                    Interpretation.

(a)                                 Certain Terms.  Except as set forth in any Loan Document, all accounting terms not specifically defined herein shall be construed in accordance with GAAP (except for the term “property”, which shall be interpreted as broadly as possible, including, in any case, cash, Securities, other assets, rights under Contractual Obligations and Permits and any right or interest in any property).  The terms “herein”, “hereof” and similar terms refer to this Agreement as a whole.  In the computation of periods of time from a specified date to a later specified date in any Loan Document, the terms “from” means “from and including” and the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including.”  In any other case, the term “including” when used in any Loan Document means “including without limitation.”  The term “documents” means all writings, however evidenced and whether in physical or electronic form, including all documents, instruments, agreements, notices, demands, certificates, forms, financial statements, opinions and reports.  The term “incur” means incur, create, make, issue, assume or otherwise become directly or indirectly liable in respect of or responsible for, in each case whether directly or indirectly, and the terms “incurrence” and “incurred” and similar derivatives shall have correlative meanings.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  The term “indirect” Transfer shall include, without limitation, a Transfer of (including the grant of any Lien on) all or a portion of any Equity Interests in any Person that directly or indirectly through one or more Persons owns any Equity Interests in any Borrower.  If any clause or provision is qualified by “material” or “Material Adverse Effect” or other similar materiality threshold, such provision shall be deemed to be qualified only once by such threshold regardless of the number of times such term is used in any such clause or provision.  For the avoidance of doubt, there shall be no concept of “double materiality” applicable in this Agreement or in any other Loan Document.  To the extent that any provision of this Agreement requires or tests compliance with (or with respect to) the financial covenants set forth in Article 5 of this Agreement prior to the date that such covenants are first tested, such provision shall be deemed to refer to the first covenant level set forth in each applicable financial covenant.

(b)                                 Certain References.  Unless otherwise expressly indicated, references (i) in this Agreement to an Exhibit, Schedule, Article, Section or clause refer to the appropriate Exhibit or Schedule to, or Article, Section or clause in, this Agreement and (ii) in any Loan Document, to (A) any agreement shall include, without limitation, all exhibits, schedules, appendixes and annexes to such agreement and, unless the prior consent of any Secured Party required therefor is not obtained, any modification to any term of such agreement, (B) any statute shall be to such statute as modified from time to time and to any successor legislation thereto, in each case as in effect at the time any such reference is operative and (C) any time of day shall be a reference to New York time.  Titles of articles, sections, clauses, exhibits, schedules and annexes contained in any Loan Document are without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.  Unless otherwise expressly indicated, the meaning of any term defined (including by reference) in any Loan Document shall be equally applicable to both the singular and plural forms of such term and, whenever the context may require, any pronoun shall include the corresponding masculine feminine and neuter forms.

ARTICLE 2
THE CREDIT FACILITIES

Section 2.1                                    The Commitments.

(a)                                 Revolving Credit Commitments.  On the terms and subject to the conditions contained in this Agreement, each Revolving Credit Lender severally, but not jointly, agrees to continue its loans made pursuant to the Original Credit Agreement and to make certain additional loans in Dollars (each a “Revolving Loan”) to Borrowers from time to time on any Business Day during the period from the Closing Date until the Revolving Credit Termination Date in an aggregate principal amount at any time outstanding for all such loans not to exceed $10,000,000 and by such Lender not to exceed such Lender’s Revolving Credit Commitment; provided, however, that, at no time shall any Revolving Credit Lender be obligated to make a Revolving Loan in excess of such Lender’s Pro Rata Share of the amount by which the then effective Revolving Credit Commitments exceed the aggregate Revolving Credit Outstandings at such time; provided, further, that no Revolving Loan to be made shall, at any time, exceed the Borrowing Availability.  If, at any time, the Revolving Credit Outstandings exceed the lesser of (x) Borrowing Base and (y) the Revolving Credit Commitments of all Lenders then in effect (any such excess is herein referred to as an “Overadvance”), Lenders shall not be obligated to make any Revolving Loan and the Revolving Loans must be repaid immediately in an amount sufficient to eliminate any Overadvance.  Within the limits set forth in the first sentence of this clause (a), amounts of Revolving Loans repaid may be reborrowed under this Section 2.1.

(b)                                 Subsequent Advances.  Upon request of Administrative Loan Party on behalf of Borrowers and upon satisfaction of the conditions precedent set forth in Section 3.2, each Revolving Loan Lender shall make Revolving Loans pursuant to the provisions set forth in this Article 2.

Section 2.2                                    Borrowing Procedures.

(a)                                 Notice From Borrower.  Each Borrowing shall be made on notice given by Administrative Loan Party on behalf of Borrowers to Administrative Agent not later than 10:00 a.m. on the date of the proposed Borrowing in the case of a Borrowing of Base Rate Loan or 10:00 am on the date that is three (3) Business Days prior to the proposed Borrowing of a LIBOR Rate Loan.  Each such notice may be made in a writing substantially in the form of Exhibit C (a “Notice of Borrowing”) duly completed and delivered prior to such Borrowing.  Loans shall be made as Base Rate Loans unless, outside of a suspension period pursuant to Section 2.15, the Notice of Borrowing specifies that all or a portion thereof shall be LIBOR Rate Loans.  Each Borrowing shall be in an aggregate amount that is an integral multiple of $100,000.  In the event the Revolving Credit Outstandings are greater than or equal to 50% of the Revolving Credit Commitment, every Notice of Borrowing shall be accompanied by a Borrowing Base Certificate.

(b)                                 Notice to Each Lender.  Administrative Agent shall give to each Lender prompt notice of Administrative Agent’s receipt of a Notice of Borrowing and, if LIBOR Rate Loans are properly requested in such Notice of Borrowing, prompt notice of the applicable interest rate.  Each Lender shall, before 1:00 p.m. on the date of the proposed Borrowing, make available to Administrative Agent at its address referred to in Section 11.11, such Lender’s Pro Rata Share of such proposed Borrowing.  Upon fulfillment or due waiver (i) on the Closing Date, of the applicable conditions set forth in Section 3.1 and (ii) on the Closing Date and any time thereafter, of the applicable conditions set forth in Section 3.2, Administrative Agent shall make such funds available to Borrower.

(c)                                  Defaulting Lenders.  Unless Administrative Agent shall have received notice from any Lender prior to the date such Lender is required to make any payment hereunder with respect to any Loan that such Lender will not make such payment (or any portion thereof) available to Administrative Agent, Administrative Agent may assume that such Lender has made such payment available to Administrative Agent on the date such payment is required to be made in accordance with this Article 2 and Administrative Agent shall, in reliance upon such assumption, make available to Borrowers on such date a corresponding amount.  Borrowers agree to repay to Administrative Agent on demand such amount (until repaid by such Lender) with interest thereon for each day from the date such amount is made available to Borrowers until the date such amount is repaid to Administrative Agent, at the interest rate applicable to the Obligation that would have been created when Administrative Agent made available such amount to Borrowers had such Lender made a corresponding payment available; provided, however, that such payment shall not relieve such Lender of any obligation it may have to Borrowers.  In addition, any Defaulting Lender agrees to pay such amount to Administrative Agent on demand together with interest thereon, for each day from the date such amount is made available to Borrowers until the date such amount is repaid to Administrative Agent, at the Federal Funds Rate for the first Business Day and thereafter (i) in the case of a payment in respect of a Loan, at the interest rate applicable at the time to such Loan and (ii) otherwise, at the interest rate applicable to Base Rate Loans under the Revolving Credit Facility.  Such repayment shall then constitute the funding of the corresponding Loan (including any Loan deemed to have been made hereunder with such payment) or participation.  If the Borrowers and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrowers the amount of such interest paid by the Borrowers for such period.  The existence of any Defaulting Lender shall not relieve any other Lender of its obligations under any Loan Document, but no other Lender shall be responsible for the failure of any Defaulting Lender to make any payment required under any Loan Document. Nothing herein shall be deemed to limit the rights of the Administrative Agent or the Borrowers against any Defaulting Lender.

Section 2.3                                    Reserved.

Section 2.4                                    Reserved.

Section 2.5                                    Reduction and Termination of the Commitments.  All outstanding Revolving Credit Commitments shall terminate (i) on the Scheduled Revolving Credit Termination Date or, (ii) in connection with an optional repayment pursuant to Section 2.7 in the amount of such prepayment or (iii) in connection with a mandatory prepayment pursuant to Section 2.8(d).

Section 2.6                                    Repayment of Revolving Loan.  Borrowers promise to repay the entire unpaid principal amount of the Revolving Loans on or before the Scheduled Revolving Credit Termination Date.

Section 2.7                                    Optional Prepayments.  On or before the 2nd anniversary of the Closing Date, upon 5 Business Days irrevocable prior written notice to Administrative Agent (provided that such notice may be conditioned on closing the applicable refinancing or Transfer for which such notice was given), Borrowers may prepay the outstanding principal amount of the Revolving Credit Facility and the other Obligations related thereto including the Obligations set forth in Section 2.16(a), and terminate the Revolving Credit Commitment, in whole or in part, subject to the payment of the Termination Fee, and thereafter, upon 5 Business Days irrevocable prior written notice to Administrative Agent (provided that such notice may be conditioned on closing the applicable refinancing or Transfer for which such notice was given), Borrowers may prepay the Revolving Credit Facility (and the other Obligations related thereto, including the Obligations set forth in Section 2.16(a)), and terminate the Revolving Credit Commitment, in whole or in part, without premium or penalty.  Any such prepayment made (i) in part shall be in an aggregate amount not less than $1,000,000 and that is an integral multiple of $100,000 or (ii) in full shall be in an amount equal to the entire remaining balance of the Obligations.

Section 2.8                                    Mandatory Prepayments.

(a)                                 Asset Sales, Property Loss Events and Releases.  Subject to clause (e), below, upon receipt on or after the Closing Date by any Loan Party or any of its Subsidiaries of Net Cash Proceeds arising from (i) any Transfer by any Borrower of any of its property other than Transfers of its own Equity Interests and Transfers of property, each as permitted under Section 8.5 or (ii) any Property Loss Event with respect to any property of any Borrower to the extent resulting in the receipt by any Borrower of Net Cash Proceeds in excess of $1,000,000, the Borrower shall immediately pay or cause to be paid to the Administrative Agent an amount equal to 100% of such Net Cash Proceeds; provided, however, that, upon any such receipt, as long as no Event of Default shall be continuing, any Loan Party may make Permitted Reinvestments with such Net Cash Proceeds and the Borrower shall not be required to make or cause such payment to the extent (x) such Net Cash Proceeds are intended to be used to make Permitted Reinvestments and (y) on each Reinvestment Prepayment Date for such Net Cash Proceeds, the Borrower shall pay or cause to be paid to the Administrative Agent an amount equal to the Reinvestment Prepayment Amount applicable to such Reinvestment Prepayment Date and such Net Cash Proceeds.

(b)                                 Equity and Debt Issuances.  Subject to clause (e), below, upon receipt on or after the Closing Date by any Loan Party of Net Cash Proceeds arising from (i) the issuance or Transfer by any Borrower of its own Equity Interests (other than any issuance of common Equity Interests of any Borrower occurring in the ordinary course of business to any director, member of the management or employee of such Borrower or any Subsidiary of such Borrower), the Borrower shall immediately pay or cause to be paid to the Administrative Agent an amount equal to 100% of such Net Cash Proceeds or (ii) the incurrence by any Borrower of Indebtedness of the type specified in clause (a) or (b) of the definition thereof, the Borrower shall immediately pay or cause to be paid to the Administrative Agent an amount equal to 100% of such Net Cash Proceeds.

(c)                                  Excess Outstandings.  On any date on which the aggregate principal amount of Revolving Credit Outstandings exceeds the lesser of the aggregate Revolving Credit Commitments and the Borrowing Base, Borrower shall pay to Administrative Agent an amount equal to such excess.

(d)                                 ABL Credit Facility.  Upon termination of the ABL Credit Agreement, Borrower shall immediately pay to Administrative Agent an amount equal to the Revolving Credit Outstandings, and the Revolving Credit Facility shall terminate.

(e)                                  Application of Payments.  Any payments made to Administrative Agent pursuant to this Section 2.8, unless specifically stated otherwise, shall be subject to the applicable Termination Fee, if any.  All payments pursuant to this Section 2.8 shall be applied to the Obligations in accordance with Section 2.12(b).  Notwithstanding the foregoing, if any Lease, including the Master Leases (as existing on the date hereof and not amended, modified or entered into in violation of this Agreement) requires the application of such proceeds in a manner inconsistent with clause (a), as applicable, above, Administrative Loan Party on behalf of Borrowers (1) shall provide notice to Administrative Agent, (2) shall apply, or shall cause the applicable Borrower to apply, the proceeds of such insurance as directed in the respective Lease and (3) shall not be required to apply such proceeds in accordance with clause (a) above.

Section 2.9                                    Interest.

(a)                                 Rate.  All Loans and the outstanding amount of all other Obligations (other than pursuant to Secured Hedge Agreements) shall bear interest, in the case of Loans, on the unpaid principal amount thereof from the date such Loans are made, and, in the case of such other Obligations, from the date such other Obligations are due and payable until, in all cases, paid in full, except as otherwise provided in clause (c) below, as follows:  (i) in the case of Base Rate Loans, at a rate per annum equal to the sum of the Base Rate in effect from time to time plus the Applicable Margin — Base Rate, (ii) in the case of LIBOR Rate Loans that are Revolving Loans, at a rate per annum equal to the sum of the LIBOR — Revolving Loan and the Applicable Margin — Revolving Credit LIBOR Loan, each as in effect for the applicable Interest Period, and (iii) in the case of other Obligations, at a rate per annum equal to the sum of the Base Rate and the Applicable Margin — Base Rate in effect from time to time.

(b)                                 Payments.  Interest accrued shall be payable in arrears commencing on the Closing Date, and

(i)                                     if accrued on the principal amount of any Loan,

(A)                               with respect to any Loan, at maturity (whether by acceleration or otherwise) or upon any prepayment of the principal amount on which such interest has accrued;

(B)                               (1) if such Loan is a Base Rate Loan, on the last day of each calendar quarter commencing on the first such day following the making of such Loan, and (2) if such Loan is a LIBOR Rate Loan, on the last day of each Interest

Period applicable to such Loan and, if applicable, on each date during such Interest Period occurring every three months from the first day of such Interest Period; and

(ii)                                  if accrued on any other Obligation, on demand from and after the time such Obligation is due and payable (whether by acceleration or otherwise).

(iii)                               Notice of the amount to be paid shall be sent to Administrative Loan Party (for all Borrowers) on or about the first day of each month during which any amount is to be paid, which notice shall include each Obligation then due and owing.

(c)                                  Default Interest.  Notwithstanding the rates of interest specified in clause (a) above or elsewhere in any Loan Document, effective immediately upon (i) the occurrence of any Event of Default under Section 9.1(g) or (h) or (ii) the delivery of a notice by Administrative Agent or the Required Lenders to Borrowers during the continuance of any other Event of Default and, in each case, for as long as such Event of Default shall be continuing, the principal balance of all Obligations (including any Obligation that bears interest by reference to the rate applicable to any other Obligation then due and payable) shall bear interest at a rate that is 2.0% per annum in excess of the interest rate then applicable to such Obligations, payable on demand or, in the absence of demand, on the date that would otherwise be applicable.

Section 2.10                             Conversion and Continuation Options.

(a)                                 Option.  Each LIBOR Rate Loan shall continue from one Interest Period to the succeeding Interest Period as a LIBOR Rate Loan unless (i) Administrative Loan Party on behalf of Borrowers requests such Loan to be converted to a Base Rate Loan, (ii) such continuation is prohibited by this Section 2.10 or (iii) the last day of such succeeding Interest Period is after the Scheduled Revolving Credit Termination Date (in which case, upon the expiration of the applicable Interest Period, such Loan shall be automatically converted to a Base Rate Loan).  Borrowers may convert any LIBOR Rate Loan to a Base Rate Loan at any time on any Business Day, upon prior written notice to Administrative Agent of Borrower’s desire to convert such LIBOR Rate Loan into a Base Rate Loan, subject to the payment of any breakage costs required by Section 2.16(a).  In the case of Base Rate Loans, Borrowers may convert such Base Rate Loans or any portion thereof into LIBOR Rate Loans at any time on any Business Day upon three (3) Business Days prior notice to Administrative Agent; provided, however, that, no conversion in whole or in part of Base Rate Loans to LIBOR Rate Loans and no continuation in whole or in part of LIBOR Rate Loans shall be permitted at any time at which (1) an Event of Default shall be continuing and Administrative Agent or the Required Lenders shall have determined in their sole discretion not to permit such conversions or continuations or (2) such continuation or conversion would be made during a suspension imposed by Section 2.15.

(b)                                 Procedure.  Each such election shall be made by giving Administrative Agent prior notice in accordance with clause (a) above, either (i) in substantially the form of Exhibit F (a “Notice of Conversion”) duly completed or (ii) pursuant to an E-System (including “MyAccount”) designated for such purpose by Administrative Agent. Each partial conversion or continuation shall be allocated ratably among the Lenders in the Revolving Credit Facility in accordance with their Pro Rata Share.

Section 2.11                             Fees.

(a)                                 Unused Commitment Fee.  Borrowers agree to pay to Administrative Agent for the benefit of each Revolving Credit Lender a commitment fee on the actual daily amount by which the Revolving Credit Commitment exceeds the Revolving Credit Outstandings (the “Unused Daily Balance”) from the Closing Date through the Revolving Credit Termination Date at a rate per annum equal to 0.50% payable in arrears (x) on the first day of each calendar month and (y) on the Revolving Credit Termination Date. For purposes of this Section 2.11(a), the Revolving Credit Commitment of any Defaulting Lender shall be deemed to be zero.

(b)                                 [Reserved].

(c)                                  Additional Fees.  Borrowers shall pay to Administrative Agent and its Related Persons its reasonable and customary fees and expenses in connection with any payments made pursuant to Section 2.16(a) (Breakage Costs) and such other fees as described in the Fee Letter.

Section 2.12                             Application of Payments.

(a)                                 Application of Voluntary Prepayments.  Unless otherwise provided in this Section 2.12 or elsewhere in any Loan Document, all voluntary prepayments received by Administrative Agent shall be applied as designated by Administrative Loan Party on behalf of Borrowers.

(b)                                 Application of Mandatory Prepayments.  Subject to the provisions of clause (c) below with respect to the application of payments during the continuance of an Event of Default, any payment made by Borrowers to Administrative Agent pursuant to Section 2.8 or any other prepayment of the Obligations required to be applied in accordance with this clause (b) shall be applied to repay the outstanding principal balance of the Revolving Loans and, thereafter, any excess shall be retained by Borrower.

(c)                                  Application of Payments During an Event of Default.  Each Loan Party hereby irrevocably waives, and agrees to cause each Loan Party to waive, the right to direct the application during the continuance of an Event of Default of any and all payments in respect of any Obligation and any proceeds of Collateral and agrees that, notwithstanding the provisions of clause (a) above, Administrative Agent may, and, upon (1) the direction of the Required Lenders or (2) the termination of any Revolving Credit Commitment or the acceleration of any Obligation pursuant to Section 9.2, shall apply all payments in respect of any Obligation and all proceeds of Collateral first, to pay Obligations in respect of any cost or expense reimbursements, fees or indemnities then due to Administrative Agent, second, to pay Obligations in respect of any cost or expense reimbursements, fees or indemnities then due to the Revolving Credit Lenders (in their capacity as Lenders), third, to pay interest then due and payable in respect of the Revolving Loans, fourth, to repay the outstanding principal amounts of the Revolving Loans and to pay amounts owing with respect to Secured Hedge Agreements (but paid only to the extent and up to the amount of reserves against the Borrowing Base that have been established for “potential future exposure” as calculated by Administrative Agent in its sole credit judgment), and fifth, to the ratable payment of all other Obligations, including Cash Management Obligations.

(d)                                 Application of Payments Generally.  All payments that would otherwise be allocated to the Revolving Credit Lenders pursuant to this Section 2.12 shall instead be allocated first, to repay interest on any portion of the Revolving Loans that Administrative Agent may have advanced on behalf of any Lender for which Administrative Agent  has not then been reimbursed by such Lender or Borrower, second, to pay the outstanding principal amount of the foregoing obligations and third, to repay the Revolving Loans.  All repayments of any Revolving Loans shall be applied first, to repay such Loans outstanding as Base Rate Loans and then, to repay such Loans outstanding as LIBOR Rate Loans with those LIBOR Rate Loans having earlier expiring Interest Periods being repaid prior to those having later expiring Interest Periods.  If sufficient amounts are not available to repay all outstanding Obligations described in any priority level set forth in this Section 2.12, the available amounts shall be applied, unless otherwise expressly specified herein, to such Obligations ratably based on the proportion of the Secured Parties’ interest in such Obligations.  Any priority level set forth in this Section 2.12 that includes interest shall include all such interest, whether or not accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or similar proceeding, and whether or not a claim for post-filing or post-petition interest is allowed in any such proceeding.

Section 2.13                             Payments and Computations.

(a)                                 Procedure.  Administrative Loan Party on behalf of each Borrower shall make each payment under any Loan Document not later than 1:00 p.m. on the day when due to Administrative Agent by a single wire transfer for the Revolving Loan to the following account (or at such other account or by such other means to such other address as Administrative Agent shall have notified Administrative Loan Party for each Borrower in writing at least five (5) Business Days prior to such payment) in immediately available Dollars and without setoff or counterclaim:

ABA No. 021-001-033
Account Number 50271079
Deutsche Bank Trust Company Americas
Account Name:  HH Cash Flow Collections
Reference:  Genesis HealthCare LLC HFS# 2991

Administrative Agent shall promptly thereafter cause to be distributed immediately available funds relating to the payment of principal, interest or fees to the Lenders, in accordance with the application of payments set forth in Section 2.12.  The Lenders shall make any payment under any Loan Document in immediately available Dollars and without setoff or counterclaim.  Payments received by Administrative Agent after 1:00 p.m. shall be deemed to be received on the next Business Day.

(b)                                 Computations of Interests and Fees.  All computations of interest and of fees shall be made by Administrative Agent on the basis of a year of 360 days (or, in the case of Base Rate Loans whose interest rate is calculated based on the rate set forth in clause (a) of the definition of “Base Rate,” 365/366 days), in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest and fees are payable.  Each determination of an interest rate or the amount of a fee hereunder shall be made by Administrative Agent (including determinations of a LIBOR — Revolving Loan or Base Rate in accordance with the definitions of LIBOR Rate and Base Rate, respectively) as set forth in the respective definition thereof and shall be conclusive, binding and final for all purposes, absent manifest error.

(c)                                  Payment Dates.  Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, the due date for such payment shall be extended to the next succeeding Business Day without any increase in such payment as a result of additional interest or fees; provided, however, that such interest and fees shall continue accruing as a result of such extension of time.

(d)                                 Advancing Payments.  Unless Administrative Agent shall have received notice from Administrative Loan Party on behalf of each Borrower to the Lenders prior to the date on which any payment is due hereunder that Borrowers will not make such payment in full, Administrative Agent may assume that Borrowers have made such payment in full to Administrative Agent on such date and Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender.  If and to the extent that Borrowers shall not have made such payment in full to Administrative Agent, each Lender shall repay to Administrative Agent on demand such amount distributed to such Lender together with interest thereon (at the Federal Funds Rate for the first Business Day and thereafter, at the rate applicable to Base Rate Loans under the Revolving Credit Facility) for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to Administrative Agent.

Section 2.14                             Evidence of Debt.

(a)                                 Records of Lenders.  Each Lender shall maintain in accordance with its usual practice accounts evidencing Indebtedness of each Borrower to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.  In addition, each Lender having sold a participation in any of its Obligations or having identified an SPV as such to Administrative Agent, acting as agent of each Borrower solely for this purpose and solely for tax purposes, shall establish and maintain at its address referred to in Section 11.11 (or at such other address as such Lender shall notify Borrower) a record of ownership, in which such Lender shall register by book entry (A) the name and address of each such participant and SPV (and each change thereto, whether by assignment or otherwise) and (B) the rights, interest or obligation of each such participant and SPV in any Obligation, in any Revolving Credit Commitment and in any right to receive any payment hereunder.

(b)                                 Records of Administrative Agent.  Administrative Agent, acting as agent of each Borrower solely for tax purposes and solely with respect to the actions described in this Section 2.14, shall establish and maintain at its address referred to in Section 11.11 (or at such other address as Administrative Agent may notify Borrower) (A) a record of ownership (the “Register”) in which Administrative Agent agrees to register by book entry the interests (including any rights to receive payment hereunder) of Administrative Agent, each Lender and the Revolving Credit Outstandings, each of their obligations under this Agreement to participate in each Loan and any assignment of any such interest, obligation or right and (B) accounts in the Register in accordance with its usual practice in which it shall record (1) the names and addresses of the Lenders (and each change thereto pursuant to Section 2.18 (Substitution of Lenders) and Section 11.2 (Assignments and Participations; Binding Effect)), (2) the Revolving Credit Commitments of each Lender, (3) the amount of each Loan and each funding of any participation described in clause (A) above, for LIBOR Rate Loans, the Interest Period applicable thereto, (4) the amount of any principal or interest due and payable or paid, and (5) any other payment received by Administrative Agent from any Borrower and its application to the Obligations.

(c)                                  Registered Obligations.  Notwithstanding anything to the contrary contained in this Agreement, the Loans (including any Notes evidencing such Loans) are registered obligations, the right, title and interest of the Lenders and their assignees in and to such Loans shall be transferable only upon notation of such transfer in the Register and no assignment thereof shall be effective until recorded therein.  This Section 2.14 and Section 11.2 shall be construed so that the Loans are at all times maintained in “registered form” within the meaning of

Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and any related regulations (and any successor provisions).

(d)                                 Prima Facie Evidence.  The entries made in the Register and in the accounts maintained pursuant to clauses (a) and (b) above shall, to the extent permitted by applicable Requirements of Law, be prima facie evidence of the existence and amounts of the obligations recorded therein; provided, however, that no error in such account and no failure of any Lender or Administrative Agent to maintain any such account shall affect the obligations of any Loan Party to repay the Loans in accordance with their terms.  In addition, the Loan Parties, Administrative Agent, the Lenders shall treat each Person whose name is recorded in the Register as a Lender for all purposes of this Agreement.  Information contained in the Register with respect to any Lender shall be available for access by Borrower, Administrative Agent, such Lender at any reasonable time and from time to time upon reasonable prior notice.  No Lender shall, in such capacity, have access to or be otherwise permitted to review any information in the Register other than information with respect to such Lender unless otherwise agreed by Administrative Agent.

(e)                                  Notes.  Upon any Lender’s request, Borrowers shall promptly execute and deliver Notes to such Lender evidencing the Loans of such Lender in the Revolving Credit Facility and substantially in the form of Exhibit B; provided, however, that only one Note for the Revolving Credit Facility shall be issued to each Lender, except (i) to an existing Lender exchanging existing Notes to reflect changes in the Register relating to such Lender, in which case the new Notes delivered to such Lender shall be dated the date of the original Notes and (ii) in the case of loss, destruction or mutilation of existing Notes and similar circumstances.  Each Note, if issued, shall only be issued as means to evidence the right, title or interest of a Lender or a registered assignee in and to the related Loan, as set forth in the Register, and in no event shall any Note be considered a bearer instrument or obligation.

Section 2.15                             Suspension of LIBOR Rate Option.  Notwithstanding any provision to the contrary in this Article 2, the following shall apply:

(a)                                 Interest Rate Unascertainable, Inadequate or Unfair.  In the event that (A) Administrative Agent determines that adequate and fair means do not exist for ascertaining the applicable interest rates by reference to which the LIBOR — Revolving Loan is determined or (B) Required Lenders, as the case may be, notify Administrative Agent that the LIBOR — Revolving Loan, as the case may be, for any Interest Period will not adequately reflect the cost to such Lenders of making or maintaining such Loans for such Interest Period by reason of any changes arising after the Closing Date, Administrative Agent shall promptly so notify Administrative Loan Party and such Lenders, whereupon the obligation of each such Lender to make or to continue LIBOR Rate Loans shall be suspended as provided in clause (c) below until Administrative Agent shall notify Administrative Loan Party that the Required Lenders, as the case may be, have determined that the circumstances causing such suspension no longer exist.

(b)                                 Illegality.  If any Lender determines that the introduction of, or any change in or in the interpretation of, any Requirement of Law after the date of this Agreement shall make it unlawful, or any Governmental Authority shall assert that it is unlawful, for any Lender or its applicable lending office to make LIBOR Rate Loans or to continue to fund or maintain LIBOR Rate Loans, then, on notice thereof and demand therefor by such Lender to Administrative Loan Party through Administrative Agent, the obligation of such Lender to make or to continue LIBOR Rate Loans shall be suspended as provided in clause (c) below until such Lender shall, through Administrative Agent, notify Administrative Loan Party that it has determined that it may lawfully make LIBOR Rate Loans.

(c)                                  Effect of Suspension.  If the obligation of any Lender to make or to continue LIBOR Rate Loans is suspended, (A) the obligation of such Lender to convert Base Rate Loans into LIBOR Rate Loans shall be suspended, (B) such Lender shall make a Base Rate Loan at any time such Lender would otherwise be obligated to make a LIBOR Rate Loan, (C) Borrowers may revoke any pending Notice of Borrowing or Notice of Conversion or Continuation to make or continue any LIBOR Rate Loan or to convert any Base Rate Loan into a LIBOR Rate Loan and (D) each LIBOR Rate Loan of such Lender shall automatically and immediately (or, in the case of any suspension pursuant to clause (a) above, on the last day of the current Interest Period thereof) be converted into a Base Rate Loan.

Section 2.16                             Breakage Costs; Increased Costs; Capital Requirements.

(a)                                 Breakage Costs.  Borrowers shall compensate each Lender, upon demand from such Lender to such Borrower (with copy to Administrative Agent), for all Liabilities (including, in each case, those incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to prepare to fund, to fund or to maintain the LIBOR Rate Loans of such Lender to Borrowers but excluding any loss of the Applicable Margin on the relevant Loans) that such Lender may incur (A) to the extent, for any reason other than solely by reason of such Lender being a Defaulting Lender, a proposed Borrowing, conversion into or continuation of LIBOR Rate Loans does not occur on a date specified therefor in a Notice of Borrowing or a Notice of Conversion or Continuation or in a similar request made by telephone by Administrative Loan Party on behalf of Borrowers, (B) to the extent any LIBOR Rate Loan is paid (whether through a scheduled, optional or mandatory prepayment) or converted to a Base Rate Loan (including because of Section 2.15) on a date that is not the last day of the applicable Interest Period or (C) as a consequence of any failure by Borrowers to repay LIBOR Rate Loans when required by the terms hereof.  For purposes of this clause (a), each Lender shall be deemed to have funded each LIBOR Rate Loan made by it using a matching deposit or other borrowing in the London interbank market.

(b)                                 Increased Costs.  If at any time any Lender determines that, after the Closing Date, the adoption of, or any change in or in the interpretation, application or administration of, or compliance with, any Requirement of Law (other than any imposition or increase of Reserve Requirements) from any Governmental Authority shall have the effect of (i) increasing the cost to such Lender of making, funding or maintaining any LIBOR Rate Loan or to agree to do so or of participating, or agreeing to participate, in extensions of credit or (ii) imposing any other cost to such Lender with respect to compliance with its obligations under any Loan Document, then, upon demand by such Lender (with copy to Administrative Agent), Borrowers shall pay to Administrative Agent for the account of such Lender amounts sufficient to compensate such Lender for such increased cost.

(c)                                  Increased Capital Requirements.  If at any time any Lender determines that, after the Closing Date, the adoption of, or any change in or in the interpretation, application or administration of, or compliance with, any Requirement of Law (other than any imposition or increase of Reserve Requirements) from any Governmental Authority regarding capital adequacy, reserves, liquidity requirements, special deposits, compulsory loans, insurance charges against property of, deposits with or for the account of, Obligations owing to, or other credit extended or participated in by, any Lender or any similar requirement (in each case other than any imposition or increase of Reserve Requirements) shall have the effect of reducing the rate of return on the capital of such Lender’s (or any corporation controlling such Lender) as a consequence of its obligations under or with respect to any Loan Document to a level below that which, taking into account the capital adequacy policies of such Lender, or corporation, such Lender, or corporation could have achieved but for such adoption or change, then, upon demand from time to time by such Lender (with a copy of such demand to Administrative Agent), Borrowers shall pay to Administrative Agent for the account of such Lender amounts sufficient to compensate such Lender for such reduction.

(d)                                 Compensation Certificate.  Each demand for compensation under this Section 2.16 shall be accompanied by a certificate of the Lender claiming such compensation, setting forth the amounts to be paid hereunder, which certificate shall be prima facie evidence of such, absent manifest error.  In determining such amount, such Lender may use any reasonable averaging and attribution methods.  Notwithstanding anything to the contrary in this Section, the Borrowers shall not be required to compensate a Lender pursuant to this Section for any amounts incurred more than six months prior to the date such Lender notifies the Borrowers of such Lender’s intention to claim compensation therefore; provided that if the circumstances giving rise to such claim have retroactive effect, then such six month period shall be extended to include such period of retroactive effect.

(e)                                  Certain Regulatory Developments.  Notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case, pursuant to Basel III, shall in each case be deemed to be a change in a Requirement of Law, regardless of the date enacted, adopted, issued or implemented.

Section 2.17                             Taxes.

(a)                                 All payments made by or on behalf of any Loan Party under any Loan Document  shall be made free and clear of, and without deduction or withholding for or on account of, any Taxes, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority responsible for administering taxes, excluding (i) net income Taxes (however determined) and franchise Taxes (in lieu of net income Taxes) imposed on the Administrative Agent or any Secured Party as a result of a present, former or future connection between the Administrative Agent or such Secured Party and the jurisdiction of the Governmental Authority imposing such Tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent or such Secured Party having executed, delivered or performed its obligations or received a payment under, or enforced, any Loan Document), (ii) any branch profits Taxes imposed by the United States, (iii) any United States withholding Tax that (A) is imposed on amounts payable to a Secured Party at the time such Secured Party becomes a party to this Agreement or designates a new lending office, except to the extent that such Secured Party (or its assignor, if any) was entitled at the time of designation of a new lending office (or assignment) to receive additional amounts from the Loan Party with respect to such withholding Tax pursuant to this Section or (B) or is attributable, in the case of a Non-U.S. Lender  Party (as defined below), to such Non-U.S. Lender Party’s failure to comply with Section 2.17(d) or is attributable, in the case of a U.S. Lender Party (as defined below) to such U.S. Lender Party’s failure to comply with Section 2.17(e), and (iv) any United States withholding Tax imposed under FATCA (together the amounts described in clauses (i) through (iv) are the “Excluded Taxes”).  If any such Taxes that are not Excluded Taxes (the “Non-Excluded Taxes”) or Other Taxes are required to be withheld from any amounts payable by or on behalf of any Loan Party, the amounts payable by the Loan Party shall be increased to the extent necessary to yield the Administrative Agent or such Secured Party (after deduction or withholding of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement.  For avoidance of doubt, payments made to any Secured Party arising under a document or agreement other than a Loan Document (but including any Secured Hedge Agreement or Cash Management Document) shall not be subject to adjustment under this Section 2.17.

(b)                                 The Borrowers shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)                                  Whenever any Non-Excluded Taxes or Other Taxes are payable by the Loan Parties, as promptly as possible thereafter the Loan Parties shall send to the Administrative Agent for the account of the Administrative Agent or the relevant Secured Party, as the case may be, a certified copy of an original official receipt received by the Loan Parties showing payment thereof if such receipt is obtainable, or, if not, other reasonable evidence of payment satisfactory to the Administrative Agent.

(d)                                 Each Secured Party that is not a United States Person (as such term is defined in Section 7701(a)(30) of the Code) (a “Non-U.S. Lender Party”) shall deliver to Administrative Loan Party and the Administrative Agent (or, in the case of a participant, to Administrative Loan Party and to the Lender from which the related participation shall have been purchased) (i) two accurate and complete original, signed copies of IRS Form W-8ECI, W-8EXP, W-8BEN (claiming benefits under an applicable treaty) or W-8IMY (together with any applicable underlying forms), whichever is applicable, (ii) in the case of a Non-U.S. Lender Party claiming exemption from United States federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest,” a statement substantially in the form of Exhibit L and two accurate and complete original, signed copies of IRS Form W-8BEN, or any subsequent versions or successors to such forms, in each case properly completed and duly executed by such Non-U.S. Lender Party.  Such forms shall be delivered by each Non-U.S. Lender Party on or before the date it becomes a party to this Agreement (or, in the case of any participant, on or before the date such participant purchases the related participation).  In addition, each Non-U.S. Lender Party shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender Party.  Notwithstanding any other provision of this paragraph, a Non-U.S. Lender Party shall not be required to deliver any form pursuant to this paragraph that such Non-U.S. Lender Party is not legally able to deliver.

(e)                                  Each Secured Party that is a United States Person (as such term is defined in Section 7701(a)(30) of the Code) (a “U.S. Lender Party”) shall deliver to Administrative Loan Party and the Administrative Agent two accurate and complete original, signed copies of IRS Form W-9, or any subsequent versions or successors to such form.  Such forms shall be delivered by each U.S. Lender Party on or before the date it becomes a party to this Agreement.  In addition, each U.S. Lender Party shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such U.S. Lender Party.

(f)                                   The Borrowers shall indemnify the Administrative Agent and any Secured Party, within 30 days after the written demand therefor, the full amount of any Non-Excluded Taxes or Other Taxes (including any Non-Excluded Taxes or Other Taxes imposed or asserted on amounts payable under this Section) payable or paid by the Administrative Agent or Secured Party whether or not such Taxes are correctly or legally asserted by the relevant Governmental Authority.  A certificate as to the amount of such amount or liability delivered to Administrative Loan Party by a Secured Party (with a copy to the Administrative Agent) or by the Administrative Agent on its behalf of on behalf of a Secured Party, shall be conclusive absent manifest error.

(g)                                  If any Secured Party determines, in good faith, that it has received a refund of any Non-Excluded Taxes or Other Taxes as to which it has been indemnified by the Borrowers or with respect to which a Loan Party has paid additional amounts pursuant to this Section, it shall promptly pay over such refund to the Borrowers (but only to the extent of indemnity payments made, or additional amounts paid, by the Loan Party under this Section with respect to the Non-Excluded Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Secured Party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrowers, upon the request of the Administrative Agent or such Secured Party, agree to repay the amount paid over to the Borrowers (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Secured Party in the event the Administrative Agent or such Secured Party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this paragraph (g), in no event will the Administrative Agent or Lender be required to pay any amount to the Borrowers pursuant to this paragraph (g) the payment of which would place the Secured Party in a less favorable net after-Tax position than the Secured Party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid.  This paragraph shall not be construed to require the Administrative Agent or any Secured Party to make available its Tax Returns (or any other information relating to its Taxes which it deems confidential) to the Borrowers or any other Person.

(h)                                 Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Non-Excluded Taxes attributable to such Lender (but only to the extent that the Borrowers have not already indemnified the Administrative Agent for such Non-Excluded Taxes and without limiting the obligation of the Borrowers to do so), and (ii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (h).  The agreements in this paragraph (h) shall survive the resignation and/or replacement of the Administrative Agent.

(i)                                     If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Administrative Loan Party and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by Administrative Loan Party or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Administrative Loan Party or the Administrative Agent as may be necessary for the Borrowers and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this paragraph, FATCA shall include any amendments made to FATCA after the date of this Agreement.

(j)                                    The agreements in this Section shall survive the termination of this Agreement and the payment of the Obligations.

Section 2.18                             Substitution of Lenders.

(a)                                 Substitution Right.  In the event that any Lender in the Revolving Credit Facility that is not an Affiliate of Administrative Agent (an “Affected Lender”), (i) makes a claim under clause (b) (Increased Costs) or (c) (Increased Capital Requirements) of Section 2.16, (ii) notifies Administrative Loan Party pursuant to Section 2.15(b) (Illegality) that it becomes illegal for such Lender to continue to fund or make any LIBOR Rate Loan in the Revolving Credit Facility, (iii) makes a claim for payment pursuant to Section 2.17 (Taxes), (iv) becomes a Defaulting Lender with respect to the Revolving Credit Facility or (v) does not consent to any request made by Administrative Loan Party on behalf of Borrowers in good faith for an amendment, waiver or consent to any Loan Document for which the consent of the Required Lenders is obtained but that requires the consent of other Lenders in the Revolving Credit Facility, Borrowers may substitute for such Affected Lender in the Revolving Credit Facility any Lender or any Affiliate of any Lender or any other Person (other than a Restricted Person) reasonably acceptable (which acceptance shall not be unreasonably withheld or delayed) to Administrative Agent to the extent that an assignment to such replacement financial institution of the rights and obligations being acquired by it would otherwise require the consent of the Administrative Agent pursuant to Section 11.2(b) (in each case, a “Substitute Lender”).

(b)                                 Procedure.  To substitute such Affected Lender under the Revolving Credit Facility, Administrative Loan Party on behalf of Borrowers shall deliver a notice to Administrative Agent and such Affected Lender.  The effectiveness of such substitution shall be subject to the delivery to Administrative Agent by Administrative Loan Party on behalf of Borrowers (or, as may be applicable in the case of a substitution, by the Substitute Lender) of (i) payment for the account of such Affected Lender, of, to the extent accrued through, and outstanding on, the effective date for such substitution, all Obligations owing to such Affected Lender with respect to the Revolving Credit Facility (including those that will be owed because of such payment and all Obligations that would be owed to such Lender if it was solely a Lender in the Revolving Credit Facility, but shall not include, and Borrowers shall not be assessed any Termination Fee), and (ii) in the case of a substitution, (A) payment of the assignment fee set forth in Section 11.2(c) and (B) an assumption agreement in form and substance satisfactory to Administrative Agent whereby the Substitute Lender shall, among other things, agree to be bound by the terms of the Loan Documents and assume the Revolving Credit Commitment of the Affected Lender under the Revolving Credit Facility; provided that (u) such replacement does not conflict with any Requirement of Law, (v) the Borrowers shall be liable to such replaced Lender under Section 2.16 (as though Section 2.16 were applicable) if any LIBOR Rate Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (w) the replacement financial institution, if not already a Lender, shall be reasonably satisfactory to the Administrative Agent to the extent that an assignment to such replacement financial institution of the rights and obligations being acquired by it would otherwise require the consent of the Administrative Agent pursuant to Section 11.2(b), (x) the Borrowers shall pay all additional amounts (if any) required pursuant to Section 2.16 or 2.17, as the case may be, in respect of any period prior to the date on which such replacement shall be consummated, (y) if applicable, the replacement financial institution shall consent to such amendment or waiver and (z) any such replacement shall not be deemed to be a waiver of any rights that the Borrowers, the Administrative Agent or any other Lender shall have against the replaced Lender.

(c)                                  Effectiveness.  Upon satisfaction of the conditions set forth in clause (b) above, Administrative Agent shall record such substitution or payment in the Register, whereupon (i) in the case of any payment in full in the Revolving Credit Facility, such Affected Lender’s Revolving Credit Commitments in the Revolving Credit Facility shall be terminated and (ii) in the case of any substitution in the Revolving Credit Facility, (A) the Affected Lender shall sell and be relieved of, and the Substitute Lender shall purchase and assume, all rights and claims of such Affected Lender under the Loan Documents with respect to the Revolving Credit Facility, except that the Affected Lender shall retain such rights expressly providing that they survive the repayment of the Obligations and the termination of the Revolving Credit Commitments, (B) the Substitute Lender shall become a “Lender” hereunder having a Revolving Credit Commitment in the Revolving Credit Facility in the amount of such Affected Lender’s Revolving Credit Commitment in the Revolving Credit Facility and (C) the Affected Lender shall execute and deliver to Administrative Agent an Assignment to evidence such substitution and deliver any Note in its possession with respect to the Revolving Credit Facility; provided, however, that the failure of any Affected Lender to execute any such Assignment or deliver any such Note shall not render such sale and purchase (or the corresponding assignment) invalid.

Section 2.19                             Contribution.

(a)                                 Right of Contribution.  To satisfy obligations hereunder or otherwise for the benefit of one or more of the other Borrowers, if any Borrower (the “Overpaying Borrower”) (i) makes any payment in excess of its Allocable Share, or (ii) incurs a loss of its Collateral due to the foreclosure (or other realization by Lender) of, or the delivery of deeds in lieu of foreclosure relating to its Collateral and the value of such Collateral exceeded its Allocable Share, then such Overpaying Borrower shall be entitled, after indefeasible payment in full and the satisfaction of all obligations to Lender under the Loan Documents, to contribution from each of the benefited Borrowers, for the amounts so paid, advanced or benefited, up to such benefited Borrower’s then current Allocable Share, or both.  Any such contribution payments shall be made within 10 days after demand therefor.

(b)                                 Right of Subrogation After Payment in Full.  If any Borrower (a “Defaulting Borrower”) shall have failed to make a contribution payment as hereinabove provided, after indefeasible payment in full and the satisfaction of all obligations under the Revolving Credit Facility, as the case may be, the Overpaying Borrower shall be subrogated to the rights of Lenders against such Defaulting Borrower, including the right to receive a portion of such Defaulting Borrower’s Collateral in an amount equal to the contribution payment required hereunder that such Defaulting Borrower failed to make; provided, however, if Lenders return any payments in connection with a bankruptcy of a Borrower, all subrogated Borrowers shall jointly and severally repay Lenders all such amounts repaid, together with interest thereon at the then-current rate as set forth herein.  At the request of any Borrower or Borrowers, upon indefeasible payment in full and the satisfaction of all obligations under the Revolving Credit Facilities, Lenders shall assign the Collateral, without recourse, to such Borrower or Borrowers; provided, that, if Lenders shall have received conflicting requests from more than one Borrower to receive such Collateral and such requesting Borrowers cannot agree as to the disposition of such Collateral, Lenders shall have no obligation to deliver such Collateral to such requesting Borrowers unless and until such requesting Borrowers shall have agreed as to the disposition of such Collateral and so authorized Lenders jointly in writing.  Upon Lenders’ receipt of such authorization, Lenders shall assign the Collateral in question, without recourse, to Borrowers entitled to receive such Collateral within 90 days thereafter.  Prior to delivering such Collateral, Lenders shall be entitled to receive from the requesting Borrower or Borrowers such other assurances, indemnities and agreements as may be reasonably requested by Lenders.

(c)           Deemed Guaranty, Waivers.  To the extent any of the obligations of any individual Borrower under this Agreement or the Loan Documents are deemed to constitute a guaranty, such individual Borrower unconditionally and irrevocably waives and agrees not to assert any claim, defense, setoff or counterclaim based on diligence, promptness, presentment, requirements for any demand or notice hereunder or under any Loan Document including:  (i) any demand for payment or performance and protest and notice of protest, (ii) any notice of acceptance, (iii) any presentment, demand, protest or further notice or other requirements of any kind with respect to any guaranteed obligation (including any accrued but unpaid interest thereon) becoming immediately due and payable,  (iv) any other notice in respect of any guaranteed obligation or any part thereof, and (v) any defense arising by reason of any disability or other defense of any other Borrower.  While the Obligations are outstanding, such individual Borrower further unconditionally and irrevocably agrees not to (x) enforce or otherwise exercise any right of subrogation or any right of reimbursement or contribution or similar right against any other Borrower by reason of any Loan Document or any payment made thereunder or (y) assert any claim, defense, setoff or counterclaim it may have against any other Person or set off any of its obligations to such other Person against obligations of such other Person to any other Borrower.  No obligation of such individual Borrower shall be discharged other than by complete performance or express written waiver.

This is an unconditional and irrevocable waiver of any rights and defenses to which any individual Borrower may be entitled with respect to any of the obligations of such individual Borrower in the nature of a guaranty under the Revolving Credit Facilities, this Agreement or any other Loan Document arising from the fact that the obligations under the Revolving Credit Facilities are secured, in part, by real property.  Each individual Borrower hereby waives all rights and defenses arising out of an election of remedies by Lenders, even though any such election of remedies, such as a non-judicial foreclosure with respect to security for a guaranteed obligation, has destroyed such individual Borrower’s rights of subrogation and reimbursement against any other Person.

Such individual Borrower hereby waives and agrees not to assert any defense, whether arising in connection with or in respect of any of the following or otherwise, and hereby agrees that its obligations under this Agreement, even if deemed to be in the nature of a guaranty, are primary, irrevocable, absolute and unconditional and shall not be discharged as a result of or otherwise affected by any of the following (which may not be pleaded and evidence of which may not be introduced in any proceeding with respect to this Agreement, in each case except as otherwise agreed in writing by Administrative Agent):

(i)            the invalidity or unenforceability of any obligation of Borrowers under any Loan Document or any other agreement or instrument relating thereto (including any amendment, consent or waiver thereto), or any security for, or other guaranty of, any obligation hereunder or any part thereof, or the lack of perfection or continuing perfection or failure of priority of any security for the Obligations or any part thereof;

(ii)           (A) any delay in enforcing or the absence of any action to enforce Borrowers’ Obligations, or (B) any attempt or the absence of any attempt to collect any obligation hereunder or any part thereof from Borrowers or other action to enforce the same;

(iii)          any sale, exchange, release, surrender or other disposition of, or realization upon, any collateral securing the Obligations, or any amendment, waiver, settlement or compromise of any guaranties of the Obligations, or any other obligation of any Person with respect to the Loan Documents;

(iv)          the failure by any Person to take any steps to perfect and maintain any lien on, or to preserve any rights with respect to, any Collateral;

(v)           any workout, insolvency, bankruptcy proceeding, reorganization, arrangement, liquidation, dissolution or similar event or proceeding by or against Borrowers or any of their respective properties or any procedure, agreement, order, stipulation, election, action or omission thereunder, including any discharge or disallowance of, or bar or stay against collecting, any guaranteed obligation (or any interest thereon) in or as a result of any such proceeding;

(vi)          any foreclosure, whether or not through judicial sale, and any other Transfer of any Collateral or any election following the occurrence of an Event of Default by any Lender to proceed separately against any Collateral in accordance with such Lender’s rights under any applicable law;

(vii)         any other defense, setoff, counterclaim or any other circumstance that might otherwise constitute a legal or equitable discharge of any Borrower, Subsidiary of any Borrower, in each case other than the payment in full of the Obligations;

(viii)        the absence, impairment or loss of any right of reimbursement or subrogation or other right or remedy of any other Borrower;

(ix)          receipt by any Borrower of any notice or directive given at any time that is inconsistent with this Section 2.19; or

(x)           any renewal, amendment, modification or extension of this agreement or the other Loan Documents or any assignment or subletting or other changes or actions affecting the interest in the Collateral.

This means, among other things:  (i) Lenders may collect from such individual Borrower with respect to such obligation without first foreclosing on any Collateral pledged by any other Borrower and  (ii) if Lenders foreclose on any Collateral pledged by any such individual Borrower:  (A) the amount of the obligations under the Revolving Credit Facilities shall be reduced only by the price for which such Collateral is sold at the foreclosure sale, even if such Collateral is worth more than the sale price, and (B) Lenders may collect from such individual Borrower with respect to such obligation even if Lenders, by foreclosing on such Collateral, have destroyed any right such individual Borrower may have to collect from any other Loan Party.

Section 2.20          Reserved.

Section 2.21          Reserved.

Section 2.22          Defaulting Lenders.

(a)           Notwithstanding anything herein to the contrary, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i)            Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 11.1 unless otherwise agreed by the Borrowers and the Administrative Agent.

(ii)           Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article 9 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 11.8 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrowers may request (so long as no Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrowers, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and, sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction.  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)          No Defaulting Lender shall be entitled to receive any fees payable under Section 2.11 for any period during which such Lender is a Defaulting Lender (and the Borrowers shall not be required to pay any such fee that otherwise would have been required to have been paid to such Defaulting Lender).

(b)           If the Borrowers and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, such Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans to be held pro rata by the Lenders in accordance with the Revolving Credit Commitments, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while such Lender was a Defaulting Lender; provided, further, that, except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

ARTICLE 3
CONDITIONS TO LOANS

Section 3.1            Conditions Precedent to Loans.  The obligation of each Lender to continue any Loan on the Closing Date is subject to the satisfaction or due waiver of each of the following conditions precedent:

(a)           Certain Documents.  Administrative Agent shall have received on or prior to the Closing Date each of the following, each dated on or as of the Closing Date unless otherwise agreed by Administrative Agent, in form and substance reasonably satisfactory to Administrative Agent:

(i)            this Agreement and, to the extent not delivered prior to the Closing Date, if amended or amended and restated, the other Loan Documents as of the Closing Date, including Notes requested by any Lender and the Environmental Indemnity, in each case duly executed;

(ii)           to the extent not complete and/or delivered prior to the Closing Date, (A) copies of UCC and other appropriate search reports and of all effective prior filings listed therein, together with evidence of the termination of such prior filings and other documents with respect to the priority of the security interest of Administrative Agent in the Collateral, in each case as may be reasonably requested by Administrative Agent, and (B) all Control Agreements that, in the reasonable judgment of Administrative Agent, are required for the Loan Parties to comply with the Loan Documents as of the Closing Date, each duly executed by, in addition to the applicable Loan Party, the applicable financial institution;

(iii)          [Reserved];

(iv)          duly executed favorable opinions of counsel to the Loan Parties addressed to Administrative Agent and the Lenders and addressing, among other things, power and authority of Loan Parties, due execution and delivery and enforceability of this Agreement and the enforceability of the Loan Documents and the enforceability of the Liens arising under the Loan Documents, and such other matters as Administrative Agent may reasonably request, as reasonably approved by Administrative Agent;

(v)           to the extent not delivered prior to the Closing Date, (A) a copy of each Constituent Document of each Loan Party that is on file with any Governmental Authority in any jurisdiction, either (1) certified as unchanged since last delivery of such document to the Administrative Agent, or (2) certified as of a recent date by such Governmental Authority, and (B) certificates attesting to the good standing of such Loan Party in such jurisdiction, together with, if applicable, related tax certificates;

(vi)          a certificate of the secretary or other officer of each Loan Party in charge of maintaining books and records of such Loan Party certifying as to (A) the names and signatures of each officer of such Loan Party authorized to execute and deliver any Loan Document, (B) the Constituent Documents of such Loan Party attached to such certificate are complete and correct copies of such Constituent Documents as in effect on the date of such certification (or, for any such Constituent Document delivered pursuant to clause (v) above, that there have been no changes from such Constituent Document so delivered) and (C) the resolutions of such Loan Party’s board of directors or other appropriate governing body approving and authorizing the execution, delivery and performance of each Loan Document to which such Loan Party is a party;

(vii)         a certificate of a Responsible Officer of Borrowers to the effect that (A) each condition set forth in 3.1(e)(ii) and Section 3.2(b) has been satisfied and (B) both the Loan Parties taken as a whole and Borrowers are Solvent giving effect to the payment required pursuant to clause (b), below, and the payment of all estimated legal, accounting and other fees and expenses related hereto and thereto;

(viii)        [Reserved]; and

(ix)          not later than the date three (3) days prior to the Closing Date, all documents and information reasonably determined by any Lender as being required by regulatory authorities under the Patriot Act or any applicable “know your customer” or anti-money laundering rules or regulations, to the extent requested at least ten (10) days prior to the Closing Date.

(b)           Fee and Expenses.  There shall have been paid to Administrative Agent, for the account of Administrative Agent, its Related Persons, or any Lender, as the case may be, all fees and all reimbursements of reasonable out-of-pocket costs or expenses, in each case due and payable under any Loan Document and invoiced at least one Business Day prior to the Closing Date.

(c)           Consents.  Each Loan Party shall have obtained all Permits of, and effected all notices to and filings with, any Governmental Authority, in each case, as may be necessary in connection with the consummation of the transactions contemplated in any Loan Document.

(d)           Insurance Certificates.  The Borrowers shall have used commercially reasonable efforts to deliver to the Administrative Agent certificates in form and substance reasonably satisfactory to the Administrative Agent from the Borrowers’ insurance broker demonstrating that the insurance required to be maintained by Section 7.5 are in full force and effect, together with endorsements naming the Administrative Agent, on behalf of the Secured Parties, as additional insured or loss payee thereunder to the extent required by such Section 7.5.

(e)           Closing Date Transactions.  Administrative Agent shall be satisfied that (i) all documents, agreements, and certificates including all side letters executed and delivered in connection with this Agreement have been executed and delivered and each Related Document shall have been executed and delivered and shall be a valid and binding obligation of the parties thereto, enforceable against the such parties in accordance with its terms and (ii) the Master Leases shall not have been modified in any manner that would reasonably be expected to (A) materially adversely affect the tenant or the tenant’s business, (B) materially adversely affect the rights of the Lenders as provided in the applicable Master Lease Intercreditor Agreement;

Section 3.2            Conditions Precedent to Each Loan.  The obligation of each Lender on any date (including the Closing Date) to make any Loan is subject to the satisfaction of each of the following conditions precedent:

(a)           Request.  Administrative Agent shall have received, to the extent required by Article 2, a written, timely and duly executed and completed Notice of Borrowing and Borrowing Base Certificate demonstrating that, after giving effect to the requested Loan, the aggregate principal amount of Revolving Credit Outstandings does not exceed the Borrowing Availability.

(b)           Representations and Warranties; Financial Covenants; No Defaults.  The following statements shall be true on such date, both before and after giving effect to such Loan:  (i) the representations and warranties set forth in any Loan Document shall be true and correct (A) if such date is the Closing Date, on and as of such date and (B) otherwise, in all material respects on and as of such date, unless, in each case, such representations and warranties expressly relate to an earlier date, then on and as of such earlier date, (ii) the Borrowers shall be in compliance with Section 5.1 of this Agreement, and (iii) no Default or Event of Default shall be continuing.

(c)           Additional Matters.  Administrative Agent shall have received such additional documents and information as any Lender, through Administrative Agent, may reasonably request.

The representations and warranties set forth in any Notice of Borrowing (or any certificate delivered in connection therewith) shall be deemed to be made again on and as of the date of the relevant Loan and the acceptance of the proceeds thereof.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES

To induce the Lenders and Administrative Agent to enter into the Loan Documents, each Loan Party represents and warrants to each of them each of the following on and as of each date applicable pursuant to Section 3.2:

Section 4.1            Corporate Existence; Financial Statements; Compliance with Law.

(a)           Except as set forth on Schedule 4.1, each Loan Party (i) is duly and solely organized, validly existing and in good standing under the laws of the jurisdiction of its organization and does not constitute a joint venture, (ii) is duly qualified to do business as a foreign entity and in good standing under the laws of each jurisdiction where such qualification is necessary, except where the failure to be so qualified or in good standing would not, in the aggregate, reasonably be expected to have a Material Adverse Effect, (iii) has all requisite power and authority and the legal right to own, pledge, mortgage and operate its property, to lease or sublease any property it operates under a Lease or sublease, as applicable, and to conduct its business as now or currently proposed to be conducted, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, (iv) is in compliance with all applicable Requirements of Law and Healthcare Laws, except where the failure to be in compliance would not reasonably be expected to have a Material Adverse Effect, and (v) has all necessary Permits and Primary Licenses from or by, has made all necessary filings with, and has given all necessary notices to, each Governmental Authority having jurisdiction, to the extent required for such ownership, lease, sublease, operation, occupation or conduct of business, except where the failure to obtain such Permits and Primary Licenses, make such filings or give such notices, in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(b)           Except as set forth on Schedule 4.1, each Facility (i) is being operated as an assisted living, skilled nursing or independent living facility, as set forth on Schedule 4.16 attached hereto, (ii) is in conformance in all material respects with all insurance, reimbursement and cost reporting requirements and (iii) is in compliance with all applicable Requirements of Law and Healthcare Laws (giving effect to any waivers thereof currently in place), including all Primary Licenses, except, in each case, where the failure to be in conformance or compliance would not reasonably be expected to have a Material Adverse Effect.  Notwithstanding the foregoing, each Facility has a provider agreement that is in full force and effect under Medicare and/or Medicaid, as the case may be, except where the failure to do so would be limited to one or more Facilities accounting in the aggregate for less than 5% of Consolidated EBITDAR of the HUD Consolidated Group.  There is no threatened in writing, existing or pending revocation, suspension, termination, probation, restriction, limitation, or nonrenewal proceeding by any

Third-Party Payor Program, to which any Borrower may presently be subject with respect to any Facility that could reasonably be expected to have a Material Adverse Effect.  No Third Party Payor Program or private insurance cost report for any Facility remains open or unsettled in any material amount.

(c)           Except as set forth on Schedule 4.1, all Primary Licenses necessary for using and operating the Facilities for the uses described in clause (b) above are either held by the Borrower, or in the name of the applicable Borrower, as required under applicable Requirements of Law, and are in full force and effect, except where Borrowers’ failure to have same could not reasonably be expected to have a Material Adverse Effect.

(d)           To the Borrowers’ knowledge, with respect to any Facility, there are no proceedings by any Governmental Authority or notices thereof that are reasonably likely directly or indirectly, or with the passage of time (i) to have a material adverse impact on the Borrowers’ ability to accept and/or retain patients or residents or operate such Facility for its current use or result in the imposition of a fine, a sanction, a lower rate certification or a lower reimbursement rate for services rendered to eligible patients or residents, except to the extent that the same could not reasonably be expected to have a Material Adverse Effect, and, with respect to any Borrower’s ability to accept and/or retain patients or residents or operate such Facility, reimbursement for which is provided under Medicare or Medicaid, except to the extent that the same could not be reasonably likely to have an adverse impact on one or more Facilities accounting in the aggregate for more than 5% of the Consolidated EBITDAR of the HUD Consolidated Group, (ii) to modify, limit or result in the transfer, suspension, revocation or imposition of probationary use of any of the Permits or Primary Licenses, other than a transfer of such Permit or Primary License to a new location or to any Borrower if such Permit or Primary License is not already held by such Borrower, and (iii) to affect any Borrower’s continued participation in the Medicaid or Medicare programs or any other Third-Party Payor Programs, or any successor programs thereto, except to the extent that the same could not reasonably be expected to have a Material Adverse Effect, and, with respect to any Borrower’s continued participation in Medicare or Medicaid, except to the extent that the same could not reasonably be expected to affect one or more Facilities accounting in the aggregate for more than 5% of the Consolidated EBITDAR of the HUD Consolidated Group.

(e)           With respect to any Facility, except as set forth on Schedule 4.1(e), no Facility currently has outstanding any violation, and no statement of charges or deficiencies has been made or penalty enforcement action has been undertaken each that remain outstanding against any Facility, any Borrower or against any officer, director, partner, member or stockholder of any Borrower, by any Governmental Authority, and there have been no violations threatened in writing against any Facility’s, or any Borrower’s certification for participation in applicable Third-Party Payor Programs that remain open or unanswered, except to the extent that the same could not reasonably be expected to have a Material Adverse Effect and, with respect to any Facility’s or any Borrower’s certification for participation in Medicare or Medicaid, except to the extent that the same could not reasonably be expected to affect one or more Facilities accounting in the aggregate for more than 5% the Consolidated EBITDAR of the HUD Consolidated Group.

(f)            With respect to any Facility, (i) there are no current, pending or outstanding Third-Party Payor Programs reimbursement audits, appeals or recoupment efforts actually pending at any Facility, and (ii) to the Loan Parties’ knowledge, there are no years that are subject to an open audit in respect of any Third-Party Payor Program, other than customary audit rights pursuant to an Approved Insurer’s program, which, in each case, could reasonably be expected to have a Material Adverse Effect and, with respect to any such open audit in respect of Medicare or

Medicaid (other than customary audit rights pursuant to Medicare or Medicaid), could reasonably be expected to adversely affect any Borrower or one or more Facilities accounting in the aggregate for more than 5% of the Consolidated EBITDAR of the HUD Consolidated Group.

(g)           No Borrower (i) has received federal funds authorized under the Hill-Burton Act (42 U.S.C. 291, et seq.), as it may be amended or (ii) is a participant in any federal program whereby any governmental agency may have the right to recover funds by reason of the advance of federal funds.

Section 4.2            Loan and Related Documents.

(a)           Power and Authority.  The execution, delivery and performance by each Loan Party of the Loan Documents and the Related Documents to which it is a party and the consummation of the other transactions contemplated therein (i) are within such Loan Party’s corporate or similar powers and, at the time of execution thereof, have been duly authorized by all necessary corporate and similar action, (ii) do not (A) contravene such Loan Party’s Constituent Documents, (B) violate any applicable Requirement of Law in any material respect, (C) conflict with, contravene, constitute a default or breach under, or result in or permit the termination or acceleration of, any material Contractual Obligation of any Loan Party or any of its Subsidiaries (including other Related Documents and Loan Documents) other than those that (x) have been permanently waived or consented to in writing by the applicable counterparty or (y) would not, in the aggregate, have a Material Adverse Effect or (D) result in the imposition of any Lien (other than a Permitted Lien) upon any property of any Loan Party or any of its Subsidiaries and (iii) do not require any Permit of, or filing with, any Governmental Authority or any consent of, or notice to, any Person, other than (A) with respect to the Loan Documents, the filings required to perfect the Liens created by the Loan Documents, (B) those listed on Schedule 4.2 and that have been, or will be, prior to the Closing Date, obtained or made, copies of which have been, or, upon request, will be, prior to the Closing Date, made available or delivered to the Administrative Agent, and each of which on the Closing Date, will be in full force and effect and (C) those which the failure to obtain would not result in a Material Adverse Effect.  The Master Leases are valid, binding and enforceable in accordance with their respective terms.

(b)           Due Execution and Delivery.  Each Loan Document has been duly executed and delivered by each Loan Party that is a party thereto.  From and after its delivery to Administrative Agent, each Loan Document and Related Document that has been duly executed and delivered to the other parties thereto by each Loan Party thereto, is the legal, valid and binding obligation of such Loan Party and is enforceable against such Loan Party in accordance with its terms except to the extent limited by general principles of equity and by bankruptcy, insolvency, fraudulent conveyance or other similar laws affecting creditors’ rights generally.

Section 4.3            Reserved.

Section 4.4            Reserved.

Section 4.5            Material Adverse Effect.  Since the date of the most recent Consolidated Financial Statements delivered pursuant to Section 6.1(c), there have been no events, circumstances, developments or other changes in facts that would, in the aggregate, have a Material Adverse Effect.

Section 4.6            Solvency.  Both before and after giving effect to (a) the Loans made on or prior to the date this representation and warranty is made, (b) the disbursement of the proceeds of such Loans, (c) the consummation of the transactions contemplated by the Related Documents and (d) the payment and accrual of all transaction costs in connection with the foregoing and any contribution and indemnification between any Person and each Loan Party, each Loan Party is Solvent.

Section 4.7            Litigation.  Except as disclosed on Schedule 4.7, there are no pending (or, to the knowledge of any Loan Party, threatened) actions, investigations, suits, proceedings, audits, claims, demands, orders or disputes affecting the Loan Parties with, by or before any Governmental Authority other than those that would not reasonably be expected to, in the aggregate, have a Material Adverse Effect.

Section 4.8            Taxes.  Except as set forth on Schedule 4.8 for which reserves shall be established upon the reasonable request of the Administrative Agent, or for such matters as would not reasonably be expected individually or in the aggregate to cause a Material Adverse Effect, all federal, state, local and foreign income and franchise and other material tax returns, reports and statements (collectively, the “Tax Returns”) required to be filed by any Loan Party have been filed in its own name with the appropriate Governmental Authorities in all jurisdictions in which such Tax Returns are required to be filed, all such Tax Returns are true and correct in all material respects, and all Taxes, charges and other impositions reflected therein or otherwise due and payable have been paid prior to the date on which any Liability may be added thereto for non-payment thereof except for those contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves are maintained on the books of the appropriate Loan Party in accordance with GAAP.  Other than as set forth on Schedule 4.8, no material Tax Return is under audit or examination by any Governmental Authority and no written notice of such an audit or examination or any written assertion of any claim for material Taxes has been given or made by any Governmental Authority.  Except as set forth on Schedule 4.8, or for such matters as would not reasonably be expected individually or in the aggregate to cause a Material Adverse Effect, proper and accurate amounts have been withheld by each Loan Party from their respective employees for all periods in full and complete compliance with the Tax, social security and unemployment withholding provisions of applicable Requirements of Law and such withholdings have been timely paid to the respective Governmental Authorities.  No Tax Affiliate has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b) or has been a member of an affiliated, combined or unitary group other than the group of which a Tax Affiliate is the common parent.

To the extent required to be paid on or prior to the Closing Date, all Other Taxes required to be paid in connection with the granting of the security interest under the Loan Documents have been paid or will be paid on the Closing Date.

Section 4.9            Margin Regulations.  No Loan Party is engaged in the business of extending credit for the purpose of, and no proceeds of any Loan or other extensions of credit hereunder will be used for the purpose of, buying or carrying margin stock (within the meaning of Regulation U of the Federal Reserve Board) or extending credit to others for the purpose of purchasing or carrying any such margin stock, in each case in contravention of Regulation T, U or X of the Federal Reserve Board.

Section 4.10          No Burdensome Obligations; No Defaults.  No Loan Party is a party to any Contractual Obligation, no Loan Party has Constituent Documents containing obligations, and, to the knowledge of any of the Loan Parties, there are no applicable Requirements of Law, in each case the compliance with which would have, in the aggregate, a Material Adverse Effect.  No Loan Party (and, to the knowledge of each Loan Party, no other party thereto) is in default under or with respect to any Contractual Obligation of any Loan Party, other than those that would not, in the aggregate, have a Material Adverse Effect.

Section 4.11                             Investment Company Act.  No Loan Party is an “investment company” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company”, as such terms are defined in the Investment Company Act of 1940.

Section 4.12                             Labor Matters.  There are no strikes, work stoppages, slowdowns or lockouts existing, pending (or, to the knowledge of any Loan Party, threatened) against or involving any Loan Party, except, for those that would not, in the aggregate, have a Material Adverse Effect.  Except as set forth on Schedule 4.12, as of the Closing Date, (a) there is no collective bargaining or similar agreement with any union, labor organization, works council or similar representative covering any employee of any Loan Party, (b) no petition for certification or election of any such representative is existing or pending with respect to any employee of any Loan Party and (c) no such representative has sought certification or recognition with respect to any employee of any Loan Party.

Section 4.13                             ERISA.

(a)                                 Schedule 4.13(a) sets forth, as of the Closing Date, a complete and correct list of, and that separately identifies, (a) all Title IV Plans, (b) all Multiemployer Plans and (c) all material Benefit Plans.  Each Benefit Plan and Multiemployer Plan, and each trust thereunder, intended to qualify for tax exempt status under Section 401 or 501 of the Code or other Requirements of Law so qualifies.  Except for those that would not, in the aggregate, have a Material Adverse Effect, (x) each Benefit Plan and, to the knowledge of any Loan Party, Multiemployer Plan, is in compliance with applicable provisions of ERISA, the Code and other Requirements of Law, (y) there are no existing or pending (or to the knowledge of any Loan Party, threatened) claims (other than routine claims for benefits in the normal course), sanctions, actions, lawsuits or other proceedings (to the knowledge of any Loan Party) or investigation involving any Benefit Plan and, to the knowledge of any Loan Party, Multiemployer Plan, to which any Loan Party incurs or otherwise has or could have an obligation or any Liability and (z) no ERISA Event is reasonably expected to occur.  On the Closing Date, no ERISA Event has occurred in connection with which obligations and liabilities (contingent or otherwise) remain outstanding.  Except for such liabilities that would not, in the aggregate, have a Material Adverse Effect, no ERISA Affiliate would have any Withdrawal Liability as a result of a complete withdrawal, as of the Closing Date, from any Multiemployer Plan.

(b)                                 Schedule 4.13(b) sets forth, as of the Closing Date, a complete and correct list of, and that separately identifies, all Foreign Pension Plans.  Each Foreign Pension Plan, and each trust thereunder, intended to qualify for tax exempt status under any Requirements of Law so qualifies.  Except for those that would not, in the aggregate, have a Material Adverse Effect, each Foreign Pension Plan is in compliance with all requirements of law applicable thereto and the respective requirements of the governing documents for such plan.   No Loan Party has engaged in a transaction which would subject any Loan Party, directly or indirectly, to a tax or civil penalty that could reasonably be expected to result in a Material Adverse Effect.  With respect to each Foreign Pension Plan, reserves have been established in the financial statements furnished to Lenders in respect of any unfunded liabilities in accordance with applicable law and prudent business practice or, where required, in accordance with ordinary accounting practices in the jurisdiction in which such Foreign Pension Plan is maintained. The aggregate unfunded liabilities with respect to such Foreign Pension Plans will not result in liability of any Loan Party that could reasonably be expected to result in a Material Adverse Effect.

Section 4.14                             Environmental Matters.  Except for such matters as would not reasonably be expected individually or in the aggregate to cause a Material Adverse Effect, (i) the operations of each Loan Party are and have been in compliance with all applicable Environmental Laws, including obtaining, maintaining and complying with all Permits required by any applicable Environmental Law, (ii) no Loan Party is subject to or has received written notice of any Environmental Claim, or to its knowledge been threatened with any potential Environmental Claim, excluding any Environmental Claim which has been fully resolved with no further obligations on the part of said Loan Party, (iii) no Loan Party has received notice from a Governmental Authority that a Lien in favor of such Governmental Authority has attached to any Property of any Loan Party, securing, in whole or part, Environmental Liabilities, (iv) there has been no Release, or to the knowledge of any Loan Party, threatened Release, on, under or migrating to or from any real property currently, or to the knowledge of any Loan Party, formerly, owned, leased, subleased, operated, or otherwise occupied by any Loan Party that is likely to result in any Loan Party incurring Environmental Liabilities, and (v) to the knowledge of any Loan Party, there are no facts, circumstances or conditions arising out of or relating to the operations of any Loan Party or real property currently or, to the knowledge of any Loan Party, formerly owned, leased, subleased, operated or otherwise occupied by or for any Loan Party that would be reasonably expected to result in any Loan Party incurring Environmental Liabilities.

Section 4.15                             Intellectual Property.  To the knowledge of each Loan Party, except as could not reasonably be expected individually or in the aggregate to cause a Material Adverse Effect, (a) each Loan Party owns or licenses all Intellectual Property that is necessary for the operations of its business, (b) the conduct and operations of the businesses of each Loan Party does not infringe, misappropriate, dilute, violate or otherwise impair any Intellectual Property owned by any other Person and (c) no other Person has contested any right, title or interest of any Loan Party in, or relating to, any Intellectual Property, other than, in each case, as cannot reasonably be expected to affect the Loan Documents and the transactions contemplated therein.  Except for matters which are not reasonably expected to, in the aggregate, have a Material Adverse Effect, there is (x) no pending (or, to the knowledge of any Loan Party, threatened) action, investigation, suit, proceeding, audit, claim, demand, order or dispute affecting any Loan Party, (y) no judgment or order rendered by any competent Governmental Authority, and (z) no settlement agreement or similar Contractual Obligation entered into by any Loan Party, in each case, with respect to Intellectual Property owned by any Loan Party and/or based on a claim of infringement, misappropriation, dilution, violation or impairment or contest of Intellectual Property owned by a third party, and no Loan Party knows of any valid bases for any such claim.

Section 4.16                             Title; Real Property.

(a)                                 Set forth on Schedule 4.16 is, as of the Closing Date, (i) a complete and accurate list of all material Facilities and other material real property in which any Borrower owns a leasehold, or other interest setting forth, for each such real property, the current street address (including, where applicable, county/city, state and other relevant jurisdictions), the record owner thereof, the interest of such Borrower in such real property and, where applicable, each landlord, lessee and sublessee thereof, and (ii) each Contractual Obligation made by a Borrower, whether contingent or otherwise, to Transfer such real property on or after the date hereof.

(b)                                 Each Borrower has good and marketable, valid leasehold interests in all leased real property that is purported to be leased by it as set forth on Schedule 4.16 and owns or leases all of its Collateral and other material personal property (except, in the case of such other material personal property, as would not result in a Material Adverse Effect) regardless of the location of such personal property, in each case, free and clear of Liens other than Liens permitted under Section 8.2 and such real property and personal property constitutes all property necessary to conduct the business as currently conducted.

Section 4.17                             Full Disclosure.  The information (other than projections and statements of a general economic or general industry nature) prepared or furnished in writing by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with any Loan Document or any other transaction contemplated therein, when furnished and taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, in light of the circumstances when made, not materially misleading, when considered in their entirety; provided, however, that projections contained therein are not to be viewed as factual and that actual results during the periods covered thereby may differ from the results set forth in such projections by a material amount.

Section 4.18                             Patriot Act; OFAC.

(a)                                 No Loan Party or any of their Subsidiaries (and, to the knowledge of each Loan Party, no direct or indirect parent thereof) is in violation in any material respects of any United States Requirements of Law relating to terrorism, sanctions or money laundering (the “Anti-Terrorism Laws”), including (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended), and any other enabling legislation or executive order relating thereto, and (ii) the United States Executive Order No. 13224 on Terrorist Financing and the USA Patriot Act of 2001 (31 U.S.C. 5318 et seq.) (the “Patriot Act”).

(b)                                 No Loan Party or any of their Subsidiaries (or officer or director thereof) and, to the knowledge of the Loan Parties, no direct or indirect parent thereof (or director or officer of such direct or indirect parent), (i) is currently the subject of any Sanctions, (ii) is located, organized or residing in any Designated Jurisdiction, or (iii) is or has been (within the previous five years) engaged in any transaction with any Person who is now or was then the subject of Sanctions or who is located, organized or residing in any Designated Jurisdiction.  No Loan, nor the proceeds from any Loan, is being or has been used, directly or, to the knowledge of the Loan Parties, indirectly, to lend, contribute, provide or has otherwise made available to fund any activity or business in any Designated Jurisdiction or to fund any activity or business of any Person located, organized or residing in any Designated Jurisdiction or who is the subject of any Sanctions, or in any other manner that will result in any violation by any Person (including any Lender or the Administrative Agent) of Sanctions.  No part of the proceeds of the Loans made hereunder will be used by any Loan Party or its Affiliates, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office or anyone else acting in an official capacity in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

Section 4.19                             Eligible Accounts.  Administrative Agent and Lenders may rely, in determining which Accounts are Eligible Accounts, on all statements and representations made by the Borrowers with respect to any Account or Accounts.  With respect to the Eligible Accounts, the Borrowers represent that:

(a)                                 The Eligible Accounts are genuine and in all respects what they purport to be, and are not evidenced by a judgment;

(b)                                 The Eligible Accounts arise out of a completed, bona fide sale and delivery of goods or rendition of Medical Services to a Patient by a Borrower in the ordinary course of its business and in accordance with the terms and conditions of all purchase orders, contracts, certification, participation, certificate of need, or other documents relating thereto and forming a part of the contract between such Borrower and the Account Debtors;

(c)                                  The Eligible Accounts are for a liquidated amount maturing as stated in an electronically generated or a duplicate claim or invoice covering such sale or rendition of Medical Services, a copy of which has been furnished or is available to Administrative Agent;

(d)                                 To the best of the Borrowers’ knowledge, the Eligible Accounts are, and Lenders’ security interest in such Accounts is, not, and will not (by voluntary act or omission by the Borrowers), be in the future, subject to any offset, Lien, deduction, defense, dispute, counterclaim or any other adverse condition, and such Eligible Account are absolutely owing to a Borrower and are not contingent in any respect or for any reason;

(e)                                  To the best of the Borrowers’ knowledge, there are no facts, events or occurrences that in any way impair the validity or enforceability of the Eligible Accounts or tend to reduce the amount payable thereunder from the face amount of the claim or invoice and statements delivered to Lenders with respect thereto;

(f)                                   To the best of the Borrowers’ knowledge, (i) each Account Debtor under the Eligible Account had the capacity to contract at the time any contract or other document giving rise to the Account was executed and (ii) such Account Debtor is solvent; and

(g)                                  The Eligible Accounts are being billed and forwarded to each Account Debtor for payment in accordance with applicable Requirements of Law and compliance and conformance with any and requisite procedures, requirements and regulations governing payment by such Account Debtor with respect to such Accounts, and such Accounts if due from a Medicaid, Medicare, TRICARE or an Approved Insurer are properly payable directly to a Borrower.

Section 4.20                             Use of Proceeds.  Borrowers shall use the proceeds for working capital and general corporate purposes.

Section 4.21                             Insurance.   Schedule 4.21 sets forth, as of the Closing Date, a true, complete and correct description of all insurance maintained by each Loan Party for itself or the Borrowers as of the Closing Date.  As of the Closing Date, such insurance is in full force and effect and all premiums have been duly paid.  As of the date hereof, the Loan Parties have insurance in such amounts and covering such risks and liabilities as is customary with companies in the same or similar businesses operating in the same or similar locations.

Section 4.22                             Reportable Transactions.  No Borrower expects to identify one or more of the Loans under this Agreement as a “reportable transaction” on IRS Form 8886 filed with the U.S. Tax Returns for purposes of Section 6011, 6111 or 6112 of the Code or the Treasury regulations promulgated thereunder.

Section 4.23                             Security Documents. The Security Agreement is effective to create in favor of Administrative Agent for the benefit of the Secured Parties, a legal and valid security interest (with the priority specified in the applicable Master Lease Intercreditor Agreement) in the Collateral as provided in the Security Agreement (including any proceeds of any item of Collateral), subject to no Liens other than Permitted Liens.  In the case of (i) deposit accounts and securities accounts, when a Control Agreement is executed in connection therewith and (ii) the other Collateral described in the Security Agreement, when financing statements in appropriate form are filed in the offices specified on Schedule 4.23 (which financing statements have been duly completed and delivered to Administrative

Agent), the Administrative Agent shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral (including any proceeds of any item of Collateral) (solely to the extent a security interest in such Collateral can be perfected through the filing of financing statements in the offices specified on Schedule 4.23 and the other filings specified on Schedule 4.23 or the execution of a Control Agreement), as security for the Obligations, in each case prior and superior in right to any other Person (except with respect to Liens permitted by Section 8.2).

Section 4.24                             Schedules Deemed Updated.  To the extent that any of the terms and conditions in any of the Loan Documents shall be subject to any amendment, consent, or waiver entered into in accordance with the provisions of Section 11.1 and after giving effect thereto the failure to update schedules to address the express subject of such amendment, consent, or waiver would result in the representations made thereafter contradicting or being in conflict with any of the terms or conditions of this Agreement, then the schedules shall be deemed updated to the extent necessary to avoid such contradiction or conflict, provided that (i) the Loan Parties complied with each applicable disclosure and notice provisions (if any) and (ii) the substantive information and/or events giving rise to the disclosure do not violate the terms of this Agreement and/or the other Loan Documents or require further the consent of, or waiver by, the Administrative Agent and/or Lenders.  For avoidance of doubt, this Section 4.24 is intended merely to operate mechanically to avoid technical contradictions or conflicts and does not and shall not permit any substantive changes to schedules that are not otherwise expressly addressed and permitted in any amendment, consent, or waiver entered into in accordance with the provisions of Section 11.1.

ARTICLE 5
FINANCIAL COVENANTS

Each Loan Party agrees with the Lenders and Administrative Agent to each of the following:

Section 5.1                                    Liquidity.  Until the Revolving Credit Termination Date and regardless of whether there is any Revolving Loan outstanding, Liquidity of the HUD Consolidated Group and their respective Subsidiaries, on a Consolidated Basis, shall, at all times, be greater than an amount equal to 25% of the aggregate Revolving Credit Commitment outstanding.  Within 3 days after any Responsible Officer of any Loan Party knows or has reason to know of Borrowers failure to comply with this Section 5.1, Administrative Loan Party shall provide notice of such Default to Administrative Agent.

Section 5.2                                    Minimum Consolidated Fixed Charge Coverage Ratio.  Until the Revolving Credit Termination Date, the Consolidated Fixed Charge Coverage Ratio of the HUD Consolidated Group and their respective Subsidiaries, on a Consolidated Basis, as of the last day of each Fiscal Quarter during which any Revolving Loan was outstanding for any period of time during such Fiscal Quarter, shall not be less than 1.30:1.0.

Section 5.3                                    Reserved

Section 5.4                                    Reserved

Section 5.5                                    Reserved

Section 5.6                                    Investments to Cure Financial Covenant Defaults.

(a)                                 Notwithstanding anything to the contrary contained herein, in the event the Borrowers fail to comply with the requirements of the covenants as set forth in Section 5.1 or  5.2 (each, a “Financial Cure Covenant”) as at the last day of any Fiscal Quarter (a Fiscal Quarter ending on such day, a “Curable Period”), after the Closing Date until the expiration of the 10th day subsequent to the date the certificate calculating the Financial Cure Covenants is required to be delivered pursuant to Section 6.1(d) with respect to the period ending on the last day of such Fiscal Quarter, the Borrowers shall have the right (the “Cure Right”) to include any cash equity contribution made by GHC Holdings LLC, GHLLC or any of the Parent Companies to the Borrowers (which cash equity must consist of cash or Cash Equivalents not included in the calculation of Consolidated EBITDA or Consolidated EBITDAR pursuant to which Borrowers failed (or would have failed) to comply with any Financial Cure Covenant) after the beginning of such Fiscal Quarter and prior to the end of the Curable Period in the calculation of Consolidated EBITDA and Consolidated EBITDAR, with respect to Sections 5.2, and unrestricted cash and Cash Equivalents, with respect to Section 5.1 (the “Cure Amount”).  Upon the receipt by the Borrowers of cash from GHC Holdings LLC, GHLLC or any Parent Company in an amount equal to the Cure Amount pursuant to the exercise of such Cure Right, the Financial Cure Covenants shall be recalculated giving effect to the following pro forma adjustments (without duplication):

(i)                                     Consolidated EBITDA, Consolidated EBITDAR, unrestricted cash or Cash Equivalents, as applicable, for the Curable Period shall be increased, solely for the purpose of measuring the Financial Cure Covenants for such Fiscal Quarter and for applicable subsequent periods which include such Fiscal Quarter, and disregarded for any other purpose under this Agreement (including determining the availability of any baskets and step-downs), by an amount equal to the Cure Amount (for avoidance of doubt, to the extent the Cure Amount was included in the calculation of Consolidated EBITDA or Consolidated EBITDAR pursuant to which Borrowers failed (or would have failed) to comply with any Financial Cure Covenant, no additional pro forma adjustment for such amounts is permitted); and

(ii)                                  if, after giving effect to the foregoing recalculations, the Borrowers shall then be in compliance with the requirements of the Financial Cure Covenants, the Borrowers shall be deemed to have satisfied the requirements of the Financial Cure Covenants as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of the Financial Cure Covenants which had occurred shall be deemed cured for all purposes of this Agreement.

(b)                                 Limitations on Exercise of Cure Right, etc.  Notwithstanding anything herein to the contrary, (A) in no event shall the Borrowers be entitled to exercise the Cure Right more than once in any consecutive four Fiscal Quarter period or more than two times during the term of this Agreement; (B) the Cure Amount shall be no greater than the amount which, if added to Consolidated EBITDA, Consolidated EBITDAR, unrestricted cash or Cash Equivalents, as applicable, for the Curable Period, would cause the Borrowers to be in compliance with the Financial Cure Covenants for the relevant determination period ending on the last day of such Curable Period (it being understood and agreed that for purposes of calculating such amount no effect shall be given to any pricing, financial ratio-based conditions or any baskets with respect to covenants under this Agreement on account of receipt of such proceeds) and (C) such proceeds shall not result in any reduction of Indebtedness for purposes of calculating compliance with any of the financial covenants for such Fiscal Quarter.  Upon the Administrative Agent’s receipt of an irrevocable notice from Administrative Loan Party that it intends to exercise the Cure Right with respect to the Financial Cure Covenants as of the last day of any Fiscal Quarter (the “Notice of Intent to Cure”), then, until the 10th day subsequent to the date the certificate calculating such Financial Cure Covenants is required to be delivered pursuant to Section 6.1(d) to which such Notice of Intent to Cure relates, neither the Administrative Agent nor any Lender shall exercise the right to accelerate the Loans or terminate the Revolving Credit Commitments (except to the extent that, during such period, the Scheduled Revolving Credit Termination Date shall occur, in which case the applicable Revolving Credit Commitments shall terminate) and neither the Administrative Agent nor any Lender shall exercise any right to foreclose on or take possession of the Collateral solely on the basis of an Event of Default having occurred and being continuing under Section 5.1 or 5.2, as applicable, in respect of the period ending on the last day of such Fiscal Quarter.

ARTICLE 6
REPORTING COVENANTS

Each Loan Party agrees with the Lenders and Administrative Agent to each of the following (and, to the extent any information or report is delivered to Administrative Agent, Administrative Agent shall make such information available to Lenders), as long as any Obligation (other than contingent or indemnification obligations not then asserted or due) or any Revolving Credit Commitment remains outstanding:

Section 6.1                                    Financial Statements.  Borrowers shall deliver to Administrative Agent each of the following:

(a)                                 Reserved.

(b)                                 Quarterly Reports.  As soon as available, and in any event within 45 days after the end of each Fiscal Quarter of each Fiscal Year, (i) the Consolidated unaudited balance sheet of the HUD Consolidated Group as of the close of such Fiscal Quarter and related Consolidated statements of income and cash flow for such Fiscal Quarter and that portion of the Fiscal Year ending as of the close of such Fiscal Quarter, setting forth in comparative form the figures for the corresponding period in the prior Fiscal Year and the figures contained in the latest Projections, in each case certified by a Responsible Officer of each Borrower as fairly presenting in all material respects the Consolidated financial position, results of operations and cash flow of the HUD Consolidated Group as at the dates indicated and for the periods indicated in accordance with GAAP (subject to the absence of footnote disclosure and normal year-end adjustments), (ii) a consolidated statement of the collective operations of the businesses and Facilities (including an occupancy report, inventory of beds (indicating increases and decreases from the prior quarter) and an operating statement, each as of the last day of such calendar quarter and prepared on a Consolidated Basis, and a report of aged accounts receivable), and (iii) if requested by the Administrative Agent, statements of the operations of each business and Facility (including a current occupancy report and an inventory of beds (indicating increases and decreases from the prior quarter) and an operating statement, each as of the last day of such calendar quarter and prepared on a Consolidated Basis, and a report of aged accounts receivable).

(c)                                  Annual Reports.  As soon as available, and in any event within 120 days after the end of each Fiscal Year, (i) the Consolidated unaudited balance sheet of the HUD Consolidated Group as of the end of such year and related Consolidated statements of income, stockholders’ equity and cash flow for such Fiscal Year, each prepared in accordance with GAAP, (ii) a Consolidated statement of the collective operations of the businesses and Facilities (including an occupancy report and an operating statement, each as of the last day of such calendar year and prepared on a Consolidated Basis, and a report of aged accounts receivable), and (iii) if requested by the Administrative Agent, statements of the operations of each business and Facility (including a current occupancy report and an operating statement, each as of the last day of such calendar year and prepared on a Consolidated Basis, and a report of aged accounts receivable), in each case, certified by a Responsible Officer of each Borrower as fairly presenting in all material respects the Consolidated financial position, results of operations and cash flow of the HUD Consolidated Group as at the dates indicated and for the periods indicated in accordance with GAAP (subject to the absence of footnote disclosure and normal year-end adjustments).

(d)                                 Compliance Certificate.  Together with each delivery of any Financial Statement pursuant to clause (b) or (c) above, a Compliance Certificate substantially in the form attached hereto as Exhibit F, duly executed by a Responsible Officer of each Borrower that, among other things, (i) shows in reasonable detail the calculations used in determining each financial covenant, (ii) when delivered pursuant to clause (b) or (c), demonstrates compliance with each financial covenant contained in Article 5 that is tested at least on a quarterly basis (provided, however, that the financial covenant contained in Section 5.2 shall be tested only during such time as there is any Revolving Loan outstanding) and (iii) states that no Default is continuing as of the date of delivery of such Compliance Certificate or, if a Default is continuing, states the nature thereof and the action that Borrowers propose to take with respect thereto.

(e)                                  Borrowing Base Certificate.  As soon as available and in any event within 30 days after the end of each fiscal month, upon each request for a Revolving Loan and from time to time upon the request of Administrative Agent or pursuant to Section 2.8, Administrative Loan Party will deliver a Borrowing Base Certificate as at the last day of such period.

(f)                                   [Reserved].

(g)                                  Projections.  As soon as available, but in any event not later than 30 days after the end of each Fiscal Year, a reasonably detailed Consolidated budget for the following Fiscal Year in a form reasonably acceptable to the Administrative Agent including a projected Consolidated balance sheet of the Loan Parties as of the end of the following Fiscal Year and the related Consolidated statements of projected cash flows and projected income.

(h)                                 Management Discussion and Analysis.  Together with each delivery of any Compliance Certificate pursuant to clause (d) above, a discussion and analysis of the financial condition and results of operations of the Loan Parties for the portion of the Fiscal Year then elapsed and discussing the reasons for any significant variations from the Projections for such period and the figures for the corresponding period in the previous Fiscal Year.

(i)                                     [Reserved].

(j)                                    [Reserved].

(k)                                 Insurance.  Together with each delivery of any Financial Statement for any Fiscal Year pursuant to clause (c) above, each in form and substance satisfactory to Administrative Agent and certified as complete and correct by a Responsible Officer of each Borrower as part of the Compliance Certificate delivered in connection with such Financial Statements, a summary of all material insurance coverage maintained as of the date thereof by any Loan Party and including a representation that all improvements on any parcel of Real Property that are within a special flood hazard area as defined under the U.S. Flood Disaster Protection Act of 1973, as amended or as a wetlands area by any governmental entity having jurisdiction over any Real Property, are covered by flood insurance, together with such other related documents and information as Administrative Agent may reasonably require.

Section 6.2                                    Other Events.  Administrative Loan Party shall give Administrative Agent notice of each of the following (which may be made by telephone if promptly confirmed in writing) promptly but in any event within 10 days after any Responsible Officer of any Loan Party knows or has reason to know of it:  (a)(i) any Default under this Agreement or any Master Lease and (ii) any event that would have a Material Adverse Effect, specifying, in each case, the nature and anticipated effect thereof and any action proposed to be taken in connection therewith, (b) any event reasonably expected to result in a mandatory payment of the Obligations pursuant to Section 2.8, including without limitation any Property Loss Event over $1,000,000, which notice shall state the material terms and conditions of such transaction and estimating the Net Cash Proceeds thereof, (c) any potential, threatened or existing material litigation or material proceeding against, or material investigation by or before any Governmental Authority of (or any agent, contractor, employee, designee of any Governmental Authority, including any private contractors retained by and/or acting on behalf of any Governmental Authority), any Loan Party or any Facility, that has or could reasonably be expected to (i) have a Material Adverse Effect, (ii) materially and adversely affect the right to operate any Facility or (iii) give rise to any indemnification obligation of a Loan Party (and/or any Loan Party shall have received a claim for indemnification or actually paid any amount in respect of any indemnification obligation) in excess of $1,000,000 owed or paid to any other Person pursuant to the Constituent Documents of such Loan Party, and (d) the closing of, or loss or non-renewal (or written threat of loss) of Primary License related to, any Facility, or withdrawal from Medicare, Medicaid or TRICARE or any of the next five largest Third-Party Payor Programs based on the reimbursements from such Third-Party Payor Programs to the Borrowers and their Subsidiaries on a Consolidated Basis.

Section 6.3                                    Copies of Notices and Reports.  Administrative Loan Party shall promptly deliver to Administrative Agent copies of each of the following:  (a) all material press releases not made available directly to the general public and (b) each material notice (including notices of default or event of default) transmitted or received pursuant to, or in connection with, each Related Document.

Section 6.4                                    Taxes.  Administrative Loan Party shall give Administrative Agent notice of each of the following (which may be made by telephone if promptly confirmed in writing) promptly but in any event within 10 days after any Responsible Officer of any Loan Party knows of it:  (a) the creation, or filing with the IRS or any other Governmental Authority, of any Contractual Obligation or other document extending, or having the effect of extending, the period for assessment or collection of any Taxes with respect to any Tax Affiliate, and (b) the creation of any Contractual Obligation of any Tax Affiliate, or the receipt of any request directed to any Tax Affiliate, to make any adjustment under Section 481(a) of the Code, by reason of a change in accounting method or otherwise, which would have a Material Adverse Effect.

Section 6.5                                    Labor Matters.  Administrative Loan Party shall give Administrative Agent notice of each of the following (which may be made by telephone if promptly confirmed in writing), promptly after, and in any event within 30 days after any Responsible Officer of any Loan Party knows of it:  (a) except as would not, in the aggregate, have a Material Adverse Effect, the commencement of any material labor dispute to which any Loan Party is or may become a party, including any strikes, lockouts or other disputes relating to any of such Person’s plants and other facilities and (b) the incurrence by any Loan Party of any Worker Adjustment and Retraining Notification Act or related or similar liability incurred with respect to the closing of any Facility of any such Person.

Section 6.6                                    ERISA Matters.  Administrative Loan Party shall give Administrative Agent (a) on or prior to any filing by any ERISA Affiliate of any notice of intent to terminate any Title IV Plan, a copy of such notice, provided, that when such a notice is filed by an ERISA Affiliate that is not a Loan Party, such notice must only be given to Administrative Agent where such termination would reasonably be expected to have a material impact on a Loan Party, and (b) promptly, and in any event within 10 days, after any Responsible Officer of any ERISA Affiliate knows or has reason to know that a request for a minimum funding waiver under Section 412 of the Code has been filed with respect to any Title IV Plan or Multiemployer Plan, a notice (which may be made by telephone if promptly confirmed in writing) describing such waiver request and any action that any ERISA Affiliate proposes to take with respect thereto, together with a copy of any notice filed with the PBGC or the IRS pertaining thereto.

Section 6.7                                    Environmental Matters

(a)                                 Administrative Loan Party shall provide Administrative Agent notice of each of the following (which may be made by telephone if promptly confirmed in writing) promptly but in any event no later than 14 days after any Responsible Officer of any Loan Party knows of it (and, upon reasonable request of Administrative Agent, documents and information in connection therewith):  (i) with respect to a Facility, (A) unpermitted Releases, (B) the receipt by any Loan Party of any written notice of violation of or potential liability or similar notice under, or the existence of any condition that could reasonably be expected to result in violations of or liabilities under, any Environmental Law or (C) the commencement of, or any material change to, any action, investigation, suit, proceeding, audit, claim, demand, dispute alleging a violation of or liability under any Environmental Law, that, for each of clauses (A), (B) and (C) above (and, in the case of clause (C), if adversely determined), in the aggregate for each such clause, could reasonably be expected to result in a Material Adverse Effect, and (ii) the receipt by any Loan Party of notification that any property of any Borrower is subject to any Lien in favor of any Governmental Authority securing, in whole or in part, Environmental Liabilities.

(b)                                 Upon request of Administrative Agent, Administrative Loan Party on behalf of the applicable Borrower shall provide Administrative Agent a report containing an update as to the status of any environmental, health or safety compliance, hazard or liability issue identified in any document delivered to any Secured Party pursuant to any Loan Document.

Section 6.8                                    Other Information.  Administrative Loan Party shall provide Administrative Agent with such other documents and information with respect to the business, property, condition (financial or otherwise), legal, financial or corporate or similar affairs or operations of any Loan Party as Administrative Agent or such Lender through Administrative Agent may from time to time reasonably request.

ARTICLE 7
AFFIRMATIVE COVENANTS

Each Loan Party agrees with the Lenders and Administrative Agent to each of the following, as long as any Obligation (other than contingent or indemnification obligations not then asserted or due) or any Revolving Credit Commitment remains outstanding:

Section 7.1                                    Maintenance of Corporate Existence.  Each Loan Party shall (i) preserve and maintain its legal existence, including doing all the things necessary to observe organizational formalities; and (ii) except where the failure to do so would not, in the aggregate, have a Material Adverse Effect, preserve and maintain its rights (including statutory rights), privileges, franchises and Permits necessary or desirable in the conduct of its business.

Section 7.2                                    Compliance with Laws, Etc.

(a)                                 Each Borrower shall comply in all material respects with and cause each of its employees, and use commercially reasonable efforts to cause each of its contractors and its tenants or operators under any Lease to comply in all material respects with all applicable Requirements of Law including Healthcare Laws, Permits and the Primary Licenses. Each Borrower shall maintain in all material respects all records required to be maintained by any Governmental Authority or otherwise under the Healthcare Laws.

(b)                                 No Borrower shall transfer any Permit to any location other than in compliance with Healthcare Laws or pledge any Permit as collateral security for any Indebtedness (except as permitted under the Loan Documents), and each Borrower shall hold each Permit free from restrictions or known conflicts, which, in each case, would materially impair the use or operation of the related Facility for the uses described in Section 4.1(b).  No Borrower shall (i) subject to Section 7.4, rescind, withdraw or revoke the Permit for any Facility or amend, modify, supplement or otherwise alter the nature, tenor or scope of the Permit for any Facility to the extent that such change, revocation or alteration in the Permit would have a Material Adverse Effect; or (ii) voluntarily transfer or encourage the transfer of any resident of a Facility to any other facility, unless such transfer is permitted or required by Requirements of Law or Healthcare Laws, for reasons relating to the welfare, health or safety of the resident to be transferred or other individuals or residents at the facility or is due to good faith concerns that the resident will not be able to pay his or her bills owed to the Facility.

(c)                                  If required under applicable Requirements of Law, each Borrower shall maintain in full force and effect all Permits and Primary Licenses for the Facilities, and a provider agreement or participation agreement for each Third-Party Payor Program listed in Schedule 7.2, except to the extent that any such failure to maintain such Permits, Primary Licenses, provider agreements or participation agreements could not be reasonably likely to result in a Material Adverse Effect.  True and complete copies of the Permits, including any certificates of occupancy, the Primary Licenses, and provider agreement or participation agreement shall be delivered to the Administrative Agent promptly upon its reasonable request to the extent such copies are available.

(d)                                 To the extent applicable, and except as could not be reasonably expected to have a Material Adverse Effect, each Facility shall be operated in substantial compliance with all requirements for participation in all Third-Party Payor Programs; provided, however, that after prior notice to Administrative Agent (to the extent required by Section 6.2(e)), each Loan Party may withdraw from Third-Party Payor Programs (other than from Medicare, Medicaid or TRICARE) in the ordinary course of business.

(e)                                  No Borrower, other than in the normal course of business, and except as could not be reasonably expected to have a Material Adverse Effect, with respect to each Facility, shall change the terms of any Third-Party Payor Program now or hereinafter in effect or their normal billing payment or reimbursement policies and procedures with respect thereto (including the amount and timing of finance charges, fees and write-offs).  All cost reports and financial reports submitted by any Borrower to any third-party payor shall be materially accurate and complete and shall not be misleading in any material respects and all patient or resident records, including patient or resident trust fund accounts, shall remain true and correct in all material respects.

(f)                                   Each Borrower shall comply with all obligations under the contracts and leases with residents of each Facility, and no Loan Party shall commit or permit any default by a Loan

Party except, in any case, where the failure to do so, either individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect.

(g)                                  Each Borrower shall make all payments and otherwise perform all obligations in respect of all Master Leases to which any Borrower is a party, keep such leases in full force and effect, and not allow such leases to lapse or be terminated other than in accordance with their terms or any rights to renew such leases to be forfeited or cancelled, notify the Administrative Agent of any default by any party with respect to such leases and cooperate with the Administrative Agent in all respects to cure any such default, except, in any case, where the failure to do so, either individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect.

Section 7.3                                    Payment of Obligations.  Each Borrower shall pay or discharge before they become delinquent (a) all material claims, Taxes, assessments, charges and levies imposed by any Governmental Authority and (b) all other lawful claims that if unpaid would, by the operation of applicable Requirements of Law, become a Lien upon any property of any Borrower, except, in each case, for those whose amount or validity is being contested in good faith by proper proceedings diligently conducted and for which adequate reserves are maintained on the books of the appropriate Borrower in accordance with GAAP or with respect to which failure to do so would not have a Material Adverse Effect.

Section 7.4                                    Maintenance of Property.  Each Borrower shall maintain and preserve, in its own name, (a) in good working order and condition all of its property necessary in the conduct of its business, and (b) all rights, permits, licenses, approvals and privileges (including all Permits and Primary Licenses) necessary, used or useful, whether because of its ownership, lease, sublease or other operation or occupation of property or other conduct of its business, and shall make all necessary or appropriate filings with, and give all required notices to, Governmental Authorities, except for such failures to maintain and preserve the items set forth in clauses (a) and (b) or to make such necessary or appropriate filings above that would not, in the aggregate, have a Material Adverse Effect.

Section 7.5                                    Maintenance of Insurance.

(a)                                 Each Loan Party shall maintain or cause to be maintained in full force and effect all policies of insurance of the kinds customarily insured against by Persons engaged in the same or similar business (including self-insurance) with respect to the property and businesses of the Loan Parties with financially sound and reputable insurance companies or associations of similar nature.

(b)                                 With respect to the Insurance Captive, Borrowers shall (i) upon request, provide to the Administrative Agent any and all actuarial reports, opinions and studies performed by actuaries or insurance advisors related to its business, including information related to the professional and general liability claims and other claims covered by the Insurance Captive and (ii) cause the Insurance Captive to at all times be in good standing under the statutes of the jurisdiction of its organization and in compliance with all applicable Requirements of Law, including establishing and maintaining assets of the Insurance Captive in an amount necessary to comply with the self-insurance retention program requirements in accordance with applicable Requirements of Law.

Section 7.6                                    Keeping of Books.  The Loan Parties shall keep proper books of record and account, in which full, true and correct entries in all material respects shall be made in accordance with GAAP and in substantial compliance in all material respects with all other applicable

Requirements of Law of all financial transactions and the assets and business of each Loan Party.  Expenses shared with Persons other than Borrowers, shall be fairly and reasonably allocated between the respective Borrower and such other Person.

Section 7.7                                    Access to Books and Property.  Each Loan Party shall permit Administrative Agent (and, after an Event of Default, the Lenders and any Related Person of any of them accompanying the Administrative Agent), at any reasonable time during normal business hours and with reasonable advance notice to Administrative Loan Party (it being understood that during the continuance of an Event of Default, 1 Business Day shall be deemed to be reasonable advance notice) to (a) visit and inspect the property of each Loan Party and examine and make copies of and abstracts from, the corporate (and similar), financial, operating and other books and records of each Loan Party, (b) discuss the affairs, finances and accounts of such Loan Party with any officer or director of any Loan Party and (c) communicate with an officer of any Loan Party and upon receipt of prior approval, directly with any registered certified public accountants (including the Loan Parties’ Accountants) of any Loan Party; provided that, except upon the occurrence and during the continuation of an Event of Default, when the following restrictions shall not apply, the Administrative Agent and the Lenders shall not exercise such rights more than four times (in the aggregate) in any calendar year.  Each Loan Party shall authorize their respective registered certified public accountants (including the Loan Parties’ Accountants) to communicate directly with the Administrative Agent, the Lenders, their respective Related Persons and such officer contemporaneously, and to disclose to the Administrative Agent, the Lenders and their respective Related Persons all financial statements and other documents and information as they might have and are available to a Loan Party and the Administrative Agent or any Lender reasonably requests with respect to any Loan Party. The Administrative Agent and the Lenders shall give Loan Parties the opportunity to participate in any discussions with the Loan Parties’ independent public accountants.

Section 7.8                                    Environmental.  Each Borrower shall comply with, and maintain its Real Property, whether owned, leased, subleased or otherwise operated or occupied, in compliance with, all applicable Environmental Laws (including by implementing any Remedial Action necessary to achieve such compliance or that is required by orders and directives of any Governmental Authority) except for failures to comply that would not, in the aggregate, have a Material Adverse Effect.  Without limiting the foregoing, if the Administrative Agent at any time has a reasonable basis to believe that there exist material violations of Environmental Laws by any Borrower or that there exist any material Environmental Liabilities, in each case, then each Borrower shall promptly upon receipt of request from the Administrative Agent, cause the performance of environmental audits and assessments, including subsurface sampling of soil and groundwater, and cause the preparation of such reports, in each case as the Administrative Agent may from time to time reasonably request.  In the event (a) the Borrower does not commence such work within thirty (30) days of such request and diligently pursue such work or (b) there is an Event of Default, the Administrative Agent, upon written notice to such Borrower, shall have access to such real property to undertake the work, provided, that the Administrative Agent shall only be allowed to do so under the following conditions: (i) that it provide written notice at least five (5) business days in advance prior to the intended entrance onto the real property; (ii) that the work be conducted during normal business hours; (iii) that the Administrative Agent indemnify and hold harmless said Borrower for any damages or losses resulting from the performance of the work by the Administrative Agent or its representatives; (iv) that the Administrative Agent ensure that the real property is restored to its pre-work condition, including, without limitation, restoring any surfaces that were disturbed during the performance of the work and properly closing any wells or boreholes installed during the performance of the work; and (v) abiding by all other health and safety requirements of the Borrower that would typically be imposed on a visitor to the real property.  Such audits, assessments and reports, to the extent not conducted by the Administrative Agent, shall be conducted and prepared by reputable environmental consulting firms reasonably acceptable to the Administrative Agent and shall be in form and substance reasonably acceptable to the Administrative Agent.

Section 7.9                                    Post-Closing Obligations.  Loan Parties shall cause to be performed and completed, to the Administrative Agent’s reasonable satisfaction, all of the obligations set forth on Schedule 7.9 hereto within the time periods set forth on Schedule 7.9 or such longer period as the Administrative Agent shall permit in its reasonable discretion.

Section 7.10                             Additional Borrowers and Collateral.

(a)                                 Additional Borrowers.  Other than (A) any Subsidiary of a Borrower set forth on Schedule 7.10, or (B) entities that are formed for any other purpose consistent with Section 8.8(b)(iv), Loan Parties shall cause each direct and indirect Subsidiary of a Borrower that (Y) is reflected in the Financial Statements, or (Z) comingles any of its funds with any Borrower, to become, subject to the consent of the Administrative Agent, a Borrower hereunder within 10 days of commencement of operations or its acquisition (in each case, which period may be extended by the Administrative Agent in its reasonable discretion).  Borrower may also, with the prior written consent of Administrative Agent, join other Subsidiaries of Loan Parties in accordance with the terms of this Section 7.10.  The Administrative Agent, in its sole discretion, shall determine if the Eligible Accounts of any Person that becomes a Borrower hereunder will be taken into account for the calculation of the Borrowing Base.  To the extent that any Loan Party has any Guarantee Obligation to a creditor with respect to such joining Borrower, Loan Parties shall cause such creditor to enter into an intercreditor agreement with the other Loan Parties or other similar document in form and substance reasonably acceptable to Administrative Agent. To the extent not delivered to Administrative Agent on or before the Closing Date (including in respect of after-acquired property and Persons that become Subsidiaries of any Loan Party after the Closing Date), each Loan Party shall, promptly, do each of the following, unless otherwise agreed by Administrative Agent:

(i)                                     deliver to Administrative Agent such modifications to the terms of the Loan Documents (or, to the extent applicable as reasonably determined by Administrative Agent, assumptions, amendments, endorsements or such other documents), in each case in form and substance reasonably satisfactory to Administrative Agent and as Administrative Agent deems necessary or advisable in order to ensure the following:

(A)                               each Subsidiary of any Loan Party that becomes a Borrower under this Agreement by execution and delivery of a joinder agreement, in form and substance acceptable to Administrative Agent pursuant to which such Subsidiary assumes all of the Obligations of a Borrower hereunder and agrees to be bound to the terms and conditions of this Agreement and the other Loan Documents in the same manner and to the same extent of any other Borrower as if it had been an original signatory hereto or thereof, including but not limited to (1) delivery of revised schedules reflecting updated information regarding such new Borrower, as required, and (2) delivery to Administrative Agent of one or more notes in form and substance substantially similar to the form of Note or amendments or amendment and restatements of any existing Note, legal opinions, evidence of insurance and other such documents, agreements guarantees, modifications, revisions or amendments to the Loan Documents as Administrative Agent shall reasonably require to evidence the addition of such Subsidiary as a Borrower; and

(B)                               each Loan Party (including any Person required to become a Borrower pursuant to clause (a) above) shall effectively grant to Administrative Agent, for the benefit of the Secured Parties, a valid and enforceable first priority security interest in its assets pursuant to the Security Agreement as security for the Obligations of the Loan Parties, subject only to the security interests granted in connection with the Existing Facility and, if applicable, in favor of a FHA Mortgagee.

(ii)                                  take all other actions necessary or advisable to ensure the validity or continuing validity of any guaranty for any Obligation or any Lien securing any Obligation, to perfect, maintain, evidence or enforce any Lien securing any Obligation or to ensure such Liens have the same priority as that of the Liens on similar Collateral and other assets set forth in the Loan Documents executed on the Closing Date, including the filing of UCC financing statements in such jurisdictions as may be required by the Loan Documents or applicable Requirements of Law, providing title policies, if applicable, in favor of Administrative Agent for the benefit of Lenders, or other actions as Administrative Agent may otherwise reasonably request; and

(iii)                               deliver to Administrative Agent legal opinions relating to the matters described in this Section 7.10, which opinions shall be as reasonably required by, and in form and substance and from counsel reasonably satisfactory to, Administrative Agent.

(b)                                 Additional Guarantors.  Loan Parties shall cause each direct or indirect Subsidiary of GHLLC that directly or indirectly Controls a Borrower to (i) become a Guarantor hereunder (ii) execute joinder agreements, in form and substance satisfactory to Administrative Agent, and other such documents, agreements guarantees, modifications, revisions or amendments to the Loan Documents as Administrative Agent shall reasonably require to evidence the addition of such Person as Guarantor under the Guaranty Agreement and a “Grantor” under the Security Agreement as Administrative Agent may reasonably require and (iii) comply with all other requirements set forth in Section 7.10(a)(ii) and (iii) above with respect to joining Borrowers.

Section 7.11                             Deposit Accounts; Securities Accounts and Cash Collateral Accounts.

(a)                                 Each deposit account of each Borrower is set forth on Schedule 7.11.  No Borrower shall (i) close or modify the arrangements regarding a deposit account (including any Concentration Account or the Agent Collection Account), (ii) establish, open or modify any deposit account, without the prior consent of Administrative Agent, which consent shall not be unreasonably withheld, conditioned or delayed, (iii) grant a security interest (or any other interest) in any deposit account to, or enter into any Control Agreement with, any other Person (other than the security interests granted in connection with a Master Lease; provided that security interests granted in connection with a Master Lease shall be subject to the rights of the Administrative Agent and Lenders pursuant to a control agreement, waiver and subordination agreement, intercreditor or other similar agreement, which agreement shall be reasonably acceptable to Administrative Agent in its sole and absolute discretion), or (iv) create, incur, assume or suffer to exist any Indebtedness (other than the Obligations) from any bank or other financial institution in which any deposit account is maintained, including the Concentration Account Collecting Bank or any Facility Depository Bank, unless such Indebtedness shall be the subject of subordination agreement, intercreditor or other similar agreement (including a Control Agreement) among such bank or other financial institution, the respective Borrowers and Administrative Agent, which agreement shall be acceptable to Administrative Agent in its sole and absolute discretion (it being understood that such agreement shall permit customary offsets for returned items and ordinary course fees and charges by such bank in accordance with its standard schedule of such fees and charges in effect from time to time (which customary fees and charges shall in no event include overdraft protection, credit or debit cards or other similar treasury services)).

(b)                                 Each Borrower shall (i) deposit all of its cash in deposit accounts that are Controlled Deposit Accounts, provided, however, that each Borrower may, with the consent of the Administrative Agent (which consent may not be unreasonably withheld, conditioned or delayed), maintain payroll, withholding tax and other fiduciary deposit accounts that are not Controlled Deposit Accounts, and (ii) deposit all of its Cash Equivalents in securities accounts that are Controlled Securities Accounts.

(c)                                  Administrative Agent shall not have any responsibility for, or bear any risk of loss of, any investment or income of any funds in any Cash Collateral Account.  After the occurrence and during the continuance of a Sweep Event and/or an Event of Default, after funds are deposited in any Cash Collateral Account, Administrative Agent may apply funds then held in such Cash Collateral Account to the payment of Obligations in accordance with Section 2.12.  No Loan Party and no Person claiming on behalf of or through any Loan Party shall have any right to demand payment of any funds held in any Cash Collateral Account at any time prior to the termination of all Revolving Credit Commitments and the payment in full of all Obligations.

Section 7.12                             Cash Management; Agent Collection Account.

(a)                                 Cash Management.

(i)                                     Borrowers shall establish and maintain, at their sole expense, the following accounts and facilities, which Borrowers hereby represent are in existence as of the Closing Date:

(A)                               the following deposit accounts, including, upon request of the Administrative Agent, lockbox facilities, into which all payments and collections of all Accounts of each Borrower received by direct electronic funds transfer, check, credit card, draft or other similar means from any Account Debtor (including but not limited to Medicaid, Medicare or TRICARE) or any other Person, shall be directed (collectively, “Facility Lockbox Accounts” and the banks at which such Facility Lockbox Accounts are maintained, “Facility Depository Banks”):

Account Name	Account Owner	Account Number	Depository Bank
Orono Operations LLC Govt Receipts	Orono Operations LLC	359681324745	KeyBank
Belfast Operations, LLC Govt. Receipts	Belfast Operations, LLC	359681324737	KeyBank
Farmington Operations LLC Govt. Receipts	Farmington Operations LLC	359681324752	KeyBank
Falmouth Operations, LLC Govt. Receipts	Falmouth Operations, LLC	359681324760	KeyBank
Westbrook Operations, LLC Govt. Receipts	Westbrook Operations, LLC	359681324778	KeyBank

Account Name	Account Owner	Account Number	Depository Bank
Skowhegan SNF Operations LLC Govt. Receipts	Skowhegan SNF Operations LLC	359681324786	KeyBank
Lewiston Operations LLC Govt. Receipts	Lewiston Operations LLC	359681324794	KeyBank
Waterville SNF Operations LLC Govt. Receipts	Waterville SNF Operations LLC	359681324802	KeyBank
Kennebunk Operations LLC Govt. Receipts	Kennebunk Operations LLC	359681324810	KeyBank
Camden Operations LLC Govt. Receipts	Camden Operations LLC	359681324828	KeyBank
Scarborough Operations LLC Govt. Receipts	Scarborough Operations LLC	359681324836	KeyBank
One Price Drive Operations LLC Operating Account	One Price Drive Operations LLC	9860581025	M&T Bank
One Price Drive Operations LLC — Gov’t Receipts Dep.	One Price Drive Operations LLC	9860581033	M&T Bank

Any payment or collection on the Accounts of any Borrower not deposited in a Facility Lockbox Account shall be held in trust for the benefit of Lenders and deposited immediately by the Borrower receiving such payment into a Facility Lockbox Account.  To the extent Account Debtors do not already deposit accounts receivable therein, each Borrower shall direct its respective Account Debtors to make payment on its Accounts into a Facility Lockbox Account.  The funds on deposit in each such Facility Lockbox Account shall be transferred on each Business Day, to a Concentration Account pursuant to a standing order with the Facility Depository Bank.  No standing orders may be modified or terminated without 30 days prior written notice from Borrowers to Administrative Agent.  No Facility Lockbox Account shall be moved or closed without the consent of Administrative Agent.  Each Facility Lockbox Account, the Facility Depository Bank in which such Lockbox Account is held, its address and the respective contact person together with the account name and number is identified on Schedule 7.11.

(B)                               those certain Controlled Deposit Accounts (collectively, the “Concentration Account,” which, as of the Closing Date, are account numbers 359681324711, 359681326815 and 359681324729, and the bank at which the Concentration Account is maintained, the “Concentration Account Collecting Bank,” which, as of the Closing Date, is Keybank) into which (i) collections of Accounts paid to Facility Lockbox Accounts are concentrated and/or deposited by automatic electronic funds transfer on each Business Day, from each and every Facility Lockbox Account, and (ii) any Net Cash Proceeds shall be deposited.  The Concentration Account shall not be moved or closed without the consent of Administrative Agent.  The Concentration Account, the Concentration Account Collecting Bank, its address and the respective contact person together with the account name and number is specifically identified on Schedule 7.11.

(C)                               that certain Controlled Deposit Account (the “Disbursement Operating Account,” which, as of the Closing Date, is account number 359681324703, and the bank at which the Disbursement Operating Account is maintained, the “Disbursement Operating Account Collecting Bank,” which, as of the Closing Date, is Keybank) into which amounts may be deposited from the Concentration Account.  The Disbursement Operating Account shall not be moved or closed without the consent of Administrative Agent.  The Disbursement Operating Account, the Disbursement Operating Account Collecting Bank, its address and the respective contact person together with the account name and number is specifically identified on Schedule 7.11.

(ii)                                  No credit support shall be provided to any Person.  No Borrower shall (A) have any interest in a deposit account that is shared with any other Person that is not a Borrower or (B) provide credit support to any Person that is not a Borrower.  Borrowers shall ensure that no payment or collections of any amounts due to any Person other than a Borrower are deposited into any of the foregoing deposit accounts, or if so deposited, is forwarded to such other Person as soon as reasonably practicable and shall not comingle any such funds with the funds of the Borrowers.

(iii)                               Borrowers shall not permit any Facility Depository Bank or a Concentration Account Collecting Bank to be a Lender hereunder unless such bank shall waive or subordinate any and all of its rights to offset (unless otherwise prohibited by the CMS Bulletin (as defined below), such waiver or subordination of its rights to offset shall exclude its right to offset, (A) in respect of customary offsets for returned items and ordinary course fees and charges by such bank in accordance with its standard schedule of such fees and charges in effect from time to time for all deposit accounts (which customary fees and charges shall in no event include overdraft protection, credit or debit cards or other similar treasury services) and (B) in respect of the Obligations (excluding Cash Management Obligations) for all deposit accounts other than Government Receivables Deposit Accounts) against each deposit account pursuant to a Control Agreement (or other similar agreement) acceptable to Administrative Agent in its sole discretion.  Each Lender that is a Facility Depository Bank or a Concentration Account Collecting Bank, hereby waives all of its right to offset the Obligations (other than in respect of customary offsets for returned items and ordinary course fees and charges by such bank in accordance with its standard schedule of fees and charges in effect from time to time to the extent permitted by the CMS Bulletin) against each Government Receivables Account of a Borrower maintained by such Lender to the extent necessary to comply with the requirements of the CMS Bulletin.

(iv)                              Borrowers shall ensure that (A) each Facility Depository Bank and the Concentration Account Collecting Bank complies with all requirements of the Department of Health and Human Services Centers for Medicare & Medicaid Services (CMS) Manual System Pub. 100-4 Transmittal 213 (including change request 3079) and any replacement, change or update thereto (the “CMS Bulletin”) and (B) no funds other than proceeds from Medicaid, Medicare, TRICARE and other state or federal healthcare payor programs are deposited in Government Receivables Deposit Accounts designated for the purpose of receiving such proceeds.  No Loan Party shall withdraw or otherwise transfer funds from any Facility Lockbox Account or Government Receivables Deposit Account other than pursuant to the standing sweep instructions transferring such funds to the Concentration Account.

(v)                                 On or before the Closing Date (or, if not required by Administrative Agent on the Closing Date, at the time appointed therefor after the Closing Date, including upon the formation or acquisition of a new entity that is to become a Borrower pursuant to the requirements of Section 7.10), each Borrower shall have executed the following:

(A)                               A Control Agreement (1) with each Facility Depository Bank, with respect to each Facility Lockbox Account that is not a Government Receivables Deposit Account, (2) with each Concentration Account Collecting Bank, with respect to each Concentration Account, and (3) with the Disbursement Operating Account Collecting Bank, with respect to each Disbursement Operating Account, in each case, pursuant to which Borrowers shall have access to the funds in such Facility Lockbox Account, the Concentration Account and the Disbursement Operating Account, provided that immediately upon the occurrence and during continuance of any Sweep Event, at the option of Administrative Agent, no Borrower shall have access to the funds in such Facility Lockbox Account, the Concentration Account and the Disbursement Operating Account and all funds shall be transferred on a daily basis from such Facility Lockbox Account, the Concentration Account and the Disbursement Operating Account to the Agent Collection Account (as defined below).  No Control Agreement may be modified without Administrative Agent’s prior written consent.

(B)                               An agreement (each a “Facility Lockbox Agreement”) with each Facility Depository Bank with respect to each Facility Lockbox Account that is a Government Receivables Deposit Account, pursuant to which such bank agrees to provide certain information to Administrative Agent regarding each such Facility Lockbox Account and to maintain each such Facility Lockbox Account in accordance with the requirements thereof, including with respect to each such Facility Lockbox Account the transfer by electronic funds transfer no more than daily, funds on deposit therein to the Concentration Accounts.  No Facility Lockbox Agreement may be modified without Administrative Agent’s prior written consent.

(b)                                 Agent Collection Account.  Administrative Agent has established and shall maintain, at the sole expense of Borrowers, the following deposit account (such account or such other account as Administrative Agent may specify from time to time in writing to Borrowers, the “Agent Collection Account”) into which, after the occurrence and during the continuance of a Sweep Event, at the option of Administrative Agent, all funds on deposit in the Concentration Account shall be sent by electronic transfer on a daily basis.  In any case where any bank fails to transfer funds notwithstanding Borrowers’ instructions, Borrowers shall use their best efforts to immediately and completely cure such default on the part of such bank.  As of the Closing Date, the Agent Collection Account shall be:

Name:	Deutsche Bank Trust Company Americas
Address:	One Bankers Trust Plaza
New York, New York
ABA No.:	021-001-033
Account No.:	50271079
Account Name:	HH Cash Flow Collections
Reference:	Genesis HealthCare LLC HFS# 2991

Section 7.13                             Further Assurances.  Each Loan Party shall maintain the security interest created by the Security Agreement as a perfected security interest (to the extent required by the Security Agreement) having at least the priority specified in the applicable Master Lease Intercreditor Agreement, subject to the rights of the Loan Parties under the Loan Documents to Transfer the Collateral.  From time to time the Loan Parties shall execute and deliver, or cause to be executed and delivered, such additional instruments, certificates or documents, and take all such actions, as the Administrative Agent may reasonably request for the purposes of implementing or effectuating the provisions of this Agreement and the other Loan Documents, or of renewing the rights of the Secured Parties with respect to the Collateral as to which the Administrative Agent for the ratable benefit of the Secured Parties, has a perfected Lien pursuant hereto or thereto, including, without limitation, filing any financing or continuation statements or financing change statements under the UCC (or other similar laws) in effect in any United States jurisdiction with respect to the security interests created hereby

Section 7.14                             Use of Proceeds.  The proceeds of the Loans shall be used for general corporate (including working capital) purposes of the Borrowers not prohibited by this Agreement.

Section 7.15                             Master Leases.  With respect to any Master Lease entered into after the Closing Date that requires a Borrower to grant a security interest in the Collateral to the landlord or such landlord’s FHA Mortgagee or give the landlord any right in or to the Collateral, the Borrowers shall cause such landlord and/or such FHA Mortgagee (as applicable) to execute an intercreditor or similar agreement with Administrative Agent satisfactory to the Administrative Agent, in the case of a landlord, in form and substance satisfactory to Administrative Agent (in its reasonable discretion), and in the case of a FHA Mortgagee, on terms substantially similar to those set forth in the HUD Intercreditor Agreement (Maine) or on terms no less favorable to the Lenders than those set forth in the HUD Intercreditor (Maine), as determined by the Administrative Agent in good faith and in the exercise of reasonable (from the perspective of a secured asset-based lender in the context of a HUD transaction) business judgment.

ARTICLE 8
NEGATIVE COVENANTS

Each Borrower and, with respect to Sections 8.8, 8.10 and 8.11 only, each Guarantor agrees with the Lenders and Administrative Agent to each of the following, as long as any Obligation (other than contingent or indemnification obligations not then asserted or due) or any Revolving Credit Commitment remains outstanding:

Section 8.1                                    Indebtedness.  No Borrower shall directly or indirectly, incur or otherwise remain liable with respect to or responsible for, any Indebtedness except for the following:

(a)                                 Indebtedness existing on the date hereof and set forth in Schedule 8.1, and any Permitted Refinancing thereof;

(b)                                 Indebtedness created hereunder and under the other Loan Documents;

(c)                                  intercompany Indebtedness of the Borrowers to the extent permitted by Section 8.4(a); provided that each item of intercompany Indebtedness consisting of intercompany loans and advances made by a Subsidiary that is not a Borrower to a Loan Party that exceeds $5,000, individually, or $1,000,000 in the aggregate, shall be evidenced by a promissory note (which shall be substantially in the form of Exhibit M hereto) with customary subordination provisions;

(d)                                 Indebtedness of the Borrowers incurred to finance the acquisition, construction or improvement of any fixed or capital assets, and extensions, renewals, replacements, modifications, refundings and refinancing of any such Indebtedness that do not increase the outstanding principal amount thereof (other than to the extent of any premiums, interest or costs and expenses incurred in connection therewith) (“Purchase Money Indebtedness”); provided that (i) such Indebtedness is incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this Section 8.l(d), when combined with the aggregate principal amount of all Capital Lease Obligations incurred pursuant to Section 8.l(e), shall not exceed $2,000,000 at any time outstanding;

(e)                                  Capital Lease Obligations in an aggregate principal amount, when combined with the aggregate principal amount of all Indebtedness incurred pursuant to Section 8.1(d), not in excess of $2,000,000 at any time outstanding and Permitted Refinancings thereof;

(f)                                   Indebtedness in respect of bid, workers’ compensation claims, self-insurance obligations, bankers’ acceptances, performance or surety, appeal or similar bonds issued for the account of and completion guarantees and other similar obligations provided by the Borrowers in the ordinary course of business, including guarantees or obligations with respect to letters of credit supporting such bid bonds, performance bonds, surety bonds and similar obligations;

(g)                                  [Reserved];

(h)                                 [Reserved];

(i)                                     Guarantee Obligations by the Borrowers of Indebtedness of the Borrowers so long as the Borrowers incurring such Indebtedness are permitted to incur such Indebtedness represented by such Guarantee Obligation hereunder;

(j)                                    [Reserved];

(k)                                 [Reserved];

(l)                                     other Indebtedness of the Borrowers in an aggregate principal amount not exceeding $2,000,000 at any time outstanding;

(m)                             [Reserved];

(n)                                 Indebtedness consisting of (A) trade obligations or (B) accrued current liabilities for services rendered to the Borrower, each arising in the ordinary course of business;

(o)                                 Indebtedness in respect of netting services, automatic clearinghouse arrangements, overdraft protections, employee credit card programs and other cash management and similar arrangements in the ordinary course of business;

(p)                                 [Reserved];

(q)                                 Guarantees incurred in the ordinary course of business in respect of obligations to suppliers, customers, franchisees, lessors and licensees;

(r)                                    Indebtedness incurred in the ordinary course of business in respect of obligations of the Borrower to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services;

(s)                                   Indebtedness consisting of (A) the financing of insurance premiums or (B) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business consistent with past practice;

(t)                                    Indebtedness incurred by any Borrower in respect of letters of credit, bank guarantees, bankers’ acceptances, warehouse receipts or similar instruments issued or created in the ordinary course of business or consistent with past practice, including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims; and

(u)                                 Indebtedness of the Borrowers under any Hedge Agreement permitted under Section 8.4(f);

(v)                                 [Reserved];

(w)                               [Reserved]; and

(x)                                 Indebtedness in respect of Real Property Financing Obligations of Real Property.

The accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness shall not be deemed to be an incurrence of Indebtedness for purposes of this Section. The principal amount of any non-interest bearing Indebtedness or other discount security constituting Indebtedness at any date shall be the principal amount thereof that would be shown on a balance sheet of the HUD Consolidated Group dated such date prepared in accordance with GAAP.

Section 8.2                                    Liens.  No Borrower shall create, incur, maintain, assume or otherwise suffer to exist any Lien upon or with respect to any of its property (including Equity Interests, Equity Equivalents or the other securities of any person, including any Borrower), whether now owned or hereafter acquired, or assign any right to receive income or profits, except for the following:

(a)                                 Liens on property or assets of the Borrowers existing on the date hereof and set forth in Schedule 8.2; provided that such Liens shall secure only those obligations which they secure on the date hereof other than newly created improvements thereon or proceeds from the disposition of such property and extensions, renewals and replacements thereof permitted hereunder;

(b)                                 Liens created under the Loan Documents;

(c)                                  [Reserved];

(d)                                 Liens for Taxes not yet due or which are being contested in compliance with Section 7.3;

(e)                                  Liens in respect of property of the Borrowers imposed by Requirements of Law, which were incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, such as carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business and securing obligations that are not due or payable or which are being contested in compliance with Section 7.3;

(f)                                   pledges and deposits made in the ordinary course of business in compliance with workmen’s compensation, unemployment insurance and other social security laws or regulations;

(g)                                  deposits to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capital Lease Obligations), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(h)                                 zoning restrictions, easements, rights-of-way, restrictions on use of real property and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and do not materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of the Borrowers;

(i)                                     purchase money security interests in real property, improvements thereto or equipment hereafter acquired (or, in the case of improvements, constructed) by the Borrowers; provided that (i) such security interests secure Indebtedness permitted by Section 8.1(d), (ii) such security interests are incurred, and the Indebtedness secured thereby is created, within 180 days after such acquisition (or construction) and (iii) such security interests do not apply to any other Property or assets of the Borrowers;

(j)                                    Liens securing judgments that have not resulted in an Event of Default under Section 9.1;

(k)                                 licenses (with respect to Intellectual Property and other property), leases or subleases granted to third parties not interfering in any material respect with the ordinary conduct of the business of any Borrower or resulting in a material diminution in the value of any Collateral as security for the Obligations;

(l)                                     any (i) interest or title of a lessor or sublessor under any lease not prohibited by this Agreement, (ii) Lien or restriction that the interest or title of such lessor or sublessor may be subject to, or (iii) subordination of the interest of the lessee or sublessee under such lease to any Lien or restriction referred to in the preceding clause (ii), so long as the holder of such Lien or restriction agrees to recognize the rights of such lessee or sublessee under such lease (for the avoidance of doubt, no such Lien shall be permitted to exist on or with respect to Collateral that is included in the Borrowing Base);

(m)                             Liens arising from precautionary filing of UCC financing statements relating solely to Leases not prohibited by this Agreement (for the avoidance of doubt, no such Lien shall be permitted to exist on or with respect to Collateral that is included in the Borrowing Base);

(n)                                 Liens securing obligations (other than obligations representing Indebtedness for borrowed money) under operating, reciprocal easement or similar agreements entered into in the ordinary course of business of the Borrowers;

(o)                                 [Reserved];

(p)                                 Liens incurred in connection with (i) Capital Lease Obligations securing obligations permitted to be incurred pursuant to Section 8.1(e) and (ii) Real Property Financing Obligations permitted to be incurred pursuant to Section 8.1(x);

(q)                                 pledges and deposits in the ordinary course of business and consistent with past practices securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Borrower;

(r)                                    Liens (i) of a collection bank arising under Section 4-208 of the Uniform Commercial Code on the items in the course of collection and (ii) in favor of a banking or other financial institution arising as a matter of law or under customary general terms and conditions encumbering deposits or other funds maintained with a financial institution (including the right of set off) and that are within the general parameters customary in the banking industry; provided, however, to the extent that such collection bank, banking or other financial institution has executed and delivered a Control Agreement, such Liens will be subordinated or waived to the extent set forth in such Control Agreement;

(s)                                   [Reserved];

(t)                                    Liens that are contractual rights of setoff (i) relating to the establishment of depository relations with banks or other financial institutions not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Borrower to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower or (iii) relating to purchase orders and other agreements entered into with customers of the Borrower, in each case, in the ordinary course of business; provided, however, to the extent that such collection bank, banking or other financial institution has executed and delivered a Control Agreement, such Liens will be subordinated or waived to the extent set forth in such Control Agreement;

(u)                                 the filing of UCC financing statements solely as a precautionary measure in connection with operating leases or consignment of goods and similar arrangements; provided, however, that no such Liens or filing shall be permitted to exist on or with respect to Collateral.

(v)                                 [Reserved];

(w)                               Liens in favor of a FHA Mortgagee and subject to a Master Lease Intercreditor Agreement;

(x)                                 [Reserved];

(y)                                 [Reserved]; and

(z)                                  other Liens with respect to property or assets of the Borrowers securing obligations in an aggregate principal amount outstanding at any time not to exceed $500,000; provided, however, that no such Lien shall be permitted to exist on or with respect to the Collateral.

Section 8.3                                    Reserved.

Section 8.4                                    Investments.  No Borrower shall purchase, hold or acquire any Equity Interests or Equity Equivalents, evidences of Indebtedness or other securities of, make or permit to exist any loans or advances to, or make or permit to exist any investment or any other interest in, any other Person (all of the foregoing, “Investments”), except:

(a)                                 Investments by any Borrower in any other Borrower or by any Loan Party in any Borrower;

(b)                                 Investments in cash and Cash Equivalents;

(c)                                  Permitted Reinvestments;

(d)                                 Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business; provided that Borrowers shall provide prompt written notice to Administrative Agent of any such settlement of accounts for which the face value is greater than or equal to $100,000 individually (or for a group of related accounts) and for each such settlement if the aggregate face value of such accounts is greater than or equal to $500,000 in any year;

(e)                                  [Reserved];

(f)                                   the Borrowers may enter into Hedge Agreements that are not speculative in nature and are made in the ordinary course of business;

(g)                                  [Reserved];

(h)                                 Investments set forth in Schedule 8.4;

(i)                                     [Reserved];

(j)                                    [Reserved];

(k)                                 so long as no Default or Event of Default has occurred and is continuing, Investments by Borrowers; provided, however, that the aggregate outstanding amount of all such Investments shall not exceed $500,000 at any time;

(l)                                     [Reserved];

(m)                             to the extent constituting Investments, transactions permitted by Sections 8.1, 8.2, 8.3, 8.5, and 8.6;

(n)                                 [Reserved];

(o)                                 Guarantee Obligations incurred by the Borrowers with respect to operating leases or of other obligations that do not constitute Indebtedness, in each case entered into by Borrowers in the ordinary course of business;

(p)                                 [Reserved]; and

(q)                                 loans and advances to GHC Holdings LLC, GHLLC or any Parent Company in lieu of, and not in excess of the amount of (after giving effect to any other such loans or advances) Restricted Payments to the extent permitted to be made to GHC Holdings LLC, GHLLC or any Parent Company in accordance with Section 8.6.

For purposes of covenant compliance with this Section, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment, less any amount paid, repaid, returned, distributed or otherwise received in cash in respect of such Investment not to exceed the original amount of such Investment.

Section 8.5                                    Mergers, Consolidations, Sales of Assets and Acquisitions.  No Borrower shall:

(a)                                 consummate any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Transfer all or substantially all of its Property or business, except that any Borrower may be merged, amalgamated, liquidated or consolidated with or into and may Transfer all or substantially all of its assets to any other Borrower that is wholly owned, directly or indirectly, by GHLLC; or

(b)                                 Transfer any of its property or interests in such property or issue, or cause or permit a direct or indirect Transfer of, its own Equity Interests, except for the following:

(i)                                     in each case to the extent entered into in the ordinary course of business and made to a Person that is not an Affiliate of Borrower, (A) Transfers of Cash Equivalents for goods or services of equivalent value and (B) inventory or property that has become obsolete or worn out;

(ii)                                  any Restricted Payment by any Loan Party permitted pursuant to Section 8.6; and

(iii)                               Transfer or issuance by any Borrower of its own Equity Interests or other property to any other Borrower.

Section 8.6                                    Restricted Payments; Restrictive Agreements.

(a)                                 No Borrower shall declare or make any Restricted Payment; provided that:

(i)                                     so long (A) as no Default or Event of Default has occurred and is continuing and (B) the ABL Credit Agreement is in full force and effect and no default or event of default (each as defined in the ABL Credit Agreement) has occurred and is continuing thereunder, Borrowers may declare and pay dividends or make other distributions ratably to their equity holders;

(ii)                                  [Reserved];

(iii)                               [Reserved];

(iv)                              Borrowers may make Restricted Payments to GHC Holdings LLC, GHLLC or any Parent Company in an aggregate amount equal to the amount required for such Parent Company to pay (A) Taxes (at the then applicable rate) which are due and payable by GHC Holdings LLC, GHLLC or any Parent Company as a result of being part of a consolidated, combined, unitary or similar group with any of the Borrowers, but only to the extent such taxes are attributable to the income or business of any of the Borrowers, (B) franchise taxes and fees required to maintain the legal existence of GHC Holdings LLC, GHLLC or any Parent Company and (C) customary fees to members of its or GHC Holdings LLC’s, GHLLC’s or any Parent Company’s board of directors, payments in respect of insurance coverage or for indemnification obligations under any law, indenture, contract or agreement to any director or officer of any Loan Party;

(v)                                 [Reserved];

(vi)                              [Reserved];

(vii)                           [Reserved];

(viii)                        [Reserved];

(ix)                              Borrowers may make Restricted Payments to GHC Holdings LLC, GHLLC or any Parent Company to finance any Investment permitted to be made pursuant to Section 8.4 if such Investment were made by the Borrowers; provided that (i) such Restricted Payments shall be made substantially concurrently with the closing of such Investment and (ii) GHC Holdings LLC, GHLLC or such Parent Company, as applicable, shall, immediately following the closing thereof, cause (A) all property acquired (whether assets, Equity Interests or Equity Equivalents) to be contributed to Borrowers (as common equity in the case of Equity Interests or Equity Equivalents) or (B) the merger, consolidation or amalgamation (to the extent permitted in Section 8.5) of the Person formed or acquired into a Borrower in order to consummate an Investment, in each case, in accordance with the requirements of Section 7.13;

(x)                                 [Reserved]; and

(xi)                              [Reserved].

(b)                                 No Borrower shall enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (i) the ability of any Borrower to create, incur or permit to exist any Lien upon any of its property or assets to secure the Obligations, or (ii) the ability of any Subsidiary of any Borrower to pay dividends or other distributions with respect to any of its Equity Interests or Equity Equivalents or to make or repay loans or advances to such Borrower or to guarantee Indebtedness of such Borrower; provided that (A) the foregoing shall not apply to restrictions and conditions imposed by law or regulations or by any Master Lease entered into prior to the Closing Date, or such other Indebtedness as is set forth on Schedule 8.1, (B) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary or any other permitted asset sale pending such sale; provided such restrictions and conditions apply only to the relevant Subsidiary or other asset that is to be sold and such sale is permitted hereunder, (C) the foregoing shall not apply to restrictions and conditions imposed on any Subsidiary that is not a Loan Party by the terms of any Indebtedness of such Subsidiary permitted to be incurred hereunder, (D) clause (i) of the foregoing shall not apply to restrictions or conditions imposed by any agreement creating Liens permitted by Section 8.2 prohibiting further Liens on the properties encumbered thereby,  (E) clause (i) of the foregoing shall not apply to (x) customary provisions in Leases and other contracts restricting the subletting or assignment thereof or (y) any Master Lease entered into after the Closing Date; provided, however, in each case, such restrictions shall not be more adverse to the Lenders and Borrower than the equivalent restrictions set forth in the Master

Leases existing as of the Closing date, as modified by the Master Lease Intercreditor Agreements, (F) the foregoing shall not apply to customary provisions in joint venture agreements, partnership agreements, limited liability organizational governance documents, asset sale agreements, sale and leaseback agreements and other similar agreements, (G) the foregoing shall not apply to restrictions and conditions in any other agreement that does not restrict in any manner (directly or indirectly) Liens created pursuant to the Loan Documents on any Collateral securing the Obligations and does not require the direct or indirect granting of any Lien securing any Indebtedness or other obligation by virtue of the granting of Liens on or pledge of property of any Loan Party to secure the Obligations, (H) the foregoing shall not apply to restrictions and conditions in any Indebtedness permitted pursuant to Section 8.1 to the extent such restrictions or conditions are no more restrictive than the restrictions and conditions in the Loan Documents, (I) the foregoing shall not apply to customary provisions restricting assignment of any agreement entered into by a Borrower in the ordinary course of business, and (J) the foregoing shall not apply to restrictions and conditions that (x) exist in any agreement in effect at the time any Person becomes a Borrower, so long as such agreement was not entered into in contemplation of such Person becoming a Subsidiary, (y) is imposed by any amendments or refinancings that are otherwise permitted by the Loan Documents of the contracts, instruments or obligations referred to above; provided that such amendments and refinancings are no more materially restrictive with respect to such prohibitions and limitations than those prior to such amendment or refinancing and such restrictions are limited solely to such Borrower.

Section 8.7                                    Reserved.

Section 8.8                                    Change in Nature of Business.   (a)  (a)  No Borrower shall:

(i)                                     engage at any time in any Business or Business activity other than the Business conducted by it on the Closing Date and, in the good faith judgment of such Borrower, Business activities reasonably incidental, complementary or related thereto;

(ii)                                  amend, modify or otherwise change, or consent or agree to any amendment, modification, waiver or other change to any Constituent Document of any Borrower in any manner that is materially adverse to the Lenders, without the prior consent of the Administrative Agent (with approval of the Required Lenders); and

(iii)                               sell, lease, Transfer or otherwise convey, in one or a series of related transactions, all or substantially all of the assets of the Borrowers taken as a whole.

(b)                                 Neither Genesis Healthcare of Maine nor SunBridge Healthcare shall:

(i)                                     conduct, transact or otherwise engage in, or commit to conduct, transact or otherwise engage in any business or operations, other than (A) those incidental to its ownership of the Equity Interests and Equity Equivalents of the Borrowers and those incidental to Investments by or in any Borrower (including the issuance of preferred Equity Interests or Equity Equivalents (other than Disqualified Capital Stock) in consideration for the purchase of Equity Interests or Equity Equivalents from present or former officers, consultants, directors or employees (and their spouses, former spouses, heirs, estates and assigns) of the Borrowers upon the death, disability, engaging in competitive activity or termination of employment of such officer, director, consultant or employee or pursuant to any equity subscription, shareholder, employment or other agreement), (B) activities incidental to the maintenance of its existence and compliance with applicable laws and legal, tax and accounting matters related thereto and activities relating to its employees, (C) activities relating to the performance of obligations under the Loan Documents and the other Related Documents to which it is a party or expressly permitted thereunder, (D) the making of Restricted Payments to the extent such Restricted Payments are permitted to be made by Genesis Healthcare of Maine or SunBridge Healthcare (as applicable) pursuant to Section 8.6, (E) the receipt and Payments by Genesis Healthcare of Maine or SunBridge Healthcare (as applicable) permitted under Section 8.6, (F) the other transactions expressly permitted under this Section, and (G) the making of Investments to the extent of Restricted Payments permitted to be made to Genesis Healthcare of Maine or SunBridge Healthcare (as applicable) pursuant to Section 8.6(a)(ix);

(ii)                                  incur, create, assume or suffer to exist any Indebtedness or other liabilities or financial obligations or grant a Lien on all or a portion of its assets, except in respect of (A) the Obligations, (B) obligations with respect to its Equity Interests and Equity Equivalents, (C) Tax liabilities and liabilities for expenses incurred in connection with the maintenance of its existence (and other similar immaterial, non-consensual Liens), (D) the other transactions expressly permitted under this Section 8.8, (E) Indebtedness incurred by Genesis Healthcare of Maine or SunBridge Healthcare (as applicable) to the extent any Borrower would have been permitted to incur Indebtedness under the baskets specified in Sections 8.1(l) and (F) Guarantee Obligations with respect to operating leases or other obligations of the Borrowers that do not constitute Indebtedness;

(iii)                               own, lease, manage or otherwise operate or transfer any properties or assets (including cash (other than cash received in connection dividends paid by the Borrowers in accordance with Section 8.6 pending application in the manner contemplated by said Section) other than the ownership of shares of Equity Interests and Equity Equivalents of the Borrowers, Investments pursuant to Section 8.8(b)(i)(G) above and de minimis amounts of other assets incidental to its business; or

(iv)                              consummate any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Transfer all or substantially all of its Property or business, except that Genesis Healthcare of Maine or SunBridge Healthcare (as applicable) may consummate any merger, consolidation or amalgamation to the extent necessary to permit the Investments contemplated pursuant to Section 8.8(b)(i)(G); provided that with respect to this clause (iv), Genesis Healthcare of Maine or SunBridge Healthcare (as applicable) shall be the continuing or surviving corporation.

Section 8.9                                    Transactions with Affiliates.  No Borrower shall, except for transactions between or among Borrowers, sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except that Borrowers may engage in any of the foregoing transactions on terms and conditions not less favorable to such Borrower than could be obtained on an arm’s-length basis from unrelated third parties; provided that with respect to any such transaction or series of transactions involving aggregate consideration in excess of $500,000, a majority of the board of directors of GHLLC shall have determined in good faith that the criteria set forth above are satisfied and have approved the relevant transaction as evidenced by a resolution of the board of directors of GHLLC; provided, further, the following transactions shall be permitted;

(a)                                 Investments permitted under Section 8.4(q);

(b)                                 employment and severance arrangements between any Borrower and their respective officers and employees in the ordinary course of business and transactions pursuant to stock option plans and employee benefit plans and arrangements;

(c)                                  the payment of customary fees and reasonable out-of-pocket costs to, and indemnities provided on behalf of, directors, officers, employees and consultants of Borrowers in the ordinary course of business to the extent attributable to the ownership or operation of Borrowers;

(d)                                 any agreement, instrument or arrangement as in effect as of the date hereof and set forth on Schedule 8.9, or any amendment thereto (so long as any such amendment is not materially disadvantageous to the Lenders when taken as a whole as compared to the applicable agreement as in effect on the date hereof as reasonably determined in good faith by the Borrower); and

(e)                                  Restricted Payments permitted under Section 8.6.

(f)                                   [Reserved];

(g)                                  entry into a tax sharing agreement with LLC Parent, GHLLC or Sun Healthcare Group, Inc. providing for (in each case subject to compliance with Section 8.6) the payment of Taxes (including interest and penalties) and expenses, control of tax filings and contests, and other normal, usual and customary provisions, but only to the extent such taxes are attributable to the income or business of the Borrowers and their Subsidiaries; and

(h)                                 lawful transactions entered into in the ordinary course of business that are consistent with past practices.

Section 8.10                             Other Indebtedness and Agreements.

(a)                                 No Borrower shall (i) permit any waiver, supplement, modification, amendment, termination or release of any indenture, instrument or agreement pursuant to which any Subordinated Debt or Material Indebtedness (for the avoidance of doubt, excluding Real Property Financing Obligations) of Borrowers is outstanding if the effect of such waiver, supplement, modification, amendment, termination or release would materially increase the obligations of the obligor or confer additional material rights on the holder of such Indebtedness in a manner materially adverse to the Borrowers or the Lenders, or (ii) permit any waiver, supplement, modification, amendment, termination or release of any Related Document in any manner that is materially adverse to the Lenders without the prior written consent of Administrative Agent, which shall not be unreasonably withheld.

(b)                                 No Borrower shall make any distribution, whether in cash, property, securities or a combination thereof, in respect of, or pay, or commit to pay, or directly or indirectly redeem, repurchase, retire or otherwise acquire for consideration, other than regular scheduled payments of principal and interest as and when due (to the extent not prohibited by applicable subordination provisions), or set apart any sum for the aforesaid purposes, any Subordinated Debt or unsecured Material Indebtedness (excluding Real Property Financing Obligations), except for (i) the Loans, (ii) with proceeds of any Excluded Issuance made after the Closing Date (other than proceeds of any Excluded Issuance made in connection with an exercise of the Borrowers’ Cure Right under Section 5.6), and (iii) the conversion or exchange of Indebtedness into Qualified Capital Stock of GHC Holdings LLC or GHLLC.

Section 8.11                             Reserved.

Section 8.12                             Accounting Changes; Fiscal Year.  No Loan Party shall change its (a) accounting treatment or reporting practices, except as required by GAAP or any Requirement of Law, or (b) its Fiscal Year or its method for determining Fiscal Quarters or fiscal months.

Section 8.13                             Margin Regulations.  No Loan Party shall use all or any portion of the proceeds of any credit extended hereunder to purchase or carry margin stock (within the meaning of Regulation U of the Federal Reserve Board) in contravention of Regulation U of the Federal Reserve Board.

ARTICLE 9
EVENTS OF DEFAULT

Section 9.1                                    Definition.  Each of the following shall be an “Event of Default”:

(a)                                 Borrowers shall fail to pay (i) any principal of any Loan when the same becomes due and payable or (ii) any interest on any Loan, any fee under any Loan Document or any other Obligation (other than those set forth in clause (i) above) and, in the case of this clause (ii), such non-payment continues for a period of three (3) Business Days after the due date therefor; or

(b)                                 any representation or warranty made or deemed made in or in connection with any Loan Document hereunder, or any representation, warranty, statement or information contained in any report, certificate, financial statement or other instrument furnished in connection with or pursuant to any Loan Document, shall prove to have been incorrect, false or misleading in any material respect when so made, deemed made or furnished; or

(c)                                  there shall have occurred any default under any Environmental Indemnity, which default continues for a period of 30 days; or

(d)                                 any Loan Party shall fail to duly observe and perform any covenant, condition or agreement contained in Section 6.1 (Financial Statements), Section 6.2(a)(i) (Other Events), Section 7.1 (Maintenance of Corporate Existence), Section 7.14 (Use of Proceeds), Section 7.9 (Post Closing Obligations), Article 8 (Negative Covenants), or, subject to Section 5.6 (Equity Cure), Article 5 (Financial Covenants); or

(e)                                  any Loan Party shall fail to duly observe and perform any covenant, condition or agreement contained in any Loan Document (other than those specified in (a) and (d) above) and such default shall continue unremedied for a period of 30 days after the earlier of (i) the date on which a Responsible Officer of any Loan Party becomes aware of such failure and (ii) the date on which notice thereof shall have been given to any Borrower by Administrative Agent or Required Lenders; or

(f)                                   (i) any Borrower shall fail to pay any principal or interest, regardless of amount, due beyond any grace period in respect of any Material Indebtedness, when and as the same shall become due and payable, (ii) an “Event of Default” (as such term is defined therein) has occurred under any Related Document, or (iii) any other event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (iii) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness; or

(g)                                  an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of a Borrower, or of a substantial part of the property or assets of a Borrower, under Title 11 of the Bankruptcy Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for a Borrower or for a substantial part of the property or assets of a Borrower, or (iii) the winding-up or liquidation of a Borrower, and in the case of clauses (i), (ii) and (iii), such proceeding or petition shall continue undismissed or unstayed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered; or

(h)                                 a Borrower shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the Bankruptcy Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in (g) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for a Borrower or for a substantial part of the property or assets of a Borrower, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due or (vii) take any action for the purpose of effecting any of the foregoing; or

(i)                                     one or more judgments, orders or decrees (or other similar process) shall be rendered against (i)(A) against any Borrower, in the case of money judgments, orders and decrees, involving an aggregate amount (excluding amounts adequately covered by insurance payable to any Loan Party, to the extent the relevant insurer has not denied coverage therefor) in excess of $250,000 or (B) any Loan Party, that would have, in the aggregate, a Material Adverse Effect and (ii)(A) enforcement proceedings shall have been commenced by any creditor upon any such judgment, order or decree or (B) such judgment, order or decree shall not have been vacated or discharged for a period of 60 consecutive days and there shall not be in effect (by reason of a pending appeal or otherwise) any stay of enforcement thereof; or

(j)                                    an ERISA Event shall have occurred that when taken together with all other such ERISA Events, could reasonably be expected to result in a liability of one or more Borrower in an aggregate amount exceeding $1,000,000; or

(k)                                 except pursuant to a valid, binding and enforceable termination or release permitted under the Loan Documents and executed by Administrative Agent or as otherwise expressly permitted under any Loan Document, (i) other than solely as the result of an action or failure to act on the part of Administrative Agent, any material provision of any Loan Document shall, at any time after the delivery of such Loan Document, fail to be valid and binding on, or enforceable against, any Loan Party that is a party thereto, (ii) other than solely as the result of an action or failure to act on the part of Administrative Agent, any Loan Document purporting to grant a Lien to secure any Obligation shall, at any time after the delivery of such Loan Document, fail to create a valid and enforceable Lien on any material portion of the Collateral purported to be covered thereby or such Lien shall fail or cease to be a perfected Lien with the priority required in the relevant Loan Document, or (iii) any Loan Party shall state in writing that any of the events described in clause (i) or (ii) above shall have occurred; or

(l)                                     there shall have occurred a Change of Control; or

(m)                             the formal written revocation or termination by any Governmental Authority of any Primary License related to a Facility to the extent any such revocations or terminations, in the aggregate, could reasonably be expected to result in a Material Adverse Effect; or

(n)                                 any Loan Party, or Person on behalf of such Loan Party, shall have directed any depository institution to make any change to (including termination thereof), a standing daily sweep instructions (which standing instructions direct that a daily sweep of the balance of each Facility Lockbox Account and/or each Governmental Receivables Deposit Account be made to the Concentration Account) with respect to any Facility Lockbox Account or any Governmental Receivables Deposit Account of a Loan Party (other than such changes that are made with the prior written consent of Administrative Agent in its sole discretion).

Section 9.2                                    Remedies.  During the continuance of any Event of Default, Administrative Agent may, and, at the request of the Required Lenders, shall, in each case by notice to Borrowers and in addition to any other right or remedy provided under any Loan Document or by any applicable Requirement of Law, do each of the following:  (a) declare all or any portion of the Revolving Credit Commitments terminated, whereupon the Revolving Credit Commitments shall immediately be reduced by such portion or, in the case of a termination in whole, shall terminate together with any obligation any Lender may have hereunder to make any Loan, and (b) declare immediately due and payable all or part of any Obligation (including any accrued but unpaid interest thereon and the Termination Fee), whereupon the same shall become immediately due and payable, without presentment, demand, protest or further notice or other requirements of any kind, all of which are hereby expressly waived by the Loan Parties (and, to the extent provided in any other Loan Document, other Loan Parties); provided, however, that, effective immediately upon the occurrence of any of the Events of Default specified in Section 9.1(g) or (h) (x) the commitments of each Lender to make Loans shall automatically be terminated and (y) each Obligation (including in each case any accrued all accrued but unpaid interest thereon) shall automatically become and be due and payable, without presentment, demand, protest or further notice or other requirement of any kind, all of which are hereby expressly waived by the Loan Parties (and, to the extent provided in any other Loan Document, any other Loan Party).

ARTICLE 10
ADMINISTRATIVE AGENT

Section 10.1                             Appointment and Duties.

(a)                                 Appointment of Administrative Agent.  Each Lender hereby appoints GECC (together with any successor Administrative Agent pursuant to Section 10.9) as Administrative Agent hereunder and authorizes Administrative Agent to (i) execute and deliver the Loan Documents and accept delivery thereof on its behalf from any Loan Party, (ii) take such action on its behalf and to exercise all rights, powers and remedies and perform the duties as are expressly delegated to Administrative Agent under such Loan Documents and (iii) exercise such powers as are reasonably incidental thereto.

(b)                                 Duties as Collateral and Disbursing Agent.  Without limiting the generality of clause (a) above, Administrative Agent shall have the sole and exclusive right and authority (to the exclusion of the Lenders), and is hereby authorized, to (i) act as the disbursing and collecting agent for the Lenders with respect to all payments and collections arising in connection with the Loan Documents (including in any proceeding described in Section 9.1(g) or (h) or any other bankruptcy, insolvency or similar proceeding), and each Person making any payment in connection with any Loan Document to any Secured Party is hereby authorized to make such payment to Administrative Agent, (ii) file and prove claims and file other documents necessary or desirable to allow the claims of the Secured Parties with respect to any Obligation in any proceeding described in Section 9.1(g) or (h) or any other bankruptcy, insolvency or similar proceeding (but not to vote, consent or otherwise act on behalf of such Secured Party), (iii) act as collateral agent for each Secured Party for purposes of the perfection of all Liens created by such agreements and all other purposes stated therein, (iv) manage, supervise and otherwise deal with the Collateral, (v) take such other action as is necessary or desirable to maintain the perfection and priority of the Liens created or purported to be created by the Loan Documents, (vi) except as may be otherwise specified in any Loan Document, exercise all remedies given to Administrative Agent and the other Secured Parties with respect to the Collateral, whether under the Loan Documents, applicable Requirements of Law or otherwise and (vii) execute any amendment, consent or waiver under the Loan Documents on behalf of any Lender that has consented in writing to such amendment, consent or waiver; provided, however, that Administrative Agent hereby appoints, authorizes and directs each Lender to act as collateral sub-agent for Administrative Agent, the Lenders for purposes of the perfection of all Liens with respect to the Collateral, including any deposit account maintained by a Loan Party with, and cash and Cash Equivalents held by, such Lender, and may further authorize and direct the Lenders to take further actions as collateral sub-agents for purposes of enforcing such Liens or otherwise to transfer the Collateral subject thereto to Administrative Agent, and each Lender hereby agrees to take such further actions to the extent, and only to the extent, so authorized and directed.

(c)                                  Limited Duties.  Under the Loan Documents, Administrative Agent (i) is acting solely on behalf of the Lenders (except to the limited extent provided in Section 2.14(b) with respect to the Register and in Section 10.11), with duties that are entirely administrative in nature, notwithstanding the use of the defined term “Administrative Agent”, the terms “agent”, “administrative agent” and “collateral agent” and similar terms in any Loan Document to refer to Administrative Agent, which terms are used for title purposes only, (ii) is not assuming any obligation under any Loan Document other than as expressly set forth therein or any role as agent, fiduciary or trustee of or for any Lender or any other Secured Party and (iii) shall have no implied functions, responsibilities, duties, obligations or other liabilities under any Loan Document, and each Lender hereby waives and agrees not to assert any claim against Administrative Agent based on the roles, duties and legal relationships expressly disclaimed in clauses (i) through (iii) above.

Section 10.2                             Binding Effect.  Each Lender agrees that (i) any action taken by Administrative Agent or the Required Lenders (or, if expressly required hereby, a greater proportion of the Lenders) in accordance with the provisions of the Loan Documents, (ii) any action taken by Administrative Agent in reliance upon the instructions of Required Lenders (or, where so required, such greater proportion) and (iii) the exercise by Administrative Agent or the Required Lenders (or, where so required, such greater proportion) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Secured Parties.

Section 10.3                             Use of Discretion.

(a)                                 No Action without Instructions.  Administrative Agent shall not be required to exercise any discretion or take, or to omit to take, any action, including with respect to enforcement or collection, except any action it is required to take or omit to take (i) under any Loan Document or (ii) pursuant to instructions from the Required Lenders (or, where expressly required by the terms of this Agreement, a greater proportion of the Lenders).

(b)                                 Right Not to Follow Certain Instructions.  Notwithstanding clause (a) above, Administrative Agent shall not be required to take, or to omit to take, any action (i) unless, upon demand, Administrative Agent receives an indemnification satisfactory to it from the Lenders (or, to the extent applicable and acceptable to Administrative Agent, any other Secured Party) against all Liabilities that, by reason of such action or omission, may be imposed on, incurred by or asserted against Administrative Agent or any Related Person thereof or (ii) that is, in the opinion of Administrative Agent or its counsel, contrary to any Loan Document or applicable Requirement of Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law.

Section 10.4                             Delegation of Rights and Duties.  Administrative Agent may, upon any term or condition it specifies, delegate or exercise any of its rights, powers and remedies under, and delegate or perform any of its duties or any other action with respect to, any Loan Document by or through any trustee, co-agent, employee, attorney-in-fact and any other Person (including any Secured Party).  Any such Person shall benefit from this Article 10 to the extent provided by Administrative Agent.

Section 10.5                             Reliance and Liability.

(a)                                 Administrative Agent may, without incurring any liability hereunder, (i) rely on the Register to the extent set forth in Section 2.14, (ii) consult with any of its Related Persons and, whether or not selected by it, any other advisors, accountants and other experts (including advisors to, and accountants and experts engaged by, any Loan Party) and (iii) rely and act upon any document and information (including those transmitted by Electronic Transmission) and any telephone message or conversation, in each case believed by it to be genuine and transmitted, signed or otherwise authenticated by the appropriate parties.

(b)                                 None of Administrative Agent and its Related Persons shall be liable for any action taken or omitted to be taken by any of them under or in connection with any Loan Document, and each Lender, the Loan Parties hereby waive and shall not assert (and each of the Loan Parties shall cause each other Loan Party to waive and agree not to assert) any right, claim or cause of action based thereon, except to the extent of liabilities resulting primarily from the gross negligence or willful misconduct of Administrative Agent or, as the case may be, such Related Person (each as determined in a final, non-appealable judgment by a court of competent jurisdiction) in connection with the duties expressly set forth herein.  Without limiting the foregoing, Administrative Agent:

(i)                                     shall not be responsible or otherwise incur liability for any action or omission taken in reliance upon the instructions of the Required Lenders or for the actions or omissions of any of its Related Persons selected with reasonable care (other than employees, officers and directors of Administrative Agent, when acting on behalf of Administrative Agent);

(ii)                                  shall not be responsible to any Secured Party for the due execution, legality, validity, enforceability, effectiveness, genuineness, sufficiency or value of, or the attachment, perfection or priority of any Lien created or purported to be created under or in connection with, any Loan Document;

(iii)                               makes no warranty or representation, and shall not be responsible, to any Secured Party for any statement, document, information, representation or warranty made or furnished by or on behalf of any Related Person or any Loan Party in connection with any Loan Document or any transaction contemplated therein or any other document or information with respect to any Loan Party, whether or not transmitted or (except for documents expressly required under any Loan Document to be transmitted to the Lenders) omitted to be transmitted by Administrative Agent, including as to completeness, accuracy, scope or adequacy thereof, or for the scope, nature or results of any due diligence performed by Administrative Agent in connection with the Loan Documents; and

(iv)                              shall not have any duty to ascertain or to inquire as to the performance or observance of any provision of any Loan Document, whether any condition set forth in any Loan Document is satisfied or waived, as to the financial condition of any Loan Party or as to the existence or continuation or possible occurrence or continuation of any Default or Event of Default and shall not be deemed to have notice or knowledge of such occurrence or continuation unless it has received a notice from Borrower, any Lender describing such Default or Event of Default clearly labeled “notice of default” (in which case Administrative Agent shall promptly give notice of such receipt to all Lenders);

and, for each of the items set forth in clauses (i) through (iv) above, each Borrower and Lender hereby waives and agrees not to assert (each Borrower shall cause each other Loan Party to waive and agree not to assert) any right, claim or cause of action it might have against Administrative Agent based thereon.

Section 10.6                             Administrative Agent Individually.  Administrative Agent and its Affiliates may make loans and other extensions of credit to, acquire Equity Interests and Equity Equivalents of, engage in any kind of business with, any Loan Party or Affiliate thereof as though it were not acting as Administrative Agent and may receive separate fees and other payments therefor.  To the extent Administrative Agent or any of its Affiliates makes any Loan or otherwise becomes a Lender hereunder, it shall have and may exercise the same rights and powers hereunder and shall be subject to the same obligations and liabilities as any other Lender and the terms “Lender”, “Required Lender”, and any similar terms shall, except where otherwise expressly provided in any Loan Document, include, Administrative Agent or such Affiliate, as the case may be, in its individual capacity as Lender or as one of the Required Lenders, respectively.

Section 10.7                             Lender Credit Decision.  Each Lender acknowledges that it shall, independently and without reliance upon Administrative Agent, any Lender or any of their Related Persons or upon any document (including the Disclosure Documents) solely or in part because such document was transmitted by Administrative Agent or any of its Related Persons, conduct its own independent investigation of the financial condition and affairs of each Loan Party and make and continue to make its own credit decisions in connection with entering into, and taking or not taking any action under, any Loan Document or with respect to any transaction contemplated in any Loan Document, in each case based on such documents and information as it shall deem appropriate.  Except for documents expressly required by any Loan Document to be transmitted by Administrative Agent to the Lenders, Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Loan Party or any Affiliate of any Loan Party that may come in to the possession of Administrative Agent or any of its Related Persons.

Section 10.8                             Expenses; Indemnities.

(a)                                 Each Lender agrees to reimburse Administrative Agent and each of its Related Persons (to the extent not reimbursed by any Loan Party) promptly upon demand for such Lender’s Pro Rata Share with respect to the Revolving Credit Facilities of any costs and expenses (including fees, charges and disbursements of financial, legal and other advisors and Other Taxes paid in the name of, or on behalf of, any Loan Party) that may be incurred by Administrative Agent or any of its Related Persons in connection with the preparation, syndication, execution, delivery, administration, modification, consent, waiver or enforcement (whether through negotiations, through any work-out, bankruptcy, restructuring or other legal or other proceeding or otherwise) of, or legal advice in respect of its rights or responsibilities under, any Loan Document.

(b)                                 Each Lender further agrees to indemnify Administrative Agent and each of its Related Persons (to the extent not reimbursed by any Loan Party), from and against such Lender’s aggregate Pro Rata Share with respect to the Revolving Credit Facilities of the Liabilities (including taxes, interests and penalties imposed for not properly withholding or backup withholding on payments made to on or for the account of any Lender) that may be imposed on, incurred by or asserted against Administrative Agent or any of its Related Persons in any matter relating to or arising out of, in connection with or as a result of any Loan Document, any Related Document or any other act, event or transaction related, contemplated in or attendant to any such document, or, in each case, any action taken or omitted to be taken by Administrative Agent or any of its Related Persons under or with respect to any of the foregoing; provided, however, that no Lender shall be liable to Administrative Agent or any of its Related Persons to the extent such liability has resulted primarily from the gross negligence or willful misconduct of Administrative Agent or, as the case may be, such Related Person, as determined by a court of competent jurisdiction in a final non-appealable judgment or order.

Section 10.9                             Resignation of Administrative Agent.

(a)                                 Administrative Agent may resign at any time upon 30 days (10 days if an Event of Default has occurred and is continuing) prior written notice to the Lenders (unless such notice is waived by the Required Lenders) and the Borrower (unless such notice is waived by the Borrower). Upon receipt of any such notice of resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent.  If, within 30 days (10 days if an Event of Default has occurred and is continuing) after the retiring Administrative Agent having given notice of resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), no successor Administrative Agent has been appointed by the Required Lenders that has accepted such appointment, then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders, appoint a successor Administrative Agent from among the Lenders.  Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.  Each appointment under this clause (a) shall be subject to the prior consent of Borrower, which may not be unreasonably withheld, conditioned or delayed but shall not be required during the continuance of a Default.

(b)                                 With effect from the Resignation Effective Date, (i) the retiring Administrative Agent shall be discharged from all of its duties and obligations under the Loan Documents, (ii) except for any indemnity payments owed to the retiring Administrative Agent, the Lenders shall assume and perform all of the duties of Administrative Agent and make all payments, communications and determinations provided to be made by, to or through the Administrative

Agent until a successor Administrative Agent shall have accepted a valid appointment hereunder, (iii) the retiring Administrative Agent and its Related Persons shall no longer have the benefit of any provision of any Loan Document other than with respect to any actions taken or omitted to be taken while such retiring Administrative Agent was, or because such Administrative Agent had been, validly acting as Administrative Agent under the Loan Documents and (iv) subject to its rights under Section 10.4, the retiring Administrative Agent shall take such action as may be reasonably necessary to assign to the successor Administrative Agent its rights as Administrative Agent under the Loan Documents.  Effective immediately upon its acceptance of a valid appointment as Administrative Agent, a successor Administrative Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Administrative Agent under the Loan Documents (other than any rights to indemnity payments owed to the retiring Administrative Agent).

Section 10.10                      Release of Collateral or Guarantors.  Each Lender hereby consents to the release and hereby directs Administrative Agent to release (or, in the case of clause (b)(ii) below, release or subordinate) the following:

(a)                                 any Borrower from its Obligation if all of the Securities of such Borrower owned by any Loan Party are Transferred in a Transfer permitted by the Loan Documents (including pursuant to a waiver or consent), to the extent that, after giving effect to such Transfer, such Borrower would not be required to become a party to this Agreement pursuant to Section 7.10;

(b)                                 any Lien held by Administrative Agent for the benefit of the Secured Parties against (i) any Collateral that is Transferred by a Loan Party in a Transfer permitted by the Loan Documents (including pursuant to a valid waiver or consent), to the extent all Liens required to be granted in such Collateral pursuant to Section 7.10 after giving effect to such Transfer have been granted, (ii) any property subject to a Lien permitted hereunder in reliance upon Section 8.2(i) and (iii) all of the Collateral and all Loan Parties, upon (A) termination of the Revolving Credit Commitments, (B) payment and satisfaction in full of all Loans and all other Obligations that Administrative Agent has been notified in writing are then due and payable by the holder of such Obligation, (C) deposit of cash collateral with respect to all contingent Obligations, in amounts and on terms and conditions and with parties satisfactory to Administrative Agent and each Indemnitee that is owed such Obligations and (D) to the extent requested by Administrative Agent, receipt by the Secured Parties of liability releases from the Loan Parties each in form and substance acceptable to Administrative Agent; and

(c)                                  each Lender hereby directs Administrative Agent, and Administrative Agent hereby agrees, upon receipt of reasonable advance notice from Borrower, to execute and deliver or file such documents and to perform other actions reasonably necessary to release the guaranties and Liens when and as directed in this Section 10.10.

Section 10.11                      Additional Secured Parties.  The benefit of the provisions of the Loan Documents directly relating to the Collateral or any Lien granted thereunder shall extend to and be available to any Secured Party that is not a Lender as long as, by accepting such benefits, such Secured Party agrees, as among Administrative Agent and all other Secured Parties, that such Secured Party is bound by (and, if requested by Administrative Agent, shall confirm such agreement in a writing in form and substance acceptable to Administrative Agent) this Article 10, Section 11.8 (Right of Setoff), Section 11.9 (Sharing of Payments, Etc.) and Section 11.21 (Non-Public Information; Confidentiality) and the decisions and actions of Administrative Agent and the Required Lenders (or, where expressly required by the terms of this Agreement, a greater proportion of the Lenders) to the same extent a Lender is bound; provided, however, that, notwithstanding the foregoing, (a) such Secured Party shall be bound by Section 10.8 only to the extent of Liabilities, costs and expenses with respect to or otherwise relating to the Collateral held for the benefit of such Secured Party, in which case the obligations of such Secured Party thereunder shall not be limited by any concept of Pro Rata Share or similar concept, (b) except as set forth specifically herein, each of Administrative Agent and the Lenders shall be entitled to act at its sole discretion, without regard to the interest of such Secured Party, regardless of whether any Obligation to such Secured Party thereafter remains outstanding, is deprived of the benefit of the Collateral, becomes unsecured or is otherwise affected or put in jeopardy thereby, and without any duty or liability to such Secured Party or any such Obligation and (c) except as set forth specifically herein, such Secured Party shall not have any right to be notified of, consent to, direct, require or be heard with respect to, any action taken or omitted in respect of the Collateral or under any Loan Document.

ARTICLE 11
MISCELLANEOUS

Section 11.1                             Amendments, Waivers, Etc.

(a)                                 No amendment or waiver of any provision of any Loan Document (other than the Control Agreements and the Secured Hedge Agreements) and no consent to any departure by any Loan Party therefrom shall be effective unless the same shall be in writing and signed (1) in the case of an amendment, consent or waiver to cure any ambiguity, omission, defect or inconsistency or granting a new Lien for the benefit of the Secured Parties or extending an existing Lien over additional property, by Administrative Agent and Borrower, (2) in the case of any other waiver or consent, by the Required Lenders (or by Administrative Agent with the consent of the Required Lenders) and (3) in the case of any other amendment, by the Required Lenders (or by Administrative Agent with the consent of the Required Lenders) and Borrower; provided, however, except as otherwise permitted herein that no amendment, consent or waiver described in clause (2) or (3) above, shall, unless in writing and signed by each Lender (other than any Defaulting Lender, except in the case of (x) clauses (ii), (iii)(A), and (iv) below and (y) any amendment, waiver or consent requiring the consent of all the Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than the other affected Lenders, in which case such Defaulting Lender’s consent shall be required) directly and adversely affected thereby (or by the Administrative Agent with the consent of such Lender), in addition to any other Person the signature of which (unless specifically noted below) is otherwise required pursuant to any Loan Document, do any of the following:

(i)                                     waive any condition specified in Section 3.1, except any condition referring to any other provision of any Loan Document;

(ii)                                  increase the Revolving Credit Commitment of such Lender or subject such Lender to any additional obligation;

(iii)                               reduce (including through release, forgiveness or assignment) (A) the principal amount of, or the interest rate on, any outstanding Loan owing to such Lender or (B) any fee or accrued interest payable to such Lender; provided, however, that this clause (iii) does not apply to (x) any change to any provision increasing any interest rate or fee during the continuance of an Event of Default or to any payment of any such increase or (y) any modification to any financial covenant set forth in Article 5 or in any definition set forth therein or principally used therein;

(iv)                              waive or postpone any scheduled maturity date or other scheduled date fixed for the payment, in whole or in part, of principal of or interest on any Loan or fee owing to such Lender or for the reduction of such Lender’s Revolving Credit Commitment; provided, however, that this clause (iv) does not apply to any change to mandatory prepayments, including those required under Section 2.8, or to the application of any payment, including as set forth in Section 2.12;

(v)                                 except as provided in Section 10.10, release all or substantially all of the Collateral or all or substantially all of the Guarantors from their guaranty of the Obligations;

(vi)                              reduce the proportion of Lenders required for the Lenders (or any subset thereof) to take any action hereunder or change the definition of the terms “Required Lenders”, “Pro Rata Share” or “Pro Rata Outstandings”;

(vii)                           amend Section 2.12 (Application of Payments), Section 10.10 (Release of Collateral or Guarantors), Section 11.9 (Sharing of Payments, Etc.) or this Section 11.1; or

(viii)                        amend the percentage set forth in the definition “Borrowing Base” (but not the actual calculation of the Borrowing Base and/or the application of liquidity factors and reserves in accordance with such definitions) to the extent that any such change results in more credit being made available to the Borrowers under the Borrowing Base;

and provided, further, that (w) any change to the definition of “Eligible Account” to the extent that any such change results in more credit being made available to the Borrowers under the Borrowing Base shall require the consent of the Supermajority Lenders, (x) any change to the definition of the term “Required Lender” shall require the consent of the Lenders, (y) no amendment, waiver or consent shall affect the rights or duties under any Loan Document of, or any payment to, Administrative Agent (or otherwise modify any provision of Article 10 or the application thereof) or any SPV that has been granted an option pursuant to Section 11.2(e) unless in writing and signed by Administrative Agent or such SPV, as applicable, in addition to any signature otherwise required and (z) the consent of Borrowers shall not be required to change any order of priority set forth in Section 2.12.  No amendment, modification or waiver of this Agreement or any Loan Document altering the ratable treatment of Obligations arising under Secured Hedge Agreement resulting in such Obligations being junior in right of payment to principal of the Loans or resulting in Obligations owing to any Secured Hedging Counterparty being unsecured (other than releases of Liens in accordance with the terms hereof), in each case in a manner adverse to any Secured Hedging Counterparty, shall be effective without the written consent of such Secured Hedging Counterparty or, in the case of a Secured Hedge Agreement provided or arranged by Administrative Agent or an Affiliate thereof, Administrative Agent.

(b)                                 Each waiver or consent under any Loan Document shall be effective only in the specific instance and for the specific purpose for which it was given.  No notice to or demand on any Loan Party shall entitle any Loan Party to any notice or demand in the same, similar or other circumstances.  No failure on the part of any Secured Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.

Section 11.2                             Assignments and Participations; Binding Effect.

(a)                                 Binding Effect.  This Agreement shall become effective when it shall have been executed by Borrowers and Administrative Agent and when Administrative Agent shall have been notified by each Lender that such Lender has executed it.  Thereafter, it shall be binding upon and inure to the benefit of, but only to the benefit of, Borrowers (except for Article 10), Administrative Agent, each Lender and, to the extent provided in Section 10.11, each other Indemnitee and Secured Party and, in each case, their respective successors and permitted assigns.  Except as expressly provided in any Loan Document (including in Section 10.9), none of Borrower or Administrative Agent shall have the right to assign any rights or obligations hereunder or any interest herein.

(b)                                 Right to Assign.  Each Lender may sell, transfer, negotiate or assign all or a portion of its rights and obligations hereunder (including all or a portion of its aggregate Revolving Credit Commitments and its rights and obligations with respect to Loans) to (i) any existing Lender (other than a Restricted Person), (ii) any Affiliate of any existing Lender (other than a Restricted Person) or (iii) any other Person (other than a Restricted Person) acceptable (which acceptance shall not be unreasonably withheld, conditioned or delayed) to Administrative Agent and, as long as no Event of Default is continuing, Borrower; provided, however, that (x) such Transfers must be ratable among the obligations owing to and owed by such Lender with respect to the Revolving Credit Facility and (y) for the Revolving Credit Facility, the aggregate outstanding principal amount (determined as of the effective date of the applicable Assignment) of the Loans, Revolving Credit Commitments subject to any such Transfer shall be in a minimum amount of $1,000,000, unless such Transfer is made to an existing Lender or an Affiliate of any existing Lender, is of the assignor’s (together with its Affiliates) entire interest in the Revolving Credit Facility or is made with the prior consent of Borrowers and Administrative Agent.

(c)                                  Procedure.  The parties to each Transfer made in reliance on clause (b) above (other than those described in clause (e) below) shall execute and deliver to Administrative Agent an Assignment via an electronic settlement system designated by Administrative Agent (or if previously agreed with Administrative Agent, via a manual execution and delivery of the assignment) evidencing such Transfer, together with any existing Note subject to such Transfer (or any affidavit of loss therefor acceptable to Administrative Agent), any tax forms required to be delivered pursuant to Section 2.17(d) and payment of an assignment fee in the amount of $3,500; provided, that (1) if a Transfer by a Lender is made to an Affiliate of such assigning Lender, then no assignment fee shall be due in connection with such Transfer, and (2) if a Transfer by a Lender is made to an assignee that is not an Affiliate of such assignor Lender, and concurrently to one or more Affiliates of such assignee, then only one assignment fee of $3,500 shall be due in connection with such Transfer.  Upon receipt of all the foregoing, and conditioned upon such receipt and, if such assignment is made in accordance with clause (iii) of Section 11.2(b), upon Administrative Agent (and Borrower, if applicable) consenting to such Assignment, from and after the effective date specified in such Assignment, Administrative Agent shall record or cause to be recorded in the Register the information contained in such Assignment.

(d)                                 Effectiveness.  Subject to the recording of an Assignment by Administrative Agent in the Register pursuant to Section 2.14(b), (i) the assignee thereunder shall become a party hereto and, to the extent that rights and obligations under the Loan Documents have been assigned to such assignee pursuant to such Assignment, shall have the rights and obligations of a Lender, (ii) any applicable Note shall be transferred to such assignee through such entry and (iii) the assignor thereunder shall, to the extent that rights and obligations under this Agreement have been assigned by it pursuant to such Assignment, relinquish its rights (except for those surviving the termination of the Revolving Credit Commitments and the payment in full of the Obligations) and be released from its obligations under the Loan Documents, other than those relating to events or circumstances occurring prior to such assignment (and, in the case of an Assignment covering all or the remaining portion of an assigning Lender’s rights and obligations under the Loan Documents, such Lender shall cease to be a party hereto except that each Lender agrees to remain bound by Article 10, Section 11.8 (Right of Setoff) and Section 11.9 (Sharing of Payments, Etc.) to the extent provided in Section 10.11 (Additional Secured Parties)).

(e)                                  Participants and SPVs.  In addition to the other rights provided in this Section 11.2, each Lender may, (x) with notice to Administrative Agent, grant to an SPV (other than a Defaulting Lender) the option to make all or any part of any Loan that such Lender would otherwise be required to make hereunder (and the exercise of such option by such SPV and the making of Loans pursuant thereto shall satisfy the obligation of such Lender to make such Loans hereunder) and such SPV may assign to such Lender (other than a Defaulting Lender) the right to receive payment with respect to any Obligation and (y) without notice to or consent from Administrative Agent or Borrower, sell participations to one or more Persons (other than a Defaulting Lender) in or to all or a portion of its rights and obligations under the Loan Documents (including all its rights and obligations with respect to the Revolving Loans); provided, however, that, whether as a result of any term of any Loan Document or of such grant or participation, (i) no such SPV or participant shall have a commitment, or be deemed to have made an offer to commit, to make Loans hereunder, and, except as provided in the applicable option agreement, none shall be liable for any obligation of such Lender hereunder, (ii) such Lender’s rights and obligations, and the rights and obligations of the Loan Parties and the Secured Parties towards such Lender, under any Loan Document shall remain unchanged and each other party hereto shall continue to deal solely with such Lender, which shall remain the holder of the Obligations in the Register, except that (A) each such participant and SPV shall be entitled to the benefit of Sections 2.16 (Breakage Costs; Increased Costs; Capital Requirements) and 2.17 (Taxes), but only to the extent such participant or SPV delivers the tax forms such Lender is required to collect pursuant to Section 2.17(d) and then only to the extent of any amount to which such Lender would be entitled in the absence of any such grant or participation and (B) each such SPV may receive other payments that would otherwise be made to such Lender with respect to Loans funded by such SPV to the extent provided in the applicable option agreement and set forth in a notice provided to Administrative Agent by such SPV and such Lender, provided, however, that in no case (including pursuant to clause (A) or (B) above) shall an SPV or participant have the right to enforce any of the terms of any Loan Document, and (iii) the consent of such SPV or participant shall not be required (either directly, as a restraint on such Lender’s ability to consent hereunder or otherwise) for any amendments, waivers or consents with respect to any Loan Document or to exercise or refrain from exercising any powers or rights such Lender may have under or in respect of the Loan Documents (including the right to enforce or direct enforcement of the Obligations), except for those described in clauses (iii) and (iv) of Section 11.1(a) with respect to amounts, or dates fixed for payment of amounts, to which such participant or SPV would otherwise be entitled and, in the case of participants, except for those described in Section 11.1(a)(v) (or amendments, consents and waivers with respect to Section 10.10 to release all or substantially all of the Collateral).  No party hereto shall institute (and each Borrower shall cause each other Loan Party not to institute) against any SPV grantee of an option pursuant to this clause (e) any bankruptcy, reorganization, insolvency, liquidation or similar proceeding, prior to the date that is one (1) year and one (1) day after the payment in full of all outstanding commercial paper of such SPV; provided, however, that each Lender having designated an SPV as such agrees to indemnify each Indemnitee against any Liability that may be incurred by, or asserted against, such Indemnitee as a result of failing to institute such proceeding (including a failure to get reimbursed by such SPV for any such Liability).  The agreement in the preceding sentence shall survive the termination of the Revolving Credit Commitments and the payment in full of the Obligations.

(f)                                   Market Flexibility.  Borrowers acknowledge and agree that Administrative Agent reserves the right, prior to or after the execution of Loan Documents, to syndicate, sell, assign, transfer, participate, deposit with a trust or issue mortgage pass-through certificates or other securities evidencing a beneficial interest in a rated or unrated public offering or private placement, or otherwise securitize all or a portion of the Revolving Credit Facility to one or more financial institutions or investors (collectively, the “Secondary Market Investors”) in the public or private markets that will become parties to, or otherwise acquire an interest in, such Loan Documents or the Revolving Credit Facility (any such transaction, a “Secondary Market Transaction”) in one or more transactions managed by GECC.

GECC may commence such efforts at any time or from time to time.  To the extent a Secondary Market Transaction is pursued by GECC, Permitted Investors and Borrowers agree to actively assist and cooperate with GECC and Administrative Agent to facilitate the Secondary Market Transaction in a timely and orderly manner. Such assistance may include (i) using reasonable efforts to ensure that such efforts benefit materially from existing banking and investment relationships of Borrowers and the Permitted Investors and their respective Affiliates, (ii) direct contact, during the Secondary Market Transaction efforts, between senior management, representatives and advisors and potential Secondary Market Investors, (iii) assistance in the preparation of information to be used in connection with such efforts (including review of any offering memorandum, prospectus, filing with respect to the Secondary Market Transaction and indemnification of Administrative Agent and GECC with respect to untrue or misleading statements contained therein of which Borrowers, Permitted Investors or their respective Affiliates were aware), (iv) hosting or participating in one or more meetings with potential Secondary Market Investors, (v) providing such financial and other information as reasonably requested by Administrative Agent, and (vi) providing such legal opinions as reasonably requested by Administrative Agent or GECC.

In furtherance of such efforts of GECC, Borrowers agree (at their own cost and expense) to implement any changes or modifications reasonably necessary to facilitate the marketability of the Revolving Credit Facility, whether or not actually associated with a specific Secondary Market Transaction, which changes and modifications may include a bifurcation of the Revolving Credit Facility (or any pool or sub-pool thereof) into two or more separate and distinct financings, the obligations for which may be assigned to, or undertaken by, separate pools of borrowers; provided, however, the overall economics to the Loan Parties shall not be materially adversely affected by any such action.

(g)                                  Assignments to Federal Reserve Banks.  In addition to the assignments and participations permitted under the foregoing provisions of this Section 11.2, any Lender may (without notice or consent of the Administrative Agent, the Borrowers or any other Person and without payment of any fee) assign and pledge all or any portion of its Loans to any U.S. Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors of the U.S. Federal Reserve System and any operating circular issued by such Federal Reserve Bank.  No such assignment shall release the assigning Lender from its obligations hereunder.

(h)                                 Assignments by Defaulting Lender.  In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrowers and the Administrative Agent, the applicable ratable share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, and each Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full ratable share of all Loans; provided that, notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Requirements of Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Section 11.3                             Costs and Expenses.  Any action taken by any Loan Party under or with respect to any Loan Document, even if required under any Loan Document or at the request of any Secured Party, shall be at the expense of such Loan Party, and no Secured Party shall be required under any Loan Document to reimburse any Loan Party therefor except as expressly provided therein.  In addition, Borrowers agree to pay or reimburse upon demand (a) Administrative Agent for all reasonable out-of-pocket costs and expenses incurred by it or any of its Related Persons in connection with the investigation, development, preparation, negotiation, syndication, execution, interpretation, administration, amendment, amendment and restatement or other modification, of any Loan Document and/or term in or termination of any Loan Document, any commitment or proposal letter therefor, any other document prepared in connection therewith or the consummation and administration of any transaction contemplated therein (including periodic audits in connection therewith and environmental audits and assessments), in each case including the reasonable and documented fees, charges and disbursements of a single legal counsel to Administrative Agent or such Related Persons, taken as a whole (and a single local counsel in each applicable jurisdiction (which may include a single special counsel acting in multiple jurisdictions) and, in the case of an actual or perceived conflict of interest, of another firm of counsel for such affected Person), reasonable out-of-pocket and documented fees, costs and expenses incurred in connection with Intralinks® or any other E-System and allocated to the Revolving Credit Facilities by Administrative Agent in its sole discretion, and reasonable out-of pocket fees, charges and disbursements for and of the auditors, appraisers, and printers retained by or on behalf of the Administrative Agent, in each case, including reasonable out-of-pocket costs and expenses not invoiced prior to the Closing Date, (b) Administrative Agent for all recording and filing fees and any and all liabilities incurred by it or any of its Related Persons in connection with UCC and judgment and tax lien searches and UCC filings and fees for post-closing UCC and judgment and tax lien searches and wire transfer fees and audit expenses (which shall be reimbursed, in addition to the out-of-pocket costs and expenses of such examiners, at the per diem rate per individual charged by Administrative Agent for its examiners), and for all reasonable out-of-pocket costs and expenses incurred by it or any of its Related Persons in connection with internal audit reviews, field examinations and Collateral examinations, and (c) each of Administrative Agent, its Related Persons, and each Lender for all reasonable costs and expenses incurred in connection with (i) the enforcement or preservation of any right or remedy under any Loan Document (including amendments and other modifications related to any restructuring in the nature of a work-out), any Obligation, and/or with respect to the Collateral or any other related right or remedy, or (ii) the commencement, defense, conduct of, intervention in, or the taking of any other action with respect to, any proceeding (including any bankruptcy or insolvency proceeding) related to any Loan Party, Loan Document or Obligation (or the response to and preparation for any subpoena or request for document production relating thereto), including the fees and disbursements of a single counsel, a single local counsel in each applicable jurisdiction (which may include a single special counsel acting in multiple jurisdictions) and, in the case of an actual or perceived conflict of interest, another firm of counsel for such affected Person.

Section 11.4                             Indemnities.

(a)                                 Borrowers agree to jointly and severally indemnify, hold harmless and defend Administrative Agent, each Lender, each Secured Hedging Counterparty and each of their respective Related Persons (each such Person being an “Indemnitee”) from and against all Liabilities (including brokerage commissions, fees and other compensation) that may be imposed on, incurred by or asserted against any such Indemnitee in any matter relating to or arising out of, in connection with or as a result of (i) any Loan Document, any Related Document, any Disclosure Document, any Obligation (or the repayment thereof), the use or intended use of the proceeds of any Loan, any transaction contemplated by a Related Document or any securities filing of, or with respect to, any Loan Party; provided, however, with respect to Liabilities arising from any Related Document, such Liabilities (A) shall be claimed by the Indemnitee under such Related Document to the extent arising thereunder, and (B) shall be claimed without duplication of any indemnity provided under any Related Document, (ii) any commitment letter, proposal letter or term sheet with any Person or any Contractual Obligation, arrangement or understanding with any broker, finder or consultant, in each case entered into by or on behalf of any Loan Party or any Affiliate of any of them in connection with any of the foregoing and any Contractual Obligation entered into in connection with any E-Systems or other Electronic Transmissions in connection with any of the foregoing, (iii) any actual or prospective investigation, litigation or other proceeding, whether or not brought by any such Indemnitee or any of its Related Persons, any holders of Securities or creditors (and including attorneys’ fees in any case of a single counsel and a single local counsel in each applicable jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all such Indemnitees, taken as a whole, and, in the case of an actual or perceived conflict of interest, another firm of counsel for such affected Person), whether or not (A) any such Indemnitee, Related Person, holder or creditor is a party thereto and (B) any such claim, litigation, investigation or proceeding is brought by the Borrowers, their equity holders, their respective Affiliates, their respective creditors or any other Person, or is based on any securities or commercial law or regulation or any other Requirement of Law or theory thereof, including common law, equity, contract, tort or otherwise, or (iv) any other act, event or transaction related, contemplated in or attendant to any of the foregoing (collectively, the “Indemnified Matters”); provided, however, that Borrowers shall not have any liability under this Section 11.4 to any Indemnitee with respect to any Indemnified Matter, and no Indemnitee shall have any liability with respect to any Indemnified Matter other than (to the extent otherwise liable), to the extent such liability (A) has resulted primarily from the gross negligence or willful misconduct of such Indemnitee, as determined by a court of competent jurisdiction in a final non-appealable judgment or order, or (B) has resulted from a material breach in bad faith of this Agreement by such Indemnitee, as determined by a court of competent jurisdiction in a final non-appealable judgment or order.  Furthermore, each Loan Party waives and agrees not to assert against any Indemnitee, and shall cause each other Loan Party to waive and not assert against any Indemnitee, any right of contribution with respect to any Liabilities that may be imposed on, incurred by or asserted against any Related Person.

(b)                                 Without limiting the foregoing, “Indemnified Matters” includes (i) [Reserved]; (ii) any claims, proceedings or causes of action brought by any resident of a Facility; and (iii) any loss, damage, cost or expense, including reasonable attorneys’ fees, incurred or suffered by any Indemnitee as a result of any (x) breach by a Borrower of any contract or lease with a resident of a Facility or (y) violation of any applicable Requirement of Law governing a Facility or the uses described in Section 4.1(b).

Section 11.5                             Survival.  Any indemnification or other protection provided to any Indemnitee pursuant to any Loan Document (including pursuant to Section 2.17 (Taxes), Section 2.16 (Breakage Costs; Increased Costs; Capital Requirements), Article 10 (Administrative Agent), Section 11.3 (Costs and Expenses), Section 11.4 (Indemnities) or this Section 11.5) and all representations and warranties made in any Loan Document shall (A) survive the termination of the Revolving Credit Commitments and the payment in full of other Obligations and (B) inure to the benefit of any Person that at any time held a right thereunder (as an Indemnitee or otherwise) and, thereafter, its successors and permitted assigns.

Section 11.6                             Limitation of Liability for Certain Damages.  In addition to, and not in substitution for or limitation of, the obligations in Section 11.4, in no event shall any party hereto be liable on any theory of liability for any special, indirect, consequential or punitive damages (including any loss of profits, business or anticipated savings).  Each party hereto hereby waives, releases and agrees (and shall cause each other party hereto to waive, release and agree) not to sue upon any such claim for any special, indirect, consequential or punitive damages, whether or not accrued and whether or not known or suspected to exist in its favor.

Section 11.7                             Lender-Creditor Relationship.  The relationship between the Lenders and Administrative Agent, on the one hand, and the Loan Parties, on the other hand, is solely that of lender and creditor.  No Secured Party has any fiduciary relationship or duty to any Loan Party arising out of or in connection with, and there is no agency, tenancy or joint venture relationship between the Secured Parties and the Loan Parties by virtue of, any Loan Document or any transaction contemplated therein.  Notwithstanding the foregoing, if at any time, a Loan Party shall have a claim based on any theory of the existence (actual or implied) of a fiduciary relationship with any Secured Party by virtue of, any Loan Document or any transaction contemplated therein, each Loan Party expressly waives, to the fullest extent permitted by applicable law, each and every claim it may have against Secured Parties in respect of any such fiduciary relationship claim.

Section 11.8                             Right of Setoff.  Each of Administrative Agent, each Lender, and each Affiliate (including each branch office thereof) of any of them is hereby authorized, without notice or demand (each of which is hereby waived by each Loan Party), at any time and from time to time during the continuance of any Event of Default and to the fullest extent permitted by applicable Requirements of Law, to set off and apply any and all deposits (whether general or special, time or demand, provisional or final) at any time held and other Indebtedness, claims or other obligations at any time owing by Administrative Agent, such Lender, or any of their respective Affiliates to or for the credit or the account of any Loan Party against any Obligation of any Loan Party now or hereafter existing, whether or not any demand was made under any Loan Document with respect to such Obligation and even though such Obligation may be unmatured; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders and (y) such Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  Each of Administrative Agent and each Lender agrees promptly to notify Borrowers and Administrative Agent after any such setoff and application made by such Lender or its Affiliates; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application.  The rights under this Section 11.8 are in addition to any other rights and remedies (including other rights of setoff) that Administrative Agent, the Lenders and their Affiliates and other Secured Parties may have.

Section 11.9                             Sharing of Payments, Etc.  If any Lender, directly or through an Affiliate or branch office thereof, obtains any payment of any Obligation of any Loan Party (whether voluntary, involuntary or through the exercise of any right of setoff or the receipt of any Collateral or “proceeds” (as defined under the applicable UCC) of Collateral) other than pursuant to Sections 2.16 (Breakage Costs; Increased Costs; Capital Requirements), 2.17 (Taxes) and 2.18 (Substitution of Lenders) and such payment exceeds the amount such Lender would have been entitled to receive if all payments had gone to, and been distributed by, Administrative Agent in accordance with the provisions of the Loan

Documents, such Lender shall purchase for cash from other Secured Parties such participations in their Obligations as necessary for such Lender to share such excess payment with such Secured Parties to ensure such payment is applied as though it had been received by Administrative Agent and applied in accordance with this Agreement (or, if such application would then be at the discretion of Borrower, applied to repay the Obligations in accordance herewith); provided, however, that (a) if such payment is rescinded or otherwise recovered from such Lender in whole or in part, such purchase shall be rescinded and the purchase price therefor shall be returned to such Lender without interest and (b) such Lender shall, to the fullest extent permitted by applicable Requirements of Law, be able to exercise all its rights of payment (including the right of setoff) with respect to such participation as fully as if such Lender were the direct creditor of Borrowers in the amount of such participation.

Section 11.10                      Marshaling; Payments Set Aside; Protective Advances.  No Secured Party shall be under any obligation to marshal any property in favor of any Loan Party or any other party or against or in payment of any Obligation.  To the extent that any Secured Party receives a payment from Borrower, from the proceeds of the Collateral, from the exercise of its rights of setoff, any enforcement action or otherwise, and such payment is subsequently, in whole or in part, invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not occurred.  Subject to the limitations set forth in this Section 11.10, upon the occurrence and during the continuation of a Default or Event of Default, Administrative Agent is authorized by Loan Parties and the Secured Parties, from time to time in Administrative Agent’s sole discretion (but Administrative Agent shall have absolutely no obligation to), to make Base Rate Loans to Borrowers on behalf of the Revolving Lenders, which Administrative Agent, in its sole discretion, deems necessary or desirable (i) to preserve or protect the Collateral, or any portion thereof, (ii) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations, or (iii) to pay any other amount chargeable to or required to be paid by the Loan Parties pursuant to the terms of this Agreement and the other Loan Documents, including, without limitation, payments of principal, interest, fees, reimbursable expenses, taxes or insurance (any of such Loans are in this clause (c) referred to as “Protective Advances”); provided, that the amount of Revolving Credit Outstanding plus Protective Advances shall not exceed the Revolving Commitments then in effect.  Protective Advances may be made even if the applicable conditions precedent set forth in Article 3 have not been satisfied.  Protective Advances shall not exceed ten percent (10%) of the aggregate Revolving Credit Commitments then in effect at any time without the prior consent of Required Lenders.  Each Protective Advance shall be secured by the Liens on the Collateral in favor of the Administrative Agent, for the benefit of the Secured Parties and shall constitute Obligations hereunder.  The Loan Parties shall pay the unpaid principal amount and all unpaid and accrued interest of each Protective Advance on the earlier of the Revolving Credit Termination Date and the date on which demand for payment is made by Administrative Agent.  Each Loan Party agrees to reimburse Administrative Agent, on demand, for all costs and expenses incurred by Administrative Agent in connection with such payment or performance and agrees that such amounts shall constitute Obligations.  Administrative Agent shall not be liable or responsible for any loss or damage to any Collateral, or for any diminution in the value thereof, by reason of the act or omission of any warehousemen, carrier, forwarding agency, consignee or other bailee if such Person has been selected by Administrative Agent in good faith.  In addition to and not in limitation of any other provision set forth in this Agreement or any other Loan Document, Loan Parties expressly acknowledge and agree that the powers conferred on Administrative Agent hereunder are solely to protect Administrative Agent’s interest (for the benefit of the Secured Parties) in the Collateral and shall not impose any duty upon Administrative Agent to exercise any such powers.

Section 11.11                      Notices.

(a)                                 All notices, demands, requests, approvals, consents, directions and other communications required or expressly authorized to be made by this Agreement shall, whether or not specified to be in writing but unless otherwise expressly specified to be given by any other means, be given in writing and (i) addressed to:

if to HUD Consolidating
Parent Entity, Administrative
Borrower and/or
Borrowers:	Genesis HealthCare LLC
101 East State Street
Kennett Square, PA 19348
Attention: Michael Sherman, Senior Vice President and General Counsel
Telephone: 610-444-6350
Facsimile: 484-733-5449
E-mail: michael.sherman@genesishcc.com

if to the
Administrative Agent:	General Electric Capital Corporation
2 Bethesda Metro Center
Suite 600
Bethesda, MD 20814
Attention: ABL Portfolio Management
Electronic Mail: Jeffrey.Hoffman@GE.com
	Tel:	(301) 664-9835
	Fax:	(301) 664-9855

with copy to:	2 Bethesda Metro Center
Suite 600
Bethesda, MD 20814
Attention: Christian Barnette
Electronic Mail: Christian.Barnette@GE.com
	Tel:	(301) 664-9804
	Fax:	(301) 664-9866

with copy to:	Hogan Lovells US LLP
555 Thirteenth St., NW
Washington, DC 20004
Attention: Deborah K. Staudinger
Electronic Mail: deborah.staudinger@hoganlovells.com
	Tel:	(202) 637-5486
	Fax:	(202) 637-5910

or (ii) addressed to such other address as shall be notified in writing (A) in the case of any Borrower and Administrative Agent, to the other parties hereto and (B) in the case of all other parties, to Administrative Loan Party and Administrative Agent.

(b)                                 Effectiveness.  All communications described in clause (a) above and all other notices, demands, requests and other communications made in connection with this Agreement shall be effective and be deemed to have been received (i) if delivered by hand, upon personal delivery, (ii) if delivered by overnight courier service, one (1) Business Day after delivery to such courier service, and (iii) if delivered by facsimile, upon sender’s receipt of confirmation of proper transmission; provided, however, that no communications to Administrative Agent pursuant to Article 2 or Article 10 shall be effective until received by Administrative Agent and any communications delivered pursuant to clause (iii) shall be immediately followed by a hard copy sent pursuant to clauses (i) or (ii).  Transmission by electronic mail (including E-Fax, even if transmitted to the fax numbers set forth in clause (a)(i) above) shall not be sufficient or effective to transmit any such notice under clause (a) unless immediately followed by a hard copy sent pursuant to clauses (i) or (ii).

Section 11.12                      Electronic Transmissions.

(a)                                 Authorization.  Subject to the provisions of Section 11.11(a), each of Administrative Agent, the Loan Parties, the Lenders and each of their Related Persons is authorized (but not required) to transmit, post or otherwise make or communicate, in its sole discretion, Electronic Transmissions in connection with any Loan Document and the transactions contemplated therein.  Each Loan Party and each Secured Party hereby acknowledges and agrees, and each Loan Party shall cause each other Loan Party to acknowledge and agree, that the use of Electronic Transmissions is not necessarily secure and that there are risks associated with such use, including risks of interception, disclosure and abuse and each indicates it assumes and accepts such risks by hereby authorizing the transmission of Electronic Transmissions.

(b)                                 Signatures.  Subject to the provisions of Section 11.11(a), (i)(A) no posting to any E-System shall be denied legal effect merely because it is made electronically, (B) each E-Signature on any such posting shall be deemed sufficient to satisfy any requirement for a “signature” and (C) each such posting shall be deemed sufficient to satisfy any requirement for a “writing”, in each case including pursuant to any Loan Document, any applicable provision of any UCC, the federal Uniform Electronic Transactions Act, the Electronic Signatures in Global and National Commerce Act and any substantive or procedural Requirement of Law governing such subject matter, (ii) each such posting that is not readily capable of bearing either a signature or a reproduction of a signature may be signed, and shall be deemed signed, by attaching to, or logically associating with such posting, an E-Signature, upon which each Secured Party and Loan Party may rely and assume the authenticity thereof, (iii) each such posting containing a signature, a reproduction of a signature or an E-Signature shall, for all intents and purposes, have the same effect and weight as a signed paper original and (iv) each party hereto or beneficiary hereto agrees not to contest the validity or enforceability of any posting on any E-System or E-Signature on any such posting under the provisions of any applicable Requirement of Law requiring certain documents to be in writing or signed; provided, however, that nothing herein shall limit such party’s or beneficiary’s right to contest whether any posting to any E-System or E-Signature has been altered after transmission.

(c)                                  Separate Agreements.  All uses of an E-System shall be governed by and subject to, in addition to Section 11.11 and this Section 11.12, separate terms and conditions posted or referenced in such E-System and related Contractual Obligations executed by Secured Parties and Loan Parties in connection with the use of such E-System.

(d)                                 Limitation of Liability.  All E-Systems and Electronic Transmissions shall be provided “as is” and “as available”.  None of Administrative Agent or any of its Related Persons warrants the accuracy, adequacy or completeness of any E-Systems or Electronic Transmission, and each disclaims all liability for errors or omissions therein.  No Warranty of any kind is made by Administrative Agent or any of its Related Persons in connection with any E-Systems or Electronic Communication, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects.  Each Loan Party and each Secured Party agrees (and each Loan Party shall cause each other Loan Party to agree) that Administrative Agent has no responsibility for maintaining or providing any equipment, software, services or any testing required in connection with any Electronic Transmission or otherwise required for any E-System.

Section 11.13                      Governing Law.  This Agreement, each other Loan Document that does not expressly set forth its applicable law, and the rights, remedies and obligations of the parties hereto and thereto, and any claim, controversy or dispute arising under or related to this Agreement or such Loan Document, the relationship of the parties, and/or the interpretation and enforcement of the rights and duties of the parties, shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York, without reference to its conflict of law provisions (other than Section 5-1401 of the General Obligations Law).

Section 11.14                      Jurisdiction.

(a)                                 Submission to Jurisdiction.  Any legal action or proceeding with respect to any Loan Document shall be brought exclusively in the courts of the State of New York located in the City of New York, Borough of Manhattan, or of the United States of America for the Southern District of New York and, by execution and delivery of this Agreement, each Loan Party hereby accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts; provided that nothing in this Agreement shall limit the right of Administrative Agent to commence any proceeding in the federal or state courts of any other jurisdiction to the extent Administrative Agent determines that such action is necessary or appropriate to exercise its rights or remedies under the Loan Documents.  The parties hereto (and, to the extent set forth in any other Loan Document, each other Loan Party) hereby irrevocably waive any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, that any of them may now or hereafter have to the bringing of any such action or proceeding in such jurisdictions.

(b)                                 Service of Process.  Each Loan Party hereby irrevocably waives personal service of any and all legal process, summons, notices and other documents and other service of process of any kind and consents to such service in any suit, action or proceeding brought in the United States of America with respect to or otherwise arising out of or in connection with any Loan Document by any means permitted by applicable Requirements of Law, including by the mailing thereof (by registered or certified mail, postage prepaid) to the address of Borrowers specified in Section 11.11 (and shall be effective when such mailing shall be effective, as provided therein).  Each Loan Party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(c)                                  Non-Exclusive Jurisdiction.  Nothing contained in this Section 11.14 shall affect the right of Administrative Agent or any Lender to serve process in any other manner permitted by applicable Requirements of Law or commence legal proceedings or otherwise proceed against any Loan Party in any other jurisdiction.

Section 11.15                      WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING WITH RESPECT TO, OR DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH, ANY LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREIN OR RELATED THERETO (WHETHER FOUNDED IN CONTRACT, TORT OR ANY

OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO OTHER PARTY AND NO RELATED PERSON OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THE LOAN DOCUMENTS, AS APPLICABLE, BY THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.15.

Section 11.16                      Severability.  Any provision of any Loan Document being held illegal, invalid or unenforceable in any jurisdiction shall not affect any part of such provision not held illegal, invalid or unenforceable, any other provision of any Loan Document or any part of such provision in any other jurisdiction.  Without limiting the foregoing provisions of this Section, if and to the extent that the enforceability of any provision of this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent then such provision shall be deemed to be in effect only to the extent not so limited.

Section 11.17                      Execution in Counterparts.  This Agreement may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  Signature pages may be detached from multiple separate counterparts and attached to a single counterpart.  Delivery of an executed signature page of this Agreement by facsimile transmission or Electronic Transmission shall be as effective as delivery of a manually executed counterpart hereof.

Section 11.18                      Entire Agreement.  The Loan Documents embody the entire agreement of the parties and supersede all prior agreements and understandings relating to the subject matter thereof and any prior letter of interest, commitment letter, fee letter, confidentiality and similar agreements involving any Loan Party and any of Administrative Agent, any Lender or any of their respective Affiliates relating to a financing of substantially similar form, purpose or effect.  In the event of any conflict between the terms of this Agreement and any other Loan Document, the terms of this Agreement shall govern (unless such terms of such other Loan Documents are necessary to comply with applicable Requirements of Law, in which case such terms shall govern to the extent necessary to comply therewith).

Section 11.19                      Usury.  Notwithstanding any other provision herein, the aggregate interest rate charged with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable law shall not exceed the Highest Lawful Rate.  If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Loans made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest that would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect.  In addition, if when the Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest that would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, Borrowers shall pay to Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect.  Notwithstanding the foregoing, it is the intention of Lenders and Borrowers to conform strictly to any applicable usury laws.  Accordingly, if any Lender contracts for, charges, or receives any consideration that constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the outstanding amount of the Loans made hereunder or be refunded to Borrowers.

Section 11.20                      Use of Name.  Each party hereto agrees that it shall not, and none of its Affiliates shall, issue any press release or other public disclosure (other than any document filed with any Governmental Authority relating to a public offering of Securities) using the name, logo or otherwise referring to the other party or of any of its Affiliates, the Loan Documents or any transaction contemplated therein to which the Secured Parties are party without at least two (2) Business Days’ prior notice to such other party and without the prior consent of such other party except to the extent required to do so under applicable Requirements of Law and then, only after consulting with such other party prior thereto.

Section 11.21                      Non-Public Information; Confidentiality.

(a)                                 Each Lender acknowledges and agrees that it may receive material non-public information hereunder concerning the Loan Parties and their Affiliates and Subsidiaries and agrees to use such information in compliance with all relevant policies, procedures and Contractual Obligations and applicable Requirements of Laws (including United States federal and state security laws and regulations).

(b)                                 Each Lender and Administrative Agent agrees to use all reasonable efforts to maintain, in accordance with its customary practices, the confidentiality of information obtained by it pursuant to any Loan Document and designated in writing by any Loan Party as confidential, except that such information may be disclosed (i) with Borrowers’ consent, (ii) to Related Persons of such Lender or Administrative Agent, as the case may be, that are advised of the confidential nature of such information and are instructed to keep such information confidential, (iii) to the extent such information presently is or hereafter becomes available to such Lender or Administrative Agent, as the case may be, on a non-confidential basis from a source other than any Loan Party, (iv) to the extent disclosure is required by applicable Requirements of Law or other legal process or requested or demanded by any Governmental Authority, (v) to the extent necessary or customary for inclusion in league table measurements or in any tombstone or other advertising materials (and the Loan Parties consent to the publication of such tombstone or other advertising materials by Administrative Agent, any Lender or any of their Related Persons), (vi) to the National Association of Insurance Commissioners or any similar organization, any examiner or any nationally recognized rating agency or otherwise to the extent consisting of general portfolio information that does not identify borrowers, (vii) to current or prospective assignees, SPVs grantees of any option described in Section 11.2(e) or participants, direct or contractual counterparties to any Hedge Agreement permitted hereunder and to their respective Related Persons, in each case to the extent such assignees, participants, counterparties or Related Persons agree to be bound by provisions substantially similar to the provisions of this Section 11.21 and (viii) in connection with the exercise of any remedy under any Loan Document.  In the event of any conflict between the terms of this Section 11.21 and those of any other Contractual Obligation entered into with any Loan Party (whether or not a Loan Document), the terms of this Section 11.21 shall govern.

Section 11.22                      Patriot Act Notice.  Each Lender subject to the Patriot Act hereby notifies Borrowers that, pursuant to Section 326 thereof, it is required to obtain, verify and record information that identifies Borrower, including the name and address of Borrowers and other information allowing such Lender to identify Borrowers in accordance with such act.

Section 11.23                      Agent for Loan Parties.

(a)                                 Each of the entities comprising Borrowers hereby irrevocably appoints and constitutes Administrative Loan Party as its agent to request and receive advances in respect of the Loans (and to otherwise act on behalf of each such entity pursuant to this Agreement and the other Loan Documents) from Administrative Agent in the name or on behalf of each such entity.  Administrative Agent may disburse proceeds of the Loans to the bank account of any one or more of such entities without notice to any of the other entities comprising Borrowers or any other Person at any time obligated on or in respect of the Obligations.

(b)                                 Each of the entities comprising Borrowers hereby irrevocably appoints and constitutes Administrative Loan Party as its agent to receive statements of account and all other notices from Administrative Agent or the Lenders with respect to the Obligations or otherwise under or in connection with this Agreement and the other Loan Documents.

(c)                                  Each of the entities comprising Borrowers hereby irrevocably appoints and constitutes Administrative Loan Party as its agent to execute and deliver the Loan Documents, the Environmental Indemnity, any amendments to or waivers of any of the foregoing and any other agreements, documents, instruments, records or filings delivered under or in connection with this Agreement, the other Loan Documents and the Environmental Indemnity, in the name of or on behalf of such entity.  Each of the entities comprising Borrowers hereby ratifies any and all Loan Documents and any and all other agreements, documents, instruments, records or filings previously executed and delivered by Administrative Loan Party under or in connection with this Agreement, the other Loan Documents and the Environmental Indemnity in such Borrower’s name or on its behalf.

(d)                                 No purported termination of the appointment of Administrative Loan Party as agent for Borrowers shall be effective without the prior written consent of Administrative Agent.

Section 11.24                      Existing Agreements Superseded; Exhibits and Schedules.

(a)                                 The Original Credit Agreement, including the schedules thereto, is superseded by this Agreement, including the schedules hereto, which has been executed in renewal, amendment, restatement and modification of, but not in novation or extinguishment of, the obligations under the Original Credit Agreement.  Any and all outstanding amounts under the Original Credit Agreement including, but not limited to principal, accrued interest, fees and other charges, as of the Closing Date shall be carried over and deemed outstanding under this Agreement.

(b)                                 Each Loan Party reaffirms its obligations under the Environmental Indemnity and each Loan Document to which it is a party, including but not limited to the Security Agreement and the schedules thereto.

(c)                                  Each Loan Party agrees that each Loan Document (other than this Agreement) to which it is a party shall remain in full force and effect following the execution and delivery of this Agreement and that all references in the Environmental Indemnity and any of the Loan Documents to the “Credit Agreement” shall be deemed to refer to this Amended and Restated Credit Agreement.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

BORROWERS:

Each of the Subsidiaries Listed on Annex I attached hereto:

By: GENESIS HEALTHCARE LLC, its authorized agent

By:	/s/ Michael S. Sherman
Name: Michael S. Sherman
Title: Senior Vice President

[Signatures Continue on Following Page]

GUARANTORS:

GENESIS HEALTHCARE LLC
GHC HOLDINGS LLC
GHC HOLDINGS II LLC
SUNBRIDGE HEALTHCARE, LLC
SUN HEALTHCARE GROUP, INC.

By:	/s/ Michael S. Sherman
Name: Michael S. Sherman
Title: Senior Vice President

[Signatures Continue on Following Page]

ADMINISTRATIVE AGENT:

General Electric Capital Corporation, a Delaware corporation

By:	/s/ Thomas A. Buckelew
Name: Thomas A. Buckelew
Title: Duly Authorized Signatory

[Signatures Continue on Following Page]

LENDER:

General Electric Capital Corporation, in its capacity as Revolving Credit Lender

By:	/s/ Thomas A. Buckelew
Name: Thomas A. Buckelew
Title: Duly Authorized Signatory

[Signatures Continue on Following Page]

LENDER:

BARCLAYS BANK PLC, in its capacity as a Revolving Credit Lender

By:	/s/ Noam Azachi
Name: Noam Azachi
Title: Vice President

[Signatures Continue on Following Page]

LENDER:

WELLS FARGO CAPITAL FINANCE, LLC, in its capacity as a Revolving Credit Lender

By:	/s/ Steve Scott
Name: Steve Scott
Title: SVP

[Signatures Continue on Following Page]

LENDER:

CAPITAL ONE, N.A., in its capacity as a Revolving Credit Lender

By:	/s/ Akim J. Grate
Name: Akim J. Grate
Title: Authorized Signatory

[End of Signatures Page]

ANNEX I

Borrowers

Genesis Healthcare of Maine, LLC, a Maine limited liability company

Belfast Operations, LLC, a Maine limited liability company

Camden Operations, LLC, a Maine limited liability company

Falmouth Operations, LLC, a Maine limited liability company

Farmington Operations, LLC, a Maine limited liability company

Kennebunk Operations, LLC, a Maine limited liability company

Lewiston Operations, LLC, a Maine limited liability company

Orono Operations, LLC, a Maine limited liability company

Scarborough Operations, LLC, a Maine limited liability company

Skowhegan SNF Operations, LLC, a Maine limited liability company

Waterville SNF Operations LLC, a Maine limited liability company

Westbrook Operations, LLC, a Maine limited liability company

One Price Drive Operations LLC, a Maryland limited liability company

Schedule I

Revolving Credit Commitments

Lender	Revolving Credit Commitment
General Electric Capital Corporation	$8,000,000
Barclay’s Bank PLC	$500,000
Capital One, N.A.	$1,000,000
Wells Fargo Capital Finance, LLC	$500,000

$10,000,000